Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. Omissions are designated as ***.

Exhibit 10.51

EFFECTIVE 27 FEBRUARY 2013

AMENDED AND RESTATED AS OF 4 DECEMBER 2013

STRIDES ARCOLAB LIMITED
and
MYLAN LABORATORIES LIMITED
and
ARUN KUMAR
and
PRONOMZ VENTURES LLP
and
MYLAN INC., as Guarantor

SALE AND PURCHASE AGREEMENT FOR THE ENTIRE ISSUED SHARE CAPITAL OF AGILA SPECIALTIES PVT LTD

AGREED FORM DOCUMENTS
Tax Deed
Directors/Secretaries Resignation Letters
Senior Manager Escrow Term Sheet
Brand License Agreement Term Sheet

THIS AGREEMENT is made with an effective date on February 27, 2013
BETWEEN:

(1)
STRIDES ARCOLAB LTD, a company incorporated in India (company registration number L24230MH1990PLC057062) and whose registered office is at 201, Devavrata Sector 17, Vashi, New Mumbai – 400703, Maharashtra, India (the "Seller");

(2)
MYLAN LABORATORIES LIMITED, a company incorporated in India (company registration number U24231AP1984PLC005146) and whose registered office is at Plot  No. 564-A-22, Road No. 92, Jubilee Hills, Hyderabad - 500 034, Andhra Pradesh (the "Purchaser");

(3)	MR. ARUN KUMAR, of "Strides House", Bilekahalli, Bannerghatta Road, Bangalore – 560076, India ("Mr. Kumar");

(4)
PRONOMZ VENTURES LLP, a limited liability partnership registered under the provisions of the Limited Liability Partnership Act, 2008 having its office at Star II, Opp. IIMB, Bilekahalli, Bannerghatta Road, Bangalore 560076, India;

(each of Mr. Kumar and Pronomz Ventures LLP being a "Promoter" and together, the "Promoters"), solely for the purposes of Clauses 5.8, 10.4 through 10.8 (inclusive), 10.13, 11, 13, 15, 16, 17, 18, 19, paragraphs 3.1 through 3.3 and 20 and 22.5 of Schedule 8 (to the extent relevant to the Promoters) and Schedule 12 hereof; and

(5)
MYLAN INC., a company incorporated in Pennsylvania (registered CIK number 0000069499) and whose registered office is at 1500 Corporate Drive, Canonsburg PA 15317, United States (the "Guarantor"), solely for the purposes of Clauses 16.8 and 16.9 and Schedule 6 hereof.

RECITALS:

(A)
The Company is incorporated under the Companies Act, 1956 and is engaged in the Agila Business. The Seller is the legal and beneficial owner of the Shares (save for 10 equity shares of Rs 10 each in the share capital of the Company which are beneficially owned by the Seller but legally held by Mr Venkatesha and Mr Kannan (five shares respectively).

(B)
This Agreement was executed by the Seller, Mylan Inc and the Promoters, effective, on 27 February 2013, and amended and restated subsequently on 5 April 2013, and then amended further on 29 July 2013. On 26 September 2013, pursuant to the Assignment Agreement (as defined below) Mylan Inc. assigned its rights and obligations under this Agreement to the Purchaser. This Agreement (with the Purchaser as a party) was further amended on 4 October 2013.

(C)
The Seller has agreed to sell and transfer to the Purchaser, and the Purchaser has agreed to purchase, the entire issued share capital of the Company upon the terms, and subject to the conditions, set out in this Agreement.

(D)
Each of the Promoters and the Seller has agreed to afford certain protections of the Purchaser's interests for a period of time following Completion (as defined below) in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Promoters and the Seller.

(E)	Prior to Completion, each of the Senior Managers shall enter into a Senior Management Contract.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(F)	The Parties wish to amend and restate the Agreement as of 4 December 2013.

(G)	All references herein to "the date of this Agreement" or "the date hereof" or other similar phrases shall be interpreted and construed as references to its effective date of 27 February 2013.

IT IS AGREED as follows.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

1.	INTERPRETATION

1.1	The definitions and other interpretative provisions set out in Schedule 12 shall apply throughout this Agreement, unless the contrary intention appears.

1.2
In this Agreement, except where the context otherwise requires, any reference to this Agreement includes a reference to the Schedules and the Appendices, each of which forms part of this Agreement for all purposes.

2.	SALE AND PURCHASE
Sale and purchase

2.1
The Seller is the legal and beneficial owner of the Shares, and shall sell, and the Purchaser shall purchase, the Shares on the basis that they are sold at Completion with full, good, valid and marketable title, free and clear from any Encumbrance and together with all rights attaching to them at Completion, including the right to receive all dividends, distributions or any return of capital declared, made or paid with effect from Completion and voting power related to the Shares.

Waiver of rights

2.2
The Seller hereby waives and agrees to ensure the waiver of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Shares, under the articles of association of the Company or otherwise and shall deliver such written waivers where required to the Company with a copy to the Purchaser on or prior to Completion.

3.	CONSIDERATION
Purchase Price

3.1	The purchase price for the Shares to be paid by the Purchaser to the Seller (the "Purchase Price") is:

3.1.1	the Enterprise Value;

3.1.2	plus a sum equal to the Cash;

3.1.3	minus a sum equal to the Debt (which shall include the aggregate of the Payoff Amounts);

3.1.4	minus any withholdings or deductions made in accordance with Clauses 3.11 to 3.13 (if applicable); and

3.1.5	minus the Senior Manager Transaction Proceeds.

Payments at Completion

3.2	At Completion, pursuant to the provisions of the Closing Escrow Agreement, the Purchaser shall transfer the following amounts to the Cash Escrow Account:

3.2.1	the Enterprise Value:

(A)	plus a sum equal to the Estimated Cash;

(B)	minus a sum equal to the Estimated Debt (which shall include the aggregate of the Payoff Amounts);

(C)	minus any withholdings or deductions made in accordance with Clauses 3.11 to 3.13 (if applicable); and

(D)	minus the Senior Manager Transaction Proceeds.
(the "Completion Payment");

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

3.2.2	the aggregate of the Payoff Amounts;

3.2.3	the Senior Manager Transaction Proceeds; and

3.2.4	the Regulatory Deposit Amount.
Each of the payments to be made by the Purchaser pursuant to this Clause 3.2 shall be made in INR.
On the Completion Date for the purpose of filings with the various Regulatory Authorities, the exchange rate, as mentioned in the Foreign Inward Remittance Certificate, shall be applicable.

3.2A
No Later than *** following Completion, the Seller shall pay (or cause to be paid) to the Company an amount equal to *** in repayment of the principal and accrued interest payable pursuant to the outstanding intercompany loan payable by the Seller to the Company.

Notification of Estimated Amounts at Completion

3.3
Not less than one (1) Business Day prior to the Completion Date, the Seller shall prepare and deliver to the Purchaser the Estimated Completion Balance Sheet and a certificate setting out in reasonable detail the Estimated Cash and the Estimated Debt.

Post Completion Purchase Price adjustments

3.4	On the Post Completion Payment Date, the Purchaser or the Seller (as applicable) shall pay to the other an amount equal to such net balance arising out of the operation of the following:

3.4.1	if the amount of the Cash is:

(A)	less than the Estimated Cash, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the shortfall; or

(B)	greater than the Estimated Cash, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the excess;

3.4.2	if the amount of the Debt is:

(A)	greater than the Estimated Debt, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the excess; or

(B)	less than the Estimated Debt, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the shortfall;

3.5
The amount of the Cash and Debt, respectively, shall be determined in accordance with Schedule 4. Any payments required to be made under Clause 3.4 shall be treated as adjusting the Completion Payment, thus resulting after such payments in adjustment to the Purchase Price. The Purchase Price shall (subject to any further adjustment, if applicable, pursuant to Clause 3.7) be adopted for all Tax reporting purposes.

3.6
The Seller hereby irrevocably and unconditionally authorizes and instructs the Purchaser, at Completion, to deduct the Senior Manager Transaction Proceeds from the Purchase Price and to deliver such funds to the Senior Manager Escrow Agent (via the Cash Escrow Account) to be held in an escrow account in accordance with the terms and conditions set out in the Senior Manager Escrow Agreement. The Senior Manager Transaction Proceeds shall be held and released in accordance with the terms of the Senior Manager Escrow Agreement.

3.6A
The Seller hereby irrevocably and unconditionally authorizes and instructs the Purchaser, at Completion, to deduct the Regulatory Deposit Amount from the Purchase Price and to transfer such funds to the Regulatory Deposit Account (via the Cash Escrow Account).

3.7
Notwithstanding anything contained in this Clause 3 or Schedule 4 of the Agreement or any other Transaction Documents, the net Purchase Price paid by the Purchaser after all adjustments mentioned in Clause 3.4, 3.6 and 3.10 or any other Transaction Documents, shall be equal to or more than the Fair Value.

3.8	Intentionally left blank.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

3.9	Intentionally left blank.

3.10	Any payment made in satisfaction of a liability arising under any Seller Obligation or a Purchaser Obligation shall adjust the price paid for the Shares.
Withholding Tax

3.11
The Parties have jointly determined that no withholding or deduction in respect of any Taxation should be required to be made by the Purchaser from the Purchase Price, and accordingly, subject only to the provisions of Clauses 3.11 to 3.15 (inclusive), the Purchaser shall pay the Purchase Price in accordance with the provisions of this Agreement without any withholding or deduction in respect of any Taxation.

3.12
If, as a result of a change of any Relevant Law after the date of this Agreement but before the date on which payment is required to be made under Clauses 3.2 and/or 3.4 withholding or deduction from such payment becomes required on account of the Seller Related Withholding Tax then, subject to the Purchaser obtaining an opinion from leading Tax Counsel of at least ten (10) years standing addressed to the Seller that withholding or deduction from such payments should be made by any reasonably competent and responsible tax payer, the Purchaser will make the minimum deduction or withholding permitted by law from the payments to be made under Clauses 3.2 and/or 3.4.

3.13
If a written demand, notice or direction (each a "Withholding Instruction") is made or served by a Tax Authority on the Purchaser (or a member of the Purchaser's Group) after the date of this Agreement but before the date on which payment is required to be made under Clauses 3.2 and/or 3.4, to account for Seller Related Withholding Tax then:

3.13.1
The Purchaser shall promptly notify the Seller that it has received such a Withholding Instruction and shall promptly provide copies of all relevant documents in the Purchaser's possession (or in the possession of a member of the Purchaser's Group) evidencing such Withholding Instruction to the Seller, and pending further communication from the Seller in accordance with Clause 3.13.2 below shall not make any payment by way of withholding, deduction or otherwise and shall not make any filing, or admission of liability or other settlement in relation to such deduction or withholding.

3.13.2
The Seller may elect by a notice to the Purchaser, served within twelve (12) Business Days of receipt of notification of a Withholding Instruction pursuant to Clause 3.13.1 that it seeks to negotiate, appeal or otherwise challenge the Withholding Instruction, and if the Seller does so then the provisions of Clauses 3.13.3 to 3.13.11 shall apply.

3.13.3
During the period of thirty (30) Business Days starting on the date on which the Purchaser notified the Seller of the Withholding Instruction and provided all relevant documents in the Purchaser's possession (or in the possession of a member of the Purchaser's Group) (the "Conduct Period") the Seller shall be entitled in its absolute discretion but at the Seller's cost to negotiate, challenge or appeal the Withholding Instruction on behalf of the Purchaser.

3.13.4
The Seller shall keep the Purchaser fully informed of any action taken by it in relation to such negotiations, challenge or appeal, and shall consult with the Purchaser and shall promptly produce to the Purchaser copies of all relevant documents and correspondence in the Seller's possession (or in the possession of a member of the Seller's Group) associated with all such actions.

3.13.5
Subject to Clauses 3.13.6, 3.13.7, 3.13.8 and 3.13.9 but notwithstanding any other provision of this Agreement and irrespective of the time of Completion (whether before, after or during either the Conduct Period or the period of twelve (12) Business Days specified in Clause 3.13.2) the Purchaser shall not make any payment in respect of Taxation as is demanded in the Withholding Instruction to the relevant

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Tax Authority during the period of twelve (12) Business Days specified in Clause 3.13.2 and the Conduct Period (if any) nor shall it make any filing, or admission of liability or other settlement in relation to such deduction or withholding.

3.13.6
If Completion occurs during the Conduct Period or prior to the expiry of the period of twelve (12) Business Days specified in Clause 3.13.2, the Purchaser may, subject to the provisions of Clauses 3.13.7 to 3.13.9 below, retain from the Completion Payment an amount equal to the amount demanded by way of deduction or withholding in the Withholding Instruction or if a demand or notice or assessment is made requiring deduction or withholding but without providing a specified sum, a reasonable estimate of the liability.

3.13.7
If before the expiry of the Conduct Period, or the period of twelve (12) Business Days specified in Clause 3.13.2, the relevant Tax Authority withdraws the Withholding Instruction or otherwise confirms that irrespective of the Withholding Instruction no such withholding or deduction is required then the Purchaser shall pay the amount retained by it in accordance with Clause 3.13.6 above to the Seller.

3.13.8
If during the Conduct Period the relevant Tax Authority amends or revises the Withholding Instruction or otherwise confirms that irrespective of the Withholding Instruction the amount of withholding or deduction required is lower than the amount first specified in the Withholding Instruction or withheld based on a reasonable estimate then the Purchaser shall pay to the relevant Tax Authority out of the amount retained by it in accordance with Clause 3.13.6 above the amount of withholding or deduction required, and shall pay the balance of such retained amount to the Seller.

3.13.9
If upon the expiry of the Conduct Period no withdrawal or amendment or revision of the Withholding Instruction has been issued by the relevant Tax Authority then the Purchaser shall pay the amount retained by it pursuant to Clause 3.13.6 above to the relevant Tax Authority.

3.13.10
If the Seller has made an election pursuant to Clause 3.13.2 above then the Seller shall indemnify the Purchaser and keep it harmless in respect of any loss suffered by the Purchaser as a result of or in connection with any negotiations, appeal or other challenge pursued by the Seller, provided that without the prior written consent of the Seller (not to be unreasonably withheld or delayed) the Purchaser shall not pay any penalties or interest for late payment which may be levied on or demanded from the Purchaser in connection with or as a result of any negotiations, appeal or other challenge pursued by the Seller, and further provided that the Purchaser (on being held harmless by the Seller in respect of any costs and loss arising therefrom) shall allow the Seller to contest, appeal or challenge such penalties and/or interest for late payment on behalf of the Purchaser (subject to the provisions of Clause 10 of the Tax Deed (Claims Procedure)).

3.13.11
If the Purchaser has made any deduction or withholding in accordance with the provisions of Clauses 3.11 to 3.13 (inclusive) it shall, to the extent such amount has not been paid to the Seller under Clause 3.13.7 or Clause 3.13.8, pay the amount so deducted or withheld to the relevant Tax Authority, within three (3) Business Days upon the earlier of:

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(A)	thirteen (13) Business Days from the notice served under Clause 3.13.2 if the Seller does not respond to the notification or responds saying that it does not wish to negotiate, challenge or appeal;

(B)	receiving notification of a lower amount due under Clause 3.13.8; or

(C)	the expiry of the Conduct Period in the circumstances set out in Clause 3.13.9, and shall provide evidence of such payment to the Seller, and all relevant certificates or other filings associated with such deduction or withholding.

3.14
The Purchaser commits not to seek from any Tax Authority any ruling or guidance in relation to Seller Related Withholding Tax, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), nor to take any voluntary steps which may give rise to a Withholding Instruction. In this context a voluntary step shall not include filings, notifications or reporting requirements to be made under Relevant Law in relation to the transaction or that the transaction has taken place including (but not limited to) press releases or announcements, returns or notices to regulators or exchanges (including NASDAQ), notices or consents from banks and other providers of finance, reporting the transaction for stamp duty purposes including to stamp a stock transfer form, circulars to shareholders, and making returns to company registries.

3.15	For the avoidance of doubt, nothing in Clauses 3.11 to 3.15 (inclusive) shall affect the Seller's rights or the Purchaser's rights under the provisions of the Tax Deed.
Currency conversion

3.16
For the purposes of calculating any adjustments or payments pursuant to this Clause 3 and Schedule 4, amounts in currencies other than US$ shall be converted into US$ based on the Foreign Inward Remittance Certificate.

Unpaid Company Restructuring Expenses and Unpaid Company Transaction Expenses

3.17
Where, in this Agreement, there is a reference to Unpaid Company Restructuring Expenses and Unpaid Company Transaction Expenses which, pursuant to the terms of this Agreement, are paid by the Seller to the Purchaser, the Purchaser agrees, in each case, to use its reasonable endeavours to recover or procure the recovery of any recoverable Service Tax elements chargeable in respect of such matters (whether such recovery is by way of credit or refund and whether by a Group Company or any member of its fiscal group) and, to the extent an amount is so recovered, the Purchaser shall pay, or shall procure the payment of, such amount to the Seller within ten (10) Business Days: (i) in the case of a credit, after the latest date on which, but for the utilisation of that credit, Service Tax or an amount in respect of Service Tax would otherwise have been payable to a Tax Authority by the relevant Group Company or member of its fiscal group in order to avoid a liability to interest and/or penalties accruing; and/or (ii) in the case of a refund, after the date on which that refund is received by the relevant Group Company or member of its fiscal group.

4.	CONDITIONS
Conditions

4.1	Completion is conditional on the Conditions being satisfied or waived in accordance with the terms of this Agreement on or before the Longstop Date.
Waiver

4.2	The Purchaser may in its absolute discretion waive, either in whole or in part, at any time, by notice in writing to the Seller, any of the Conditions detailed in paragraph 2 of Schedule 2.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Satisfaction of Conditions

4.3
The Seller shall, at its own cost (save that the Purchaser shall bear its own costs in respect of the Competition Approvals, if any), use its best endeavours to satisfy or procure the satisfaction of the Conditions set out at paragraphs 1, 2, 3, and 6.2 of Schedule 2 as soon as reasonably practicable and in any event on or before the Longstop Date.

4.4
The Purchaser shall, at its own cost (save that the Seller shall bear its own costs in respect of the Competition Approvals, if any), use its best endeavours to satisfy or procure the satisfaction of the Conditions set out at paragraphs 1, 3 and 5 of Schedule 2 as soon as reasonably practicable and in any event on or before the Longstop Date, provided, however, that nothing in this Agreement shall require, or be construed to require, the Purchaser to:

4.4.1	sell, transfer or otherwise dispose of (i) any Assets of the Purchaser or any of its Affiliates, or (ii) any Assets of any Group Company; or

4.4.2
agree to any other commitment, undertaking, modification, obligation, remedy, sanction or measure proposed by any Competition Authority, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document; or

4.4.3	agree, undertake or commit to do any of the foregoing.
Notwithstanding the foregoing, with respect to Clauses 4.4.1 through 4.4.3, the Purchaser shall be required to sell, transfer or dispose of any Assets or agree to any remedy, sanction, commitment, undertaking, modification, obligation or measure having a similar effect to a sale, transfer or disposal with respect to any Assets, or agree to any of the foregoing (collectively, a "Commitment") (whether such Commitment relates to a Group Company, the Purchaser or any of its Affiliates, and whether such Commitment relates to a Product Registration, any application filed for a Product Registration, rights to a pharmaceutical product under development, services provided to a third party in respect of any pharmaceutical product or otherwise) that in any case would not reasonably be expected to materially and adversely affect the expected benefit of the transactions contemplated hereby to the Purchaser or its Affiliates (including the Group Companies after the Completion Date). For this purpose, a Commitment shall be deemed to materially and adversely affect the expected benefit of the transactions contemplated thereby if it imposes directly or indirectly an obligation to sell, transfer, dispose or agree to any remedy, sanction, commitment, undertaking, modification, obligation or measure having a similar effect to a sale, transfer or disposal in respect of any Assets (whether such Assets are of a Group Company, the Purchaser or any of its Affiliates, and whether such Assets are or relate to a Product Registration, any application filed for a Product Registration, rights to a pharmaceutical product under development, services provided to a third party in respect of any pharmaceutical product or otherwise) generating, in the aggregate, ***.

4.5
Each of the Seller and the Purchaser shall keep the other reasonably informed in writing of its progress in satisfying the Conditions, including the provision of documentary evidence to the reasonable satisfaction of the other, and each of the Seller and the Purchaser shall promptly answer all reasonable enquiries of the other in this regard.

4.6
If at any time the Seller or the Purchaser becomes aware of a fact or circumstance that will or is reasonably likely to prevent a Condition being satisfied, it shall promptly inform the other and the Parties shall co-operate to ensure the Condition is satisfied so far as it is capable of satisfaction.

Submission of applications to the Competition Authorities

4.7
The Purchaser and the Seller each agree to make any required filings under the HSR Act and the Purchaser has filed a notification before the Competition Commission of India under the Competition Act, 2002.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

4.8
The Purchaser will be primarily responsible for preparing the clearance applications or filings contemplated or required to be made jointly to obtain such competition approvals or clearances, or to answer any requests from any non-U.S. agency, entity or other government authority responsible for the enforcement of applicable antitrust, competition or merger control laws in the jurisdiction (together with the U.S. Federal Trade Commission and the U.S. Department of Justice, Antitrust Division, herein referred to as the relevant "Competition Authorities").

4.9
To the extent permitted by Applicable Law and subject to appropriate protections to confidential information and any privilege applicable to the Purchaser or the Seller, each Party undertakes that it will:

4.9.1
not submit, send, make or disclose any material notification, application, submission, communication or written information to a Competition Authority in relation to the subject matter of this Agreement or any other Transaction Document, either pre-or post-notification, without first:

(A)	promptly providing the other Party with a copy of:

(1)	a draft of such material notification, application, submission, communication or written information; and

(2)	a notification as to the substance of any related proposed oral communications regarding material substantive matters with the relevant Competition Authority;

(B)
giving the other Party an opportunity, reasonably in advance of filing to discuss such draft notification, application, submission, communication or written information before it is submitted, sent, made or disclosed to the relevant Competition Authority; and

(C)	taking into account any reasonable comments provided by the other Party;

4.9.2
promptly notify the other Party of all substantive requests and enquiries from the relevant Competition Authority and those requests shall be dealt with by the Purchaser and the Seller jointly, as applicable;

4.9.3	promptly provide the other Party with copies of all substantive correspondence received by it from, or sent by it to, a relevant Competition Authority;

4.9.4
engage in reasonable consultation with the other Party, in preparing for all meetings with the relevant Competition Authority in relation to the Transaction and offer the other Party the opportunity to attend all such meetings (where permitted by the relevant Competition Authority);

4.9.5	to the extent permitted by Applicable Law, provide the other Party with reasonable access to information relating to the Competition Approvals; and

4.9.6	keep the other Party promptly informed of progress of the applications for Competition Approvals.
Notification of Satisfaction or Waiver of Conditions

4.10
The Purchaser and the Seller shall notify the other (as applicable) of the satisfaction or waiver of each of the Positive Conditions as soon as possible after such Positive Condition has been satisfied or waived and in any event at least two (2) Business Days prior to the Completion Date.

Extension of Longstop Date

4.11	If the Conditions have not been satisfied or waived on the day immediately before the expiry of the Initial Longstop Date and:

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

4.11.1
the Condition set forth in paragraph 1 of Schedule 2 is not satisfied and the legal prohibition giving rise to such non-satisfaction shall not have become final and non-appealable, then the Longstop Date shall be extended to the earlier of:

(A)	a period of a further ninety (90) calendar days; and

(B)	the date that is ten (10) Business Days after the Condition set forth in paragraph 1 of Schedule 2 has been satisfied or waived,

4.11.2
any other Condition has not been satisfied or waived, the Purchaser may elect at its sole discretion by notice in writing to the Seller to extend the Initial Longstop Date by a period of up to a further ninety (90) calendar days following the Initial Longstop Date.

5.	CONDUCT OF BUSINESS BEFORE COMPLETION
Compliance

5.1	Compliance with the obligations in this Clause 5 is subject to Applicable Law.
Ordinary Course of Business

5.2
Subject to Clause 5.5 and Clause 5.6, or as otherwise agreed by the Purchaser in writing, pending Completion the Seller shall, and the Seller shall procure that each Group Company shall, continue to carry on the Agila Business in accordance with the Business Plan in all material respects and, where not inconsistent with the Business Plan, in accordance with the Ordinary Course of Business. The Seller shall carry on, and the Seller shall cause each Group Company to carry on, the Agila Business in material compliance with Applicable Laws and use its reasonable endeavours to procure that each Group Company shall use reasonable endeavours to preserve and protect its present relationships with customers, suppliers, distributors, employees, regulators, Governmental Authorities and other Persons with which the Seller has material business relations in connection with the Agila Business, in each case, as long as it is commercially reasonable to do so.

5.3	Pending Completion, the Seller shall:

5.3.1
without limiting the requirements set out in Clause 8.2, use reasonable endeavours to prepare and present separate financial information for the Agila Business, including issuing separate purchase orders and using separate ledgers and use reasonable endeavours to separate bank accounts with respect to the Agila Business;

5.3.2
ensure that each Group Company maintains its capital expenditure program and spending substantially in accordance with the Approved Capital Expenditure Budget and shall ensure that no Group Company shall fail to make, make or agree to make, capital commitments or expenditure deviating in any material respect from such budget (regardless of ultimate financial responsibility) without the prior written consent of the Purchaser; provided that the Seller shall not be in breach of this clause 5.3.2 to the extent that the aggregate capital expenditures of the Specialty Entities during the period between the Effective Date and Completion is equal to or greater than ***; and

5.3.3
subject to Applicable Law, promptly notify the Purchaser of any material Proceedings commenced, pending or threatened in writing against the Seller or any Group Company which relate to the Agila Business, this Agreement, any other Transaction Document or any of the transactions contemplated hereby.

Access

5.4
Pending Completion, the Seller shall procure that, upon the Purchaser giving reasonable notice to the Seller, and subject to such confidentiality and other restrictions as the Seller may reasonably require, the Purchaser is given such access as it may reasonably require during normal business hours to the Senior Employees and all the premises and facilities owned,

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

leased or occupied by the Group Companies, including the Real Properties, and to all the books and records, documents, information, data, financial affairs (including the statutory books, minute books, contracts, customer lists, supplier lists and leases) and information data and configurations relating to Software and Information Technology Systems (including for any Group Company, the source code in order to operate Information Technology Systems and Software custom developed or enhanced by the Seller or its Affiliates) of the Group, including the right to take copies of the same at the Purchaser's expense. Without limiting the foregoing, the Purchaser shall have the right to undertake a Phase I environmental investigation at any of the Real Properties, provided, that the Purchaser completes the site visits for such investigation within forty-five (45) calendar days after the execution of this Agreement; provided further, that subject to the prior written consent of the Seller, the Purchaser may also conduct a Phase II investigation (not subject to the 45-day period for the Phase I site visit) that includes the sampling of environmental media for contamination or building materials for the presence of asbestos-containing materials or building materials or lead, or potable water for the presence of lead or other contaminants.
Schedule

5.5	The Seller agrees to comply with the provisions set out in Schedule 3.
Exceptions

5.6	Pending Completion and notwithstanding any provisions of this Clause 5 and Schedule 3, the Seller may:

5.6.1	take, or procure the taking by any Group Company of, those actions required in connection with the Restructuring Steps or expressly required or expressly permitted by any of the Transaction Documents;

5.6.2	increase the number of Employees as set out in Appendix 27, Part A in relation to those Employees as identified in Appendix 27, Part A; and

5.6.3	transfer any person who is not an Employee from a non-Agila Business to the Agila Business as set out Appendix 27, Part B in relation to those Employees as identified in Appendix 27, Part B, and the Purchaser hereby confirms that by permitting or causing any of the actions set out in sub-clauses 5.6.1 to 5.6.3 above to occur shall not be considered a breach of this Agreement or any other Transaction Document.

Pre-Completion Obligations

5.7
In addition and without prejudice to the Competition Approvals and the Novations, the Seller and the Purchaser shall each use its reasonable endeavours to obtain any approvals, consents or waivers of termination rights from any relevant authorities, lessors, lenders and other contracting parties required under Applicable Law or otherwise in connection with Completion.

No Alternative Transactions

5.8
The Seller and the Promoters covenant that, from the date of this Agreement until the Completion Date (or, if earlier, the date on which the Agreement is terminated), they shall not, and they shall ensure that the Seller Group Companies and the Group Companies and their respective representatives shall not, request, solicit, discuss, evaluate, negotiate or accept (whether directly or indirectly) any proposal or offer (whether formal or otherwise) from any Person other than the Purchaser in relation to any negotiations for a competing transaction involving the disposal of any equity interest in any Group Company or the disposal of all or a material part of the Agila Business.

Related Party Transactions

5.9	At least fifteen (15) Business Days before Completion, but no earlier than twenty five (25) Business Days before Completion, the Seller shall provide the Purchaser with written details

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

of all Related Party Transactions, including all Related Party Loans, as in effect on the date of this Agreement and as in effect on the date of such written notice (the "RPT Notice"). The Seller shall not, and shall procure that no Group Company shall, after the date of the RPT Notice, enter into any Related Party Transactions. No later than one (1) Business Day before Completion, the Purchaser shall confirm in writing to the Seller, which (if any) of the Related Party Transactions notified to it by the Seller shall be settled or terminated on or prior to Completion (the "Terminating RPTs"). Upon receipt of such written notice, the Seller shall use its reasonable endeavours, at no expense or liability to any Group Company unless the Purchaser gives it prior written consent, to take such steps as are necessary to settle and terminate those Related Party Transactions specified in the RPT Notice, as soon as practicable thereafter and in any event on or prior to the Completion Date.
Entry into Ancillary Agreements

5.10	Prior to Completion each of the Seller and the Purchaser shall negotiate in good faith to agree upon the terms and conditions of:

5.10.1	the Brand License Agreement, which shall be entered into at or prior to Completion consistent with the terms set forth in the Brand License Agreement Term Sheet;

5.10.2	the Senior Manager Escrow Agreement, which shall be entered into at or prior to Completion;

5.10.3	the R&D Facility Agreement, which shall be entered into on or prior to Completion;

5.10.4	the Senior Management Contracts, which shall be entered into on or prior to Completion; and

5.10.5	the *** Real Estate Documents, which shall be entered into in accordance with the terms of Schedule 5 and Schedule 7.
Tender Notifications

5.11
From the date of this Agreement, the Seller shall update the Purchaser on a monthly basis (to a similar standard as provided to relevant Group management prior to the date of this Agreement) of Tenders which have been awarded to the Group between the date of this Agreement and the Completion Date.

Completion of Restructuring

5.12
The Seller shall use its reasonable endeavours to complete the Restructuring Steps as soon as practicable following the date of this Agreement and in any event prior to Completion. The Seller shall use its reasonable endeavours to transfer the licenses and permits relating to the Agila Business received from Governmental Authorities in India but in the name of the Seller or any Seller Group entity or third party to the name of the Company and/ or its Subsidiary, as may be relevant.

5.12A
In the event that any of the Restructuring Steps are not complete at the Completion Date (such outstanding Restructuring Steps, the "Remaining Restructuring Steps" as set forth in Part B of Appendix 2), following Completion the Purchaser and the Seller shall each use their reasonable endeavours, including providing such assistance as the other may reasonably require, to complete the Remaining Restructuring Steps as soon as practicable following Completion. The Seller shall bear the costs and expenses in respect of the completion of the Remaining Restructuring Steps as set out in Part B of Appendix 2, except where the Parties expressly agree in writing otherwise.

Other Actions

5.13	The Parties will discuss in good faith the matters set forth in Appendix 14.

6.	COMPLETION

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Completion Date

6.1
Subject to the final sentence of this Clause 6.1, Completion shall take place at the offices of the Purchaser's Solicitors at Four Times Square, New York, New York 10036 on such day as the Purchaser and Seller may agree in writing, being no later than the 10th Business Day following the satisfaction or (if capable of waiver) waiver of all the Positive Conditions, provided that, immediately prior to Completion, the Negative Conditions are satisfied or have been waived, or at such other place or time as the Seller and Purchaser shall agree in writing. ***.

Seller's Obligations

6.2	At Completion, the Seller shall observe and perform all of the provisions of Part 1 of Schedule 5.
Purchaser's Obligations

6.3	At Completion, the Purchaser shall observe and perform all of the provisions of Part 2 of Schedule 5.
Equitable Relief

6.4
Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that monetary damages alone may not be an adequate remedy for a breach of a provision of this Agreement and that the Parties may seek (as they see fit) remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of this Agreement, entirely without prejudice to the rights of the Parties to make whatever arguments they consider appropriate as to why such remedies sought by the other party are inappropriate.

Limited Right to Terminate

6.5
Subject to Clause 6.6, neither the Purchaser nor the Seller shall have any right (including any right under common law or any right in respect of claims arising under or in connection with this Agreement, other than in the case of fraud or fraudulent misrepresentation) to rescind or terminate or fail to perform this Agreement and shall not be entitled to treat the Seller or the Purchaser, as applicable, as having repudiated this Agreement.

6.6	Notwithstanding Clause 6.5, this Agreement may be terminated:

6.6.1	by the Purchaser, by written notice to the other Parties, if:

(A)
provided the Purchaser is not then in material breach of any of the Purchaser Warranties, or any of its undertakings, covenants or agreements contained in this Agreement, there has been a breach of any of the Fundamental Seller Warranties, and which breach if capable of being cured has not been cured within *** of discovery of the breach;

(B)
the Seller is declared insolvent, or has filed any petition to initiate bankruptcy Proceedings, winding up Proceedings, suspension of payments, a creditor's arrangement or any other similar insolvency Proceedings; or

(C)	a Material Adverse Effect has occurred which is incapable of remedy or, if reasonably capable of remedy, has not been remedied *** of the occurrence of the Material Adverse Effect.

6.6.2	by the Seller, by written notice to the other Parties, if:

(D)
provided the Seller is not then in material breach of any of the Seller Warranties, or any of its undertakings, covenants or agreements contained in this Agreement, there has been a breach of any of the Purchaser Warranties, and which breach if capable of being cured has not been cured or cannot be cured prior to the Longstop Date; or

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(E)
the Purchaser is declared insolvent, or has filed any petition to initiate bankruptcy Proceedings, winding up Proceedings, suspension of payments, a creditor's arrangement or any other similar insolvency Proceedings.

6.6.3
if, subject to Clause 4.11, one or more of the Conditions becomes incapable of satisfaction on or before the Longstop Date or, if it is a Condition which can be waived by a Party who has the benefit of such Condition (and for this purpose, the Parties acknowledge that the Seller has the benefit of the Conditions in paragraphs 1, 3, 4, 5 and 6 of Schedule 2 and the Purchaser has the benefit of the Conditions in paragraphs 1, 2, 3, 4, 5 and 6 of Schedule 2), has not been waived by written notice to the other Parties within ten (10) Business Days of such Condition becoming incapable of satisfaction, and the provisions of Clause 15 (Surviving Provisions) shall apply.

7.	WAIVERS AND AMENDMENTS OF CONTRACTS
Waiver and Amendment of Contracts

7.1
Following the execution hereof, and in any event within *** hereof, the Seller and the Purchaser shall jointly notify the Transaction to the counterparties to the agreements set forth in Appendix 8. Prior to Completion, unless otherwise directed by the Purchaser, the Seller and the Purchaser shall use *** to enter into direct joint negotiations with such counterparties (as applicable) regarding the amendment or waiver of the provisions set forth in Appendix 8 in a manner and on terms and conditions reasonably satisfactory to the Purchaser. ***.

Termination of Contracts

7.2	The Seller shall take *** to terminate the Third Party Terminating Contracts at or prior to Completion.

8.	GROUP FINANCING; DELIVERY OF FINANCIAL STATEMENTS; PURCHASER FINANCING
Payoff Letters and Payoff Amount

8.1	No later than five (5) Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser the Payoff Letter and all corresponding Release Confirmation Letters.
Pursuant to Clause 3.2.2, at Completion, the Purchaser shall transfer an amount in INR in cleared funds equal to the aggregate of all the Payoff Amounts to the Cash Escrow Account, subject to its receipt of all corresponding Release Confirmation Letters. Each Release Confirmation Letter delivered by Seller shall provide that any Encumbrances over the assets of any Group Companies or any Seller Group Company, or any guarantee or indemnity granted by any Seller Group Company or a Promoter, securing the Bank Debt and held by the Existing Lenders or any agents or trustees on their behalf shall be immediately released upon the payment of the amount set forth in such Release Confirmation Letter and no Group Company or Seller Group Company or any Promoter shall have any further liability in respect thereof. The Seller shall bear all reasonable costs and expenses in respect of any reasonable steps necessary for the Purchaser to perfect releases contemplated by the Release Letters, except where the Parties expressly agree in writing otherwise.
Delivery of Financial Statements

8.2
Between the date hereof and the Completion Date, the Seller shall, provide to the Purchaser copies of unaudited financial information, namely: (i) quarterly financial statements of the Specialty Entities in the form of the PCFS accompanied by the Deloitte Review Report as soon as available (and in any event within *** calendar days after the end of such three-month period) and (ii) monthly financial statements of the Group in the form substantially consistent with that made available to the Group's management, as soon as available (and in any event

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

within *** calendar days after the end of such month), beginning with the month ended the date hereof, which in all cases shall be prepared in accordance with Indian GAAP.

8.3
The Final Individual Accounts shall be provided by the Seller to the Purchaser as soon as practicable following the date of this Agreement and in any event no later than *** calendar days after the date of this Agreement.

8.4
The Final Limited Review Accounts shall be provided by the Seller to the Purchaser as soon as practicable following the date of this Agreement and in any event no later than *** calendar days after the date of this Agreement.

Cooperation with Purchaser

8.5
Subject to Clauses 8.6 and 8.7, the Seller shall (and each Group Company shall) provide to the Purchaser, such cooperation as may be reasonably requested by the Purchaser in order to provide reasonable assistance with the raising of any financing necessary for the Purchaser to consummate the sale and purchase of the Shares pursuant to this Agreement (the "Financing") and co-operation for the other activities listed below, by (i) using its reasonable endeavours to facilitate the provision by Representatives of the Seller (and each Group Company) of financial or related information regarding the Group Companies reasonably requested by the Purchaser in connection with the Financing; (ii) providing such additional information as may reasonably be required by the Purchaser in connection with the Financing; (iii) using reasonable endeavours, at the Purchaser's cost, to have its auditors provide assistance in connection with the Financing including requesting its auditors to provide reasonable co-operation in connection with the Financing and to provide customary comfort letters; (iv) using best endeavours, at the Purchaser's cost, to have prepared the US GAAP Audit; and (v) using best endeavours, at the Purchaser's cost, to facilitate the preparation of any separate US GAAP audits of the combined or consolidated Group, which the Purchaser reasonably concludes are necessary for Securities and Exchange Commission or other regulatory filing purposes. Any failure of the Seller to comply with this Clause 8.5 shall be without prejudice to the obligations of the Purchaser under this Agreement, including (but not limited to) Clause 3.2 (Payments at Completion). All information provided pursuant to this Clause 8.5 shall be subject to the provisions of Clause 16.2 (Confidentiality).

8.6
Nothing contained in Clause 8.5 shall require any cooperation to the extent that such cooperation would interfere unreasonably with the business or operations of the Seller or the Group Companies and no Group Companies nor any of their Representatives shall be required to issue or take responsibility or liability for any part of any offering or information document.

8.7
Neither the Seller nor any of the Group Companies shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to Completion. The Purchaser shall, promptly upon request by the Seller or any of the Group Companies, reimburse the Seller or the Group Companies for all reasonable out-of-pocket costs incurred by the Seller or the Group Companies in connection with this Clause 8 and indemnify and hold harmless the Seller and the Group Companies and their respective Representatives from and against any and all costs or expenses (including reasonable out-of-pocket attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the compliance by the Seller and the Group Companies with Clause 8.5, the arrangement of the Financing and any information utilized in connection therewith. The Purchaser shall, promptly upon request by the Seller or the Group Companies, reimburse the Seller or the Group Companies for all reasonable out-of-pocket costs incurred by the Seller or the Group Companies in connection with Clause 8.5.

9.	POST-COMPLETION OBLIGATIONS
Obligations of the Purchaser

9.1	The Purchaser undertakes to the Seller to give effect to the matters in Part 1 of Schedule 7.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Obligations of the Seller

9.2	The Seller undertakes to the Purchaser to give effect to the matters set out in Part 2 of Schedule 7.
Contracts

9.3	The provisions of Part 3 of Schedule 7 shall apply in relation to the Transferring Contracts.

10.	SELLER AND PROMOTER WARRANTIES
Seller Warranties

10.1
The Seller warrants to the Purchaser in the terms of the Seller Warranties on the date of this Agreement. Any reference in a Seller Warranty to a Schedule or Appendix of this Agreement shall be deemed to be a reference to the relevant Schedule or Appendix in the form as at the date of the Amended Agreement.

10.2
The Seller Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Seller Warranties to the date of this Agreement were references to the date of Completion except to the extent any such warranty expressly speaks as at an earlier date. Absent fraud or fraudulent misrepresentation, the sole remedy for a breach of Seller Warranty repeated at Completion is set out in Clause 10.10.

10.3
Each Seller Warranty shall be separate and independent and, save as expressly provided otherwise, no Seller Warranty shall be limited by reference to any other Seller Warranty or by any provision of this Agreement or any other Transaction Document (other than the provisions of this Clause 10 (Seller and Promoter Warranties), Clause 11 (Limitations on Liability) and the Disclosure Letter).

Promoter Warranties

10.4	Each Promoter warrants to the Purchaser in the terms of the Promoter Warranties on the date of this Agreement.

10.5
The Promoter Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Promoter Warranties to the date of this Agreement were references to the date of Completion except to the extent any such warranty expressly speaks as at an earlier date. Absent fraud or fraudulent misrepresentation, the sole remedy for a breach of Promoter Warranty repeated at Completion is set out in Clause 10.10.1.

10.6
Each Promoter Warranty shall be separate and independent and, save as expressly provided otherwise, no Promoter Warranty shall be limited by reference to any other Promoter Warranty or by any provision of this Agreement or any other Transaction Document (other than the provisions of this Clause 10.6 (Promoter Warranties), Clause 11 (Limitations on Liability) and the Disclosure Letter).

Promoter Undertakings

10.7
Each Promoter undertakes to notify the Purchaser in writing promptly if such Promoter becomes aware of any matter, fact or circumstance which is or could reasonably be expected to be in breach of the Promoter Warranties.

10.8	Each Promoter undertakes that it/he:

10.8.1	will not take steps or actions that would prevent the consummation of the transactions contemplated by this Agreement;

10.8.2
upon a written request of the Purchaser, will use reasonable endeavour to procure that Mr. K R Ravishankar (who is as of on the date of this Agreement unwell) will execute the Restrictive Covenant Agreement and delivers the same to the Purchaser;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

10.8.3
is the legal and beneficial owner of all rights, including voting rights, attaching to the shares in the Seller as set out against its/his name in the last updated filings made with the Bombay Stock Exchange and shall exercise all such rights, and take all necessary actions, to approve, the Transaction.

Breach of Seller Warranties or Promoter Warranties immediately before Completion

10.9
The Purchaser shall not be entitled to claim that any event, fact, matter or circumstance causes any of the Seller Warranties repeated immediately before Completion (other than the Fundamental Seller Warranties) in accordance with Clause 10.2 to be breached if (i) it has been fairly disclosed in the Completion Disclosure Letter (provided that any fact, event, matter or circumstance in respect of which a disclosure has been made in the Completion Disclosure Letter has occurred since the date of this Agreement and was not a result of direct or indirect action or inaction by the Seller or any Group Company which resulted in a breach of any covenant or undertaking in this Agreement), (ii) it has been fairly disclosed *** or (iii) it relates to the Schedule or Appendices only, if it is included in any of the Schedules or Appendices as an attachment to this Agreement.

10.10	If any breach of a Seller Warranty or a Promoter Warranty repeated pursuant to Clause 10.2 or Clause 10.5 as applicable, constitutes a Material Adverse Effect, the Purchaser may elect either to:

10.10.1
terminate this Agreement and such other Transaction Document as might have been executed (and in such circumstances shall have no claim for breach of such repeated warranty) by written notice to the other Parties; or

10.10.2
proceed to Completion notwithstanding such breach and in the event the Purchaser proceeds to Completion the Purchaser shall have the right, subject to Clauses 10.9 and Clause 11 (Limitations on Liability), to claim for such breach except (i) in circumstances ***.

10.11	***
Seller's Knowledge

10.12
Where any of the Seller Warranties are qualified by the expression "so far as the Seller is aware" or any similar expression, that Seller Warranty shall be deemed to include an additional statement that for this purpose it has been made after the Seller has made due and careful enquiries of those persons whose names are set out in Appendix 10.

No Claims against the Group

10.13
Save in cases of fraud or fraudulent misrepresentation, the Seller and the Promoters agree and undertake to the Purchaser (for the Purchaser itself and as agent for each of its Affiliates and each other individual or entity referred to in this Clause 10.13) that it has no rights or claims against and shall not make any claim against the Purchaser or any of its Affiliates, any Group Company or against any Person who is a present or former director, officer or employee of any of the foregoing in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or any such director, officer of employee in connection with the giving of any warranty or undertaking in this Agreement, the Tax Deed or any other Transaction Document or on whom the Seller or the Promoters may have relied before agreeing to any term of or entering into any Transaction Document or authorising any statement in the Disclosure Letter (including in respect of any information or documentation supplied or omitted to be supplied by such Person in connection therewith).

10.14
The only warranties given in respect of Tax are the Tax Warranties, and none of the other Seller Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Tax and the Purchaser acknowledges and agrees that the Seller makes no other warranty as to Tax.

11.	LIMITATIONS ON LIABILITY

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

11.1	The Seller's and the Promoters liability for claims under the Transaction Documents shall be limited or excluded, as the case may be, as set out in Schedule 9.

11.2
The provisions of Schedule 9 apply notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any termination of any other provisions of this Agreement.

11.3
The limitations on the liability of the Seller and the Promoters set out in Schedule 9 shall not apply in relation to the extent that the relevant claim is in respect of fraud or fraudulent misrepresentation of the Seller.

12.	PURCHASER AND GUARANTOR WARRANTIES AND UNDERTAKINGS
Purchaser Warranties

12.1	The Purchaser warrants to the Seller in the terms of the Purchaser Warranties on the date of this Agreement.
Guarantor Warranties

12.1A	The Guarantor warrants to the Seller in the terms of the Guarantor Warranties on the date of this Agreement.
Preservation of Information

12.2
The Purchaser undertakes to the Seller that it shall, and shall procure that its Affiliates shall preserve all books, records and documents of or relating to the Group existing at Completion to the extent that such books, records and documents relate to the Agila Business and to the period up to Completion, in accordance with the Purchaser's document retention policies but in any event for applicable statutory limitation periods. Subject to the provisions of Clauses 16.2 to 16.4 (each inclusive), the Purchaser shall permit and allow and shall procure that its Affiliates shall permit and allow, upon receipt of a reasonable request made by or on behalf of the Seller's Group on reasonable advance notice and during normal business hours, the employees, agents and professional advisers of the Seller (at the Seller's cost) reasonable access to such books, records and documents and to inspect and make copies of them; provided; that such access does not (i) unreasonably disrupt the normal operations of the Agila Business; (ii) result in the waiver of any attorney- client privilege or the disclosure of any trade secrets; or (iii) violate any Applicable Law or breach the terms of any applicable contract in a manner that is not insignificant.

Return of Seller Information

12.3
If this Agreement terminates in accordance with its terms, the Purchaser undertakes to the Seller that, upon written request by the Seller, the Purchaser shall at its discretion promptly either destroy or deliver to the Seller, or procure the destruction or delivery to the Seller of, all accounts, records, documents and papers of or relating to any Seller Group Company or any Group Company which have been made available to it in connection with the Transaction (together, "Seller Information"). Such obligation shall not apply to any computer records or files that have been created pursuant to the automatic archiving and back-up procedures of the Purchaser or any of its Affiliates, the deletion or removal of which is not technically reasonable or prohibited by the policies of the Purchaser or any of its Affiliates provided that such computer records or files are kept confidential in accordance with the terms of this Agreement. Neither the Purchaser nor any of its Affiliates shall be required to destroy or deliver to the Seller any reports, notes or other material prepared by or on behalf of the Purchaser or any of its Affiliates which incorporate or derive from any Seller Information, provided that such reports, notes or other material are kept confidential in accordance with the relevant terms of this Agreement.

D&O Insurance

12.4	Intentionally blank.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Provision of Information to Insurers

12.5
Subject to the following provisions of this Clause and to the provisions of Clauses 16.2 to 16.4 (each inclusive), if at any time after the Completion Date, the Seller wishes to insure against its liabilities in respect of any Claims and/ or Tax Deed Claims, the Purchaser shall, and shall procure that each Group Company shall, provide such information in relation to this Agreement and the Group Companies as a prospective insurer and/or insurance broker may reasonably require before effecting the insurance. The Seller shall bear the reasonable costs of the provision of such information. The Purchaser and each Group Company are under no obligation to provide such information if the insurer and/or insurance broker have failed to undertake in writing to keep such information confidential to the reasonable satisfaction of the Purchaser or the relevant Group Company or the disclosure of such information is prohibited by Applicable Law.

13.	PROTECTION OF PURCHASER'S INTERESTS
Definitions

13.1	In this Clause 13:

13.1.1
"Competing Business" means (i) with respect to all markets except the domestic India market, developing, manufacturing, distributing, marketing or selling any injectable, parenteral, ophthalmic or oncology pharmaceutical products for human use in any country in which the Agila Business is conducted, and (ii) with respect to the domestic India market, developing, manufacturing, distributing, marketing or selling any product that contains as the active ingredient, any molecule set forth on Appendix 30 hereto with the mode of delivery set forth next to the molecule name in Appendix 30. For this purpose, "domestic India market" shall refer to the developing, manufacturing, distributing, marketing or selling of products for the ultimate use by patients in India only, and shall not include the developing, manufacturing, distributing, marketing or selling of products in India that will be exported, resold or transferred, or submitted for regulatory approval, in any way, directly or indirectly, outside of India."

13.1.2	"Recognised Stock Exchange" has the meaning given to it in section 1137 of the CTA 2010 and shall include each of the Bombay Stock Exchange and the National Stock Exchange of India.
Competition, Customers, Employees and Confidentiality

13.2	Subject to Clause 13.2A and Clause 13.7, each of the Promoters and the Seller covenants with the Purchaser that from Completion:

13.2.1
until the expiration of *** from Completion, no member of the Seller's Group nor any of the Promoters shall (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged, concerned or interested economically or otherwise in any manner in a Competing Business save that the Promoters (severally) and the Seller's Group may purchase or hold purely for financial investment purposes:

(A)
up to *** of the securities (or any class of securities) of any company whose securities are quoted or dealt on a Recognised Stock Exchange, provided that they do not grant, directly or indirectly, management functions or any material influence in that company; and

(B)
up to *** of the securities (or any class of securities) of a company whose securities are not so quoted or dealt, provided that they do not grant, directly or indirectly, management functions or any material influence in that company; and

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

13.2.1
until the expiration of *** from Completion, no member of the Seller's Group nor any of the Promoters shall (whether alone or jointly with another and whether directly or indirectly) solicit from any Group Company any Person who is or was at any time during the prior *** period a Senior Employee with a view to inducing that Person to leave such employment or engagement with any Group Company or solicit or offer to employ any Person employed by the Purchaser or any of its Affiliates. Nothing in this Clause 13 is intended to restrict the ability of either of the Promoters or any member of the Seller's Group from:

(A)	soliciting or employing any Senior Employee whose employment was terminated more than *** prior to such date or has ceased to be employed by any member of the Group for at least ***; or

(B)	publishing and hiring through general advertisements or solicitation not specifically targeted to such Senior Employee.
13.2A With respect to the domestic India market described in clause 13.1.1 (ii), the restrictions set forth in Clause 13.2.1 of the Agreement shall apply until the expiration of *** from Completion.

13.3	For the purposes of Clause 13.2.1(A) and 13.2.1(B), any transactions undertaken by members of the Seller's Group shall be aggregated and treated as undertaken by a single member.

13.4
The Purchaser covenants with the Seller that until the Completion Date (or, if Completion does not take place in accordance with this Agreement, until *** of the Longstop Date) neither the Purchaser, nor any of its Affiliates, shall, without the prior written consent of the Seller, solicit from any Group Company any Person who is a Senior Employee with a view to inducing that Person to leave such employment or engagement with any Group Company. Nothing in this Clause 13 is intended to restrict the ability of the Purchaser, nor any of its Affiliates, from:

13.4.1
soliciting or employing any Senior Employee whose employment was terminated *** prior to such date or has ceased to be employed by any member of the Group, the Agila Group or any member of the Seller's Group for ***; or

13.4.2	publishing and hiring through general advertisements or solicitation not specifically targeted to such Senior Employee.
Pending Completion and notwithstanding any of the provisions of this Clause 13.4, the Purchaser may solicit from any Group Company any Person who is a Senior Employee with a view to inducing that Person to leave such employment or engagement with any Group Company and employ solely in relation to any Senior Employee identified on Appendix 28, and the Seller and each Promoter confirms that by permitting the action set out in this paragraph to occur shall not be considered a breach of this Agreement or any other Transaction Document.
Benefit of Restrictions

13.5	The restrictions entered into by:

13.5.1
the Seller and each Promoter in Clause 13.2 are given to the Purchaser for itself and to its Affiliates and for each Group Company. The Seller and each Promoter agrees that any Group Company shall be able to enforce this provision against the Seller for the purposes of Clause 16.9 ; and

13.5.2
the Purchaser in Clause 13.4 are given to the Seller for itself and for each Seller Group Company. The Purchaser agrees that any Seller Group Company shall be able to enforce this provision against the Purchaser for the purposes of Clause 16.9.

13.6
The Seller and each Promoter hereby acknowledges that each restriction entered into by the Seller and each Promoter is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates and does not bear harshly upon it. If any restriction entered by the Seller, each Promoter or the Purchaser shall be held void or unenforceable for any reason whatsoever but would be valid if deleted

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

in part or reduced in its scope or application, then that restriction shall apply with such modifications as may be necessary to make it valid, effective and enforceable.
Exceptions

13.7	Notwithstanding Clause 13.2.1, the Promoters and members of the Seller's Group *** (as applicable) may undertake the following:

13.7.1	***

13.7.2	***

13.7.3	***

13.7.4	***

13.7.5	***

13.7.6	***

13.7.7	***

13.7.8	***

13.7.9	***

13.7.10	***

13.8
Following Completion, and for a period of *** from the Completion Date, save as permitted by Clause 13.2.1, the Promoters shall be prohibited from acquiring any interest in, partnering with, forming a joint venture with, merging or combining with (a "Combination Transaction") a business which is a Competing Business. However, either of the Promoters may enter into a Combination Transaction with a Person where a Competing Business contributes *** (the "Competing Division"). In such case, the relevant Promoter must ensure that the Competing Division is disposed of as soon as practicable and in any event within *** from the date the relevant interest was acquired. The Purchaser agrees that, provided the Promoter complies with this provision, it will not be deemed to be in breach of Clause 13.2 in connection with the acquisition of such interest.

14.	SELLER INDEMNITIES

14.1
Subject to Clause 14.2, from and after the Completion Date, the Seller shall indemnify, defend and hold harmless on an after-Tax basis the Purchaser and each of its respective officers, directors, employees, agents and Affiliates (including the Group Companies) (the "Purchaser Indemnitees"), from and against all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including the settlement of claims, reasonable attorneys', consultant and expert fees, the cost of investigation) which arise or result from or relate, directly or indirectly, to:

14.1.1	Environmental Proceedings, Environmental Requirements or Prudent Environmental Actions relating to:

(A)	the presence of any Dangerous Substance in the Environment:

(1)	at, on, under, migrating from or migrating to any Real Property as of or prior to the Completion Date, or

(2)
at, on, under, migrating from or migrating to any property formerly owned or operated by the Seller or any Group Company in connection with the Agila Business during the period of said ownership or operation; or

(B)	the discharge or emission of any Dangerous Substances in the Environment:

(1)	at or from the Real Property as of or prior to the Completion Date, or

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(2)	from any property formerly owned or operated by the Seller or any Group Company in connection with the Agila Business during the period of said ownership or operation; or

(C)	the transport or disposal of Dangerous Substances to or at any third-party location in connection with the operation of the Agila Business prior to the Completion Date; or

(D)
the violation of any applicable Environmental Law by the Seller or by any Group Company in connection with the Agila Business or the operations at any Real Property as of or prior to the Completion Date,

Claims, judgments, damages, penalties, fines, costs, liabilities and losses arising from the foregoing shall be deemed to be "Environmental Losses". Without limiting the foregoing, any environmental contamination identified during a Phase I or Phase II environmental investigation conducted by the Purchaser after the execution of this Agreement and prior to the Completion Date shall be eligible for the indemnification set forth herein (subject to the terms and conditions of Clause 14.2 and Schedule 9);

14.1.2	Unpaid Company Restructuring Expenses;

14.1.3	Unpaid Company Transaction Expenses;

14.1.4	the Seller's failure to terminate the Terminating RPTs at Completion in accordance with Clause 5.9;

14.1.5
any business retained by the Seller (excluding commercial arrangements or disputes between the Purchaser Indemnitees or the Group Companies, on the one hand, and the Seller Group, on the other hand, other than pursuant to the Transaction Documents);

14.1.6	***

14.1.7	***

14.1.8	***

14.1.9	***
Environmental Losses

14.2	The Seller shall not be liable to the Purchaser for any Environmental Losses under Clause

14.2.1	***

14.2.2	***

14.2.3	***

14.2.4	***

14.2.5	***

14.2.6	***

14.2.7	***

14.2.8	***
***

14.4	***

15.	SURVIVING PROVISIONS
On termination of this Agreement, other than Clauses 1 (Interpretation), this Clause 15 (Surviving Provisions), 16 (Miscellaneous), 17 (Notices), 18 (Governing Law) and 19 (Arbitration), all provisions shall automatically terminate with immediate effect and each Party's rights and obligations other than those specified in the above mentioned Clauses shall cease

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

immediately on termination. Such termination shall not affect the rights and obligations of the Promoters, the Seller or the Purchaser existing before termination.

16.	MISCELLANEOUS
Announcements

16.1
Subject to the remaining provisions of this Clause 16.1, no Party shall release any announcement or, except as provided in this Agreement, despatch any announcement or circular, relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and consented to in writing by, the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). Nothing in this Clause 16.1 shall prohibit any Party from making any announcement or despatching any circular as required by law or the rules of any Recognised Stock Exchange, the Bombay Stock Exchange, the NASDAQ Stock Market or of the National Stock Exchange of India or any other stock exchange or regulatory authority or body in which case, the announcement shall only be released or the circular despatched after consultation with the other Parties and after taking into account the reasonable requests of the other Parties as to the content of such announcement or circular.

Confidentiality

16.2
Each Party undertakes to the others that, subject to Clause 16.3, unless the prior written consent of the other Parties shall first have been obtained it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any Person, or use or exploit commercially for its or their own purposes, any of the confidential information of the other Parties. For the purposes of this Clause 16.2, "confidential information" is the contents of this Agreement, a Transaction Document and any other agreement or arrangement contemplated by this Agreement and:

16.2.1
information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, intellectual property, know-how, customers, suppliers, processes or affairs of the other Parties, or any of their Affiliates from time to time; and

16.2.2	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its Affiliates from time to time);
which any Party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement and provided that such information concerning the Group in relation to the period before Completion shall not be confidential information of the Seller's Group following Completion but shall be confidential information of the Purchaser following Completion and, for the avoidance of doubt, such information concerning the Group in relation to the period after Completion shall be confidential information of the Purchaser.

16.3	The consent referred to in Clause 16.2 shall not be required for disclosure by a Party of any confidential information:

16.3.1
to its or its Affiliates' officers, employees, advisers and agents, in each case, as may be contemplated by this Agreement or, to the extent required to enable such Party to carry out its obligations under this Agreement and who shall in each case be made aware by such Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clause 16.2;

16.3.2
subject to Clause 16.4, to the extent required by Applicable Law or by the regulations of any stock exchange or regulatory authority or body to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

16.3.3	to the extent that the relevant confidential information is in the public domain otherwise than by breach of this Agreement by any Party;

16.3.4	which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

16.3.5	which that Party lawfully possessed prior to obtaining it from another;

16.3.6	to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed; or

16.3.7	to any other Party to this Agreement or pursuant to its terms.

16.4
If a Party becomes required, in circumstances contemplated by Clause 16.3.2, to disclose any information such Party shall (save to the extent prohibited by Applicable Law) give to the other Parties such notice as is reasonably practical in the circumstances of such disclosure and shall co-operate with the other Parties, having due regard to the other Parties' views, and to the extent legally permissible and reasonably practicable take such steps as the other Parties may reasonably require in order to enable it to mitigate the effects of any such disclosure.

No partnership

16.5
Nothing in the Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Assignment

16.6
Subject to Clauses 16.7 through to 16.8 (each inclusive), this Agreement shall be legally binding on and inure for the benefit of the successors, assigns and personal representatives of the Parties, but no Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

16.7
The Guarantor hereby guarantees in the terms set out in Schedule 6 to the Seller the punctual discharge by the Purchaser (which for the purpose of this Clause 16.7 shall be deemed to include any assignee of Purchaser) of its obligations of whatever nature under this Agreement or any other Transaction Documents to which it is a party (including any liabilities which the Purchaser may incur in connection with this Agreement or such other Transaction Documents and promises to pay on demand any sum (together with any interest accrued thereon) which the Purchaser is liable to pay under this Agreement or other Transaction Documents.

16.8
If at any time the Purchaser (which for the purpose of this Clause 16.8 shall be deemed to include any assignee of Purchaser) ceases to be wholly or substantially owned, directly or indirectly, by the Guarantor then before it ceases to be a wholly or substantially owned, directly or indirectly, of the Guarantor, the Guarantor and the Purchaser shall each be under a duty to procure an assignment and transfer of the rights and obligations of the Purchaser under this Agreement or any other Transaction Documents to which it is a party back to the Purchaser or another wholly or substantially owned, directly or indirectly, of the Guarantor.

Third party rights

16.9	Save as otherwise expressly provided herein, no term of this Agreement is enforceable by a Person who is not a Party to this Agreement.
Entire agreement

16.10
Each of the Parties confirms on behalf of itself and its Affiliates that this Agreement and the Transaction Documents represent the entire understanding, and constitute the whole agreement, in relation to their subject matter and supersede and prevail over any previous agreements between the Parties with respect thereto and, without prejudice to the generality of the foregoing, exclude any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

16.11	Each Party confirms on behalf of itself and its Affiliates that:

16.11.1
in entering into this Agreement it has not relied on any representation, warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement; and

16.11.2
in any event, without prejudice to any liability for, or remedy in respect of, fraud, fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or any other Transaction Document are those pursuant to this Agreement or such Transaction Document, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement).

Unenforceable provisions

16.12
If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

16.13	So far as it remains to be performed this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.
Waiver

16.14
The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

16.15
No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression "variation" includes any amendment, variation, supplement, deletion or replacement however effected.

Counterparts

16.16
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

No set-off, deduction or counterclaim

16.17	***
Costs

16.18	The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.
Language

16.19
This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English. If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Time of the essence

16.20
Any date or period may be extended by mutual agreement between the Parties, but time shall be of the essence as regards any date or period originally fixed or any date or period extended pursuant to this Clause 16.20.

Timing of Execution

16.21
This Agreement shall be signed by way of separate counterparts first by the Seller and then by the Purchaser and shall be treated as executed only when the Purchaser signs its counterpart. Subject to clause 16.23 below, the Parties agree that this Agreement shall be dated as of the date in New York at the time the Purchaser signs its counterpart.

Further Assurances

16.22
Each of the Parties shall after Completion execute all such deeds and documents and do all such things as are required to perfect the transactions intended to be effected under, or pursuant to, this Agreement so as to give the Parties the full benefit of the provisions of this Agreement.

Amendment and Restatement

16.23
In consideration for accepting the rights and assuming the obligations ascribed to them under this Agreement, the Parties hereby agree that the Amended Agreement shall be amended and restated in its entirety in the form set out in this Agreement. The Parties hereby agree that this Agreement is executed on 4 December 2013 but that for all purposes it shall have an effective date of 27 February 2013.

17.	NOTICES

17.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

17.1.1	must be in writing;

17.1.2
must be left at or delivered by courier to the address of the addressee and marked for the attention of the Person so specified, or to such other address and/or marked for the attention of such other Person, as the relevant Party may from time to time specify by notice given in accordance with this Clause 17.

The relevant details of each Party at the date of this Agreement are:
Seller

Address:	Corporate Office: Strides House, Bilekahalli, Bannerghatta Road, Bangalore – 560 076, India

Attention:	Mr. Arun Kumar, Group CEO and Managing Director and Nasser Kabir, Senior Vice President Legal

With a copy to:	Alan Montgomery, Robert Moore and Marc Perkins at Herbert Smith Freehills LLP, Exchange House, Primrose Street, London EC2A 2EG.
Purchaser

Address:	Plot No. 564-A-22, Road No. 92, Jubilee Hills, Hyderabad - 500 034, Andhra Pradesh, India

Attention:	B. Hari Babu, Managing Director and CEO

Guarantor

Address:	1500 Corporate Drive, Canonsburg, Pennsylvania 15317 U.S.A.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Attention:	General Counsel

With a copy to:	Mr. Eric Cochran and Ms. Marie Gibson at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York 10036-6522;

17.1.3	for the avoidance of doubt, notices sent by electronic mail (if sent) will not constitute valid service pursuant to this Clause 17.1.

17.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 17.3.

17.3	Subject to Clause 17.4, a notice is deemed to be received:

17.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address; and

17.3.2	in the case of a couriered notice on the third day after delivery to the courier service provider.

17.4
A notice received or deemed to be received in accordance with Clause 17.3 on a day which is not a Business Day or after 5 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

17.5
Each Party undertakes to notify all of the other Parties by notice served in accordance with this Clause 17 if the address specified herein is no longer an appropriate address for the service of notices.

18.	GOVERNING LAW
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with Indian law.

19.	ARBITRATION

19.1
Except to the extent any dispute must be submitted to an expert for determination under any other provision of this Agreement, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, breach or termination (including any non-contractual dispute or claim) ("Dispute") shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration then in force, which rules (the "Rules") are deemed to be incorporated by reference in this Clause 19.

19.2	The number of arbitrators shall be three.

19.3	The language of the arbitration shall be English.

19.4
The claimant (or claimant parties jointly) shall nominate one arbitrator and the respondent (or respondent parties jointly) shall nominate one arbitrator, both within fifteen (15) calendar days after the expiry of the period during which parties can exercise their right to joinder prior to the constitution of the Arbitral Tribunal or intervention. If the claimant or claimant parties and/or the respondent or respondent parties fail to nominate an arbitrator by that deadline, then the parties to the arbitration shall have thirty (30) additional calendar days to agree on a panel of three arbitrators. If they cannot agree by that deadline, all three arbitrators shall be appointed by the LCIA Court in accordance with the Rules.

19.5	The seat of the arbitration shall be London, England. The Parties expressly agree that leave to appeal under Section 45 or Section 69 of the English Arbitration Act 1996 may not be sought

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

with respect to any question of law arising in the course of the arbitration or with respect to any award made.

19.6	The law of the arbitration agreement (including as to its scope and validity) shall be English law.

19.7
The Parties agree that no Proceedings shall be brought in the courts of India under or in connection with this Agreement (including non-contractual claims), save for the purpose of enforcing an arbitral award. The Parties agree that Part I of the Indian Arbitration and Conciliation Act 1996 shall have no application to any arbitration under this Clause 19 or any such enforcement proceedings.

19.8
Subject to Clause 19.7 above, the Parties submit to the non-exclusive jurisdiction of the English Courts located in London, England (the "English Courts") to compel arbitration, for any action in aid of arbitration or for interim or provisional remedies in aid of arbitration and for the enforcement of any arbitral award rendered hereunder. The Parties hereby unconditionally and irrevocably waive any right to stay or dismiss any such Proceeding brought before the English Courts on the basis of inappropriate or improper venue.

19.9
The Parties agree that the courts of England shall have exclusive jurisdiction with respect to any Proceedings to set aside an arbitral award. This shall not affect the right of any Party to bring Proceedings to enforce an arbitral award in any other court of competent jurisdiction.

Joinder

19.10
Each Party consents to be joined as a party to an arbitration commenced under a Related Agreement on the terms provided by this Clause 19. Each Party also consents to the joinder of any party to a Related Agreement to an arbitration commenced under this Agreement on the terms provided by this Clause 19.

19.11
Prior to the constitution of the Arbitral Tribunal in an Existing Dispute, any party to such Existing Dispute may effect joinder by serving notice on any party to this Agreement or a Related Agreement whom it seeks to join, provided that such notice is also sent to all other parties to the Existing Dispute and the LCIA Court within thirty (30) calendar days of service of the Request. The joined party will become a claimant or respondent party (as appropriate) to the Dispute and participate in the arbitrator appointment process in Clause 19.4 above.

19.12
After the constitution of the Tribunal in an Existing Dispute, any party to that Existing Dispute may apply to the Tribunal for a Joinder Order and promptly notify all parties to the Existing Dispute and the party it seeks to join of that application. On hearing such application, the Tribunal may, if it considers that (i) there are issues in the arbitration that would make it logical to join such third party, and (ii) no party would be unduly prejudiced as a result of such joinder through undue delay or otherwise, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Existing Dispute, the joined party and the Registrar.

19.13	Each Party agrees to be bound by any award made by the Arbitral Tribunal in an Existing Dispute to which it is joined.

19.14	Any joined party may make a counterclaim against any party, provided that:

19.14.1	such counterclaim is based upon a Dispute substantially related to the Dispute in the relevant Request for Arbitration; and

19.14.2
such counterclaim is made by written notice to the LCIA Court and to all other parties within either thirty (30) calendar days from the receipt by such Party of the relevant Request for Arbitration or such longer time as may be determined by the LCIA Court or the arbitrators.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

19.15	In this Clause 19, "Related Agreement" shall mean the Transaction Documents.

19.16
In order to facilitate the comprehensive resolution of related Disputes, all claims between any of the parties to this Agreement that arise under or in connection with this Agreement and any Related Agreement(s) may be brought in a single arbitration. Each Party consents to the consolidation of an arbitration commenced under this Agreement with an arbitration commenced under a Related Agreement on the terms provided by this Clause 19.

19.17
Any party to both a First-filed Dispute and Later Dispute(s) may apply to the Arbitral Tribunal appointed in the First-filed Dispute for a Consolidation Order in relation to any Later Dispute(s). That party must notify all parties to the First-filed Dispute and the Later Dispute of such application.

19.18
The Tribunal appointed in relation to the First-filed Dispute may, if it considers that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise, make a Consolidation Order on hearing such application.

19.19
If the Arbitral Tribunal of the First-filed Dispute makes a Consolidation Order it will immediately, to the exclusion of other tribunals, have jurisdiction to resolve finally the Later Dispute(s). The parties agree that they will be bound by the Consolidation Order and any subsequent orders and Awards issued in such circumstances.

19.20
Notice of the Consolidation Order must be given to any arbitrators already appointed in relation to the Later Dispute(s) and the Registrar. Any appointment of an arbitrator in relation to the Later Dispute(s) before the date of the Consolidation Order will terminate immediately and the arbitrator will be deemed to be functus officio. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by the court in support of that arbitration before his appointment is terminated; his entitlement to be paid his proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision.

19.21	Notwithstanding any other provision of this Clause 19, in the event of:

19.21.1	the joinder of any member of the Purchaser's Group to an Existing Dispute to which only Seller Group Companies and/or Promoters are parties; or

19.21.2	the joinder of any Seller Group Company or a Promoter to an Existing Dispute to which only members of the Purchaser's Group are parties; or

19.21.3
a Consolidation Order which would result in a member of the Purchaser's Group becoming a party to an arbitration which prior to consolidation had only Seller Group Companies and/or Promoters as parties; or

19.21.4	a Consolidation Order which would result in a Seller Group Company or a Promoter becoming a party to an arbitration which prior to consolidation had only members of the Purchaser's Group as parties, the relevant party which is to be joined or which will become a party as a consequence of the Consolidation Order shall be entitled within twenty (20) calendar days of such joinder or Consolidation Order to give notice to all other parties to the relevant arbitration and the Registrar requesting the constitution of a new Arbitral Tribunal. In such event, Clause 19.4 above shall apply to the constitution of the new Tribunal, save that the fifteen (15) calendar day period for party nomination shall commence upon the request for a new Tribunal to be constituted.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

19.22
The Parties agree that in the event of any joinder or consolidation of proceedings, at the application of any Party to the proceedings the LCIA Court shall be requested on behalf of all Parties to fix separate advances on costs in respect of each claim, counterclaim or cross-claim in the proceedings, and the Parties hereby give their consent to any such application.

19.23	Any joined party shall be bound by any award rendered by the Arbitral Tribunal even if such party chooses not to participate in the arbitral proceedings.

19.24
Except as otherwise provided in Clause 19.21 herein, each of the Parties waives any objection on the basis of a Consolidation Order, Joinder or Joinder Order to the validity and/or enforcement of any award made by the Arbitral Tribunal following any Consolidation Order, Joinder or Joinder Order. For the avoidance of doubt, this includes a waiver of any objection that Joinder or consolidation has resulted in a Party being deprived of the right to play a role in the nomination of arbitrator(s).

19.25
For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement or any Related Agreement, the whole of its award (including any part relating to any Related Agreement) is deemed for the purposes of the New York Convention on the Recognition and Enforcement of Arbitral Awards 1958 to be contemplated by this Agreement and that Related Agreement.

Service of Process

19.26
The Seller irrevocably appoints Agila Specialties UK Limited as its agent for service of process in connection with any Dispute. If requested by the Purchaser, the Seller will appoint a new agent for service of process with effect from Completion. The relevant details of Agila Specialties UK Limited are as follows:

The Director
Agila Specialties UK Limited
New Bridge Street House,
30-34, New Bridge Street,
London EC4V 6BJ, UK

19.27	The Purchaser irrevocably appoints Generics (U.K.) Limited as its agent for service of process in connection with any Dispute. The relevant details of Generics (U.K.) Limited are as follows:
Generics (U.K.) Limited (t/a Mylan), FAO John Munson, Managing Director, Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG.

19.28
The Seller and the Purchaser agree that any document may be effectively served on them in connection with a Dispute in England and Wales by service on that Party's agent. A copy of the document served on an agent shall be sent by post to the relevant Party. Failure or delay in so doing shall not prejudice the effectiveness of the service on such agent.

IN WITNESS of which the Parties have amended and restated this Agreement on 4 December 2013 but with an effective date of 27 February 2013.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 1
DETAILS OF THE GROUP
PART 1
THE COMPANY

Name:	Agila Specialties Private Limited.
Company Registration number:	U02429KA2004PTC033503
Company status:	Private limited company
Country of incorporation:	India
Date of incorporation:	3 March 2004
Registered office:	"Strides House", Bilekahalli, Bannerghatta Road, Bangalore – 560076 , Karnataka.
Issued share capital:	Rs. 183,167,830 divided into 18,316,783 equity shares of Rs.10 each
***	***
***	***
***	***
***	***
***	***

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Part 2
THE SUBSIDIARY

Name:	ONCO THERAPIES LIMITED
Company Registration number:	U24232KA2007PLC043599
Company status:	Public Limited company (limited by shares)
Country of incorporation:	India
Date of incorporation:	14 August 2007
Registered office:	"Strides House", Bilekahalli, Bannerghatta Road, Bangalore – 560076
Issued share capital:	INR 24,061,870 divided into 2,406,187 equity shares of INR 10 each
***	***
***	***
***	***
***	***
***	***

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 2
CONDITIONS

1	CONDITIONS FOR THE BENEFIT OF PURCHASER AND SELLER
There shall be no:

1.1.1
injunction, order, Proceeding or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that prevents the consummation of the transactions contemplated by this Agreement; or

1.1.2	Applicable Law that is in effect that prevents the consummation of the transactions contemplated by this Agreement.
For purposes of this paragraph 1, the terms below will have the definitions set forth in this paragraph, instead of the definitions set forth in Schedule 12:
"Governmental Authority" shall mean any multinational, national, federal or state government, or any entity, authority, agency, ministry, commission, tribunal, arbitral body, court or other similar body exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of such government, including any authority or quasi- governmental entity established to perform any of these functions; and
"Proceeding" shall mean any action, litigation or suit (whether civil, criminal, administrative, judicial or investigative) commenced or brought, by or before any Governmental Authority.

2	PURCHASER'S CONDITIONS

2.1
Each of the Seller Warranties and each of the Promoter Warranties (disregarding any reference to materiality or Material Adverse Effect contained therein) shall be true and correct when made and as of the Completion Date as though made at such date (except that any Seller Warranties and any Promoter Warranties that are made as of a specified date shall be true and correct only as of such specified date), in each case except where any failure of such Seller Warranties and Promoter Warranties to be so true and correct is not, a Material Adverse Effect, provided however that each of the Fundamental Seller Warranties and the Fundamental Promoter Warranties shall be true and correct in all respects when made and as of the Completion Date.

2.2
There being no breach of the obligations (and for the avoidance of doubt excluding breach of a Seller Warranty or a Promoter Warranty) required to be performed under this Agreement which would individually or in aggregate constitute a material breach of this Agreement at Completion.

2.3	No Material Adverse Effect has occurred since the date of this Agreement and continues to exist at Completion.

2.4	The consents and amendments set out in Appendix 16 shall have been obtained in accordance with Appendix 16.

2.5	The Novations set forth in paragraph (A) (1) and (2) of Appendix 17 shall have been effected to the reasonable satisfaction of the Purchaser in the manner contemplated in Appendix 17.

2.6	Such number of Senior Management Contracts as the Parties agree in writing shall have been entered into and not terminated, and such number of Senior Managers shall still be able to work.

2.7	The Final Individual Accounts will not show a material adverse difference from the Draft Individual Accounts, when taken in the context of the Group as a whole.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

2.8	The Final Limited Review Accounts will not show a material adverse difference from the Draft Limited Review Accounts.

2.9	The Identified *** Assets shall have been transferred to the Company.

3	REGULATORY APPROVALS

3.1	Insofar as the Transaction, in whole or in part, gives rise to:

3.1.1
a notification obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the notifications of the Seller and the Purchaser pursuant to the HSR Act having been made to the USA Federal Trade Commission or the U.S. Department of Justice, Antitrust Division; and

3.1.2
any other mandatory merger control notification obligation in any jurisdiction where the Company has made material sales since 1 January 2012, all such mandatory merger control filings having been made to the relevant Competition Authority in respect of the Transaction, provided that for this purpose, sales in a jurisdiction shall be deemed to be material if sales revenues generated in that jurisdiction exceeded ***.

3.2	In respect of any notification obligation arising under paragraphs 3.1.1 and 3.1.2 of this Schedule 2:

3.2.1
all consents and approvals of any such Competition Authority which are required to be obtained before the Transaction may be completed having been obtained either unconditionally or subject to such Commitments as shall be reasonably acceptable to the Seller and the Purchaser and in accordance with Clause 4.4 of this Agreement; or

3.2.2	all applicable mandatory waiting periods and any extensions thereof in connection with the relevant notification having expired or been terminated.

4	[INTENTIONALLY LEFT BLANK]

5	FOREIGN INVESTMENT PROMOTION BOARD
The approval of the Foreign Investment Promotion Board for the acquisition by the Purchaser of the entire share capital of the Company in terms of the Agreement and the Transaction Documents either unconditionally or subject to such conditions as shall be reasonably acceptable to the Seller and the Purchaser and in accordance with Clause 4.4 of this Agreement.

6	VALUATION CERTIFICATE

6.1	[intentionally left blank]

6.2
The Seller shall obtain a certificate from a chartered accountant indicating the fair value of the Shares as required under the Master Circular on Foreign Investment in India dated 1 July 2013 (the “FDI Master Circular”).

7	AGREED CONDITIONS
Such other matters as the Parties agree in writing will constitute Conditions for the purposes of this Agreement.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 3
CONDUCT OF BUSINESS BEFORE COMPLETION
Without limiting and without prejudice to Clauses 5.1 through 5.13 (inclusive), until Completion the Seller shall, within the confines of Applicable Law, ensure that, without the prior written consent of the Purchaser (and for this purpose, the Purchaser agrees, when determining whether to give consent, that it shall act reasonably and that such decision will not be unreasonably delayed) no Group Company shall, and (where applicable) the Seller shall not for and on behalf of a Group Company:

2.	create, allot or issue any share or loan capital or other security or agree, arrange or undertake to do any of those things;

3.	give or agree to give any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of its share or loan capital;

4.	merge or consolidate with a corporate body or any other Person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

5.
in each case, save to the extent permitted by paragraph 10 below, acquire, transfer, assign, pledge, mortgage, lease, sell or dispose of, or agree to acquire, transfer, assign, pledge, mortgage, lease, licence, enter into a partnership, joint venture or similar arrangement with regard to, sell or dispose of, any material assets (whether tangible or intangible), including rights to products or pipeline products, businesses or undertakings or suffer to exist any Encumbrance thereon (other than security interests created in the Ordinary Course of Business) and in compliance with any other provisions of this Schedule 3 or assume or incur, or agree to assume or incur, any material liability or obligation outside the Ordinary Course of Business, in excess of US$***;

6.	pass any resolution by its members in general meeting or make any alteration to its articles of association;

7.	declare, authorise, make or pay any dividend or other distribution (whether in cash, stock or in kind);

8.
save in relation to Tenders, enter into any material contract or arrangement which is incapable of being terminated within *** without any termination, breakage or other costs or could reasonably be expected to involve annual revenue of US$*** or annual committed expenditure or liability which exceeds, in each case, US$***;

9.	submit Tenders outside the Ordinary Course of Business or which are expected to involve annual revenue in excess of US$***;

10.
enter into any contract or agreement containing any provision imposing non-compete, non- solicit, exclusivity, right of first offer, right of first refusal, most favoured nation refundable payment obligations capacity preference or priority obligations or similar obligations, undertakings or restrictions, in each case, in relation to any pharmaceutical related products or services and with regard to anything else, to the extent the restrictions are material;

11.	save for Permitted Capex, create any borrowing or other Debt in excess of US$*** otherwise than pursuant to trade financing in the Ordinary Course of Business;

12.	enter into any transaction or arrangement with any Person otherwise than at arms' length or enter into any transaction with a related party;

13.	make any proposal for or adopt a plan of complete or partial winding up, dissolution, liquidation, merger, consolidation, restructuring, recapitalization or the reorganization of any Group Company;

14.
redeem or purchase any shares or reduce its issued share capital, or any uncalled or unpaid liability in respect thereof, or any capital redemption reserve, share premium account or other reserve that is not freely distributable;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

15.	make any advance, loan or deposit of money other than in the Ordinary Course of Business or cancel, release or assign any indebtedness in excess of US$*** owed to it;

16.	materially change its policies or practices in respect of debtors and/or payment of creditors;

17.	lease, license or part with or share possession or occupation of any Real Property held or occupied or which may be acquired by any Group Company or enter into an agreement or arrangement to do so;

18.	vary, amend, supplement, assume, replace, waive any material provision of, terminate or otherwise modify any contracts involving annual revenue in excess of US$***;

19.	fail to take any action necessary to protect or maintain the Intellectual Property of any Group Company;

20.
with respect to the Intellectual Property of any Group Company and with respect to any rights to the Intellectual Property granted under any contract: (A) transfer, assign or license to any Person any rights to such Intellectual Property; (B) abandon, permit to lapse or otherwise dispose of any Intellectual Property; (C) grant any Encumbrance on any Intellectual Property; (D) disclose or agree to disclose to any Person, other than representatives of the Purchaser, any Know-how, trade secret or other confidential information, idea, invention, proprietary process, formulae, model or methodology; or (E) make any material changes in or to the Intellectual Property that reasonably could be expected to impair such Intellectual Property or the Purchaser's rights with respect thereto in any material respect;

21.
in relation to any claim or Proceedings exceeding US$***, initiate, settle, waive or abandon any claim, litigation, arbitration or other Proceedings or make any admission of liability by or on behalf of any Group Company (i) except in relation to debt collection in the Ordinary Course of Business; and (ii) save that any member of the Group may take any reasonable action in relation to patent matters connected with Paragraph IV Challenges provided that such action does not and will not have a material adverse effect on the Agila Business or the anticipated revenue and profits attributable to the products related thereto;

22.
with respect to all tangible assets of each Group Company, fail to maintain any such assets in a state of repair, order and condition consistent in all material respects with their operation in the Ordinary Course of Business, usual and ordinary wear and tear excepted;

23.
knowingly take any action which may invalidate any of its policies of insurance or take out any replacement policies of insurance (other than renewals of the policies of insurance on substantially the same commercially reasonable and available terms as those in force at the date of this Agreement);

24.
with respect to the Agila Business, (i) make any material change in the selling, distribution, advertising, terms of sale or collection practices that are inconsistent in any material respect with the Ordinary Course of Business, (ii) enter into any material business practices, programs or long-term allowances not previously used in the Ordinary Course of Business, (iii) engage in the practice of "channel stuffing" or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), that, in any such case, would reasonably be expected to result, directly or indirectly, in purchases of products that are in excess of normal customer purchasing patterns consistent with the Ordinary Course of Business during the twelve (12) months prior to the date of this Agreement or not in accordance with stated terms of customer agreements or purchase pattern reasonably expected by the Seller or (iv) materially change inventory ordering patterns outside of normal production plans or outside the Ordinary Course of Business;

25.	fail to pay accounts payable and other obligations of the Agila Business in the Ordinary Course of Business other than those disputed in good faith;

26.
change or take any action to change (except as required by Applicable Law) its statutory appointed auditors or make any change to: (i) its accounting practices or policies (including procedures with respect to revenue recognition); (ii) any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case where

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in Applicable Law;

27.	create or amend any employee share scheme and/or grant or issue any options or other equity-based awards under any such scheme;

28.
save in relation to up to *** new personnel proposed to be employed in connection with the new facility in Singapore and expansion projects in Bangalore, increase the number of Employees by more than *** Employees;

29.
make any change in terms of employment (including pension fund commitments) other than those required by Applicable Law which would increase the aggregate staff costs of the Group by more than ***, per annum;

30.
except for merit increases, bonus payments or promotions made in the Ordinary Course of Business and consistent with past practices, grant any increase in the compensation (including incentive or bonus compensation) of any Employee, or institute, adopt or amend any Employee plan, or otherwise amend the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Employee;

31.	save for cause (other than in relation to Senior Managers), give notice of termination of employment or dismiss any Senior Employee or a number of Employees that exceeds ***;

32.	(A) transfer any Employee from the Agila Business to a non-Agila Business or (B) transfer any person who is not an Employee from a non- Agila Business to the Agila Business;

33.
communicate with any Employees regarding the compensation, benefits or other treatment that they will receive from Purchaser or any Group Company post Completion in connection with the transactions contemplated hereby, unless any such communications have been reviewed and approved by the Purchaser. To the extent that such communication is mandated by Applicable Laws, the Seller or the applicable member of the Seller's Group shall first use all reasonable endeavours to ensure that the Purchaser has a reasonable opportunity to review and approve any such communication;

34.	terminate, cancel, amend, waive, modify or fail to maintain or otherwise comply with any Governmental Authorisations applicable to the Agila Business other than those that are immaterial;

35.	take any action which is inconsistent with the provisions of any Transaction Document or with the implementation of the transactions contemplated thereby;

36.	adopt, modify or participate in any pension scheme (other than its existing pension schemes);

37.
(i) make, revoke or amend any Tax election or settle or compromise any Tax liability or agree to an extension or waiver of the limitation period to any Tax claim made by any Tax Authority or grant any power of attorney with respect to Taxes or enter into any closing agreement with respect to any Tax; (ii) change any method of accounting for Tax purposes; or (iii) file any amended income Tax Return or other material amended Tax Return; or

38.	agree, whether in writing or otherwise, to do any of the foregoing or take, or commit to take, any action that would result in the occurrence of any of the foregoing.
For the purposes of determining any monetary amount set forth in this Schedule 3, amounts in currencies other than US$ shall be converted into US$ at the end of day closing price London time, as reported on Bloomberg page WCV.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 4
NET DEBT STATEMENT

1	INTERPRETATION

1.1	For the purposes of this Schedule 4, the following additional terms are defined:
"Accounting Policies" the accounting policies in accordance with Indian GAAP, consistently applied, consistent with the same accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques adopted in the PCFS;
"Bank Debt" the amounts outstanding under all bank loans and bank facilities (including any accrued but unpaid interest thereon), and any costs and expenses (including Taxes) related thereto, including as set out in Appendix 3 at Completion;
"Cash" cash (whether in hand or credited to any account with any financial or similar institution or organisation) and cash equivalents of the Group Companies (including all interest accrued thereon) at the Relevant Time determined in accordance with paragraph 2 of this Schedule 4, including:

(a)	marketable securities and short term investments;

(b)	cheques received by, honored and made payable to any of the Group Companies prior to Completion;
but excluding:

(c)	any cash and cash equivalents held by any of the Group Companies on trust on behalf of any customer;

(d)	any cash overdraft amounts and the amounts of any cheques issued on any accounts of any of the Group Companies; and

(e)	Repatriation Costs;
"Completion Balance Sheet" the unaudited combined balance sheet in the form set out in this Schedule 4 of the Company as at the Relevant Time;
"Debt" the sum of the following (without double counting) determined in accordance with paragraph 2 of this Schedule 4:

(a)
the aggregate amount at the Relevant Time of all outstanding principal amounts (whether or not due and payable at that time and including accrued but unpaid interest) of the Group under or in respect of:

(i)	Bank Debt;

(ii)	Hire Purchase Leases;

(iii)	current Tax Liabilities (net of advances and prepayments) (actual and accrued) for each Group Company for the period up to Completion); and

(iv)	amounts owed by any Group Company in respect of the Related Party Loans (net of amounts owed to any Group Company in respect of the Related Party Loans), but excluding any such amounts outstanding under the Trade Payables as at Completion;

(a)
the aggregate amount of any break fees and other termination costs which are required to be paid by a Group Company in connection with the payment or repayment prior to, at or in connection with Completion of any amounts referred to in paragraph (a) above; and

(b)	the aggregate amount at the Relevant Time of any other borrowings and other indebtedness of a Group Company, including by way of acceptance credits, letters of credit,

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

discounting or similar facilities, loan stocks, bonds, debentures, debt securities (including any related interest accruals and payments in kind), notes, debt or inventory financing, or other similar or analogous financing arrangements, all security, guarantee, surety, collateral and deposit arrangements, together with any accrued but unpaid interest thereon, as applicable, deferred or contingent consideration (including the Aspen licensing obligations and Star Drugs purchase consideration to the extent relevant to the Group Companies), lease buyout obligations, unfunded pension liabilities including leave encashment and gratuity obligations, accounts payable for capital expenditures between the date of this Agreement and Completion, and all other accounts payable balances outstanding for 180 days or more, and leases, any Related Party Loans (including amounts owed for guarantee commissions, management fees and any outstanding redeemable preference equity shares), finance leases, capital leases, overdrafts, sale and lease back arrangements or any other arrangement the purpose of which is to borrow money), together with interest rate, currency or other swaps or hedging arrangements, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under derivative instruments, net intercompany payables and the differential land cost and processing fees payable by the Company to the lessor in respect of the ***. An illustrative schedule of Debt as of September 30, 2012 is set out in Appendix 18;
plus:
(d)     ***;
plus:
(e)    the Regulatory Deposit.
"Estimated Cash" the Seller's good faith estimate of Cash at the Relevant Time based on the information available at the time such calculation is made and taking into account the Accounting Policies;
"Estimated Completion Balance Sheet" the Seller's good faith estimated Completion Balance Sheet at the Relevant Time in the form set out in this Schedule 4 based on the information available at the time such balance sheet is prepared and taking into account the Accounting Policies;
"Estimated Debt" the Seller's good faith estimate of Debt of the Group Companies at the Relevant Time based on the information available at the time such calculation is made and taking into account the Accounting Policies;
"Hire Purchase Leases" all liabilities in respect of the capital element of the hire purchase leases set out at Appendix 5;
"Post-Completion Statement" a statement setting forth the Purchaser's good faith calculation of the (A) Cash and (B) Debt in each case as at the Relevant Time;
"Pro Forma Combined Financial Statements of the Specialties Business" or "PCFS" means the combined balance sheet, combined profit and loss account and the significant accounting policies and explanatory notes of the subsidiaries and joint ventures of SAL which are considered Specialty Entities;
"Purchaser's Accountants" PricewaterhouseCoopers LLP;
"Related Party Loans" all loans owed by or to a Group Company to or by any member of the Seller's Group or to or by any other Group Company (as the case may be) and any other loans or similar arrangements including amounts included in the corporate control account between any Group Company, any Seller Group Company and/or the Promoters, including any interest accrued thereon and any costs and expenses (including Taxes) related thereto;
"Relevant Time" 11:59 pm Indian Standard Time on the Business Day before the Completion Date;
"Repatriation Costs" any costs related to transferring cash from one tax jurisdiction to another;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Seller's Accountants" Deloitte, Haskins & Sells;
"Specialty Entities" has the same meaning as in the Deloitte Review Report and PCFS for the Draft Limited Review Accounts;
"Trade Payables" represents the Specialty Entities obligations for amounts owed for the purchase of goods and services arising in the ordinary course of business, net of advances to suppliers for the purchase of goods, calculated consistently with past practices and in accordance with the Accounting Policies.

1.2	It is agreed that items or amounts categorised or falling under more than one defined term in this Schedule 4 shall not be double counted.

2	PREPARATION OF NET DEBT STATEMENT AND WORKING CAPITAL STATEMENT

2.1
The Purchaser shall, as promptly as practicable and in any event no later than seventy-five (75) calendar days after Completion, prepare and deliver to the Seller the draft Completion Balance Sheet and the draft Post-Completion Statement.

2.2
The Seller and the Seller's Accountants shall be entitled to review all books, records and papers of the each Group Company which are relevant for the purposes of preparing the draft Completion Balance Sheet and draft Post-Completion Statement and matters arising therefrom and the Purchaser shall use reasonable endeavours to have the Purchaser's Accountants and appointed statutory auditors of the Specialty Entities provide to the Seller and the Seller's Accountants all reasonable assistance to prepare and review the draft Completion Balance Sheet and draft Post-Completion Statement, including reasonable access to all working papers used to prepare the same.

2.3
The Seller shall notify the Purchaser in writing within fifteen (15) calendar days of receipt of the draft Completion Balance Sheet and draft Post-Completion Statement stating whether the Seller agrees with the draft Completion Balance Sheet and draft Post-Completion Statement and, if they do not so agree, such notification shall give reasonable details of any disagreement and the adjustments which, in the opinion of the Seller, should be made (the "Disputed Details").

2.4
Within fifteen (15) calendar days of receipt of the Disputed Details, the Purchaser may submit to the Seller written notification giving reasonable details of its response to the Disputed Details (the "Purchaser Dispute Response"). In the case of disagreement, the Purchaser and the Seller shall (in conjunction with their respective accountants) meet and discuss the Disputed Details and the Purchaser Dispute Response (if any) in order to seek to reach agreement upon such adjustments (if any) to the draft Completion Balance Sheet and draft Post-Completion Statement as are acceptable to the Purchaser and the Seller in order to put such draft Completion Balance Sheet and draft Post-Completion Statement in final form.

2.5
If the Seller is satisfied with the draft Completion Balance Sheet and draft Post-Completion Statement, either as originally submitted or after making such adjustments as are agreed between the Purchaser and the Seller (or if the Seller does not notify the Purchaser of any Disputed Details within the said fifteen (15) calendar day period referred to in paragraph 2.3 above), the draft Completion Balance Sheet shall, and the amounts set out in the Post-Completion Statement shall comprise the amounts shown as (A) Cash and (B) Debt, and shall be final and binding on the Parties.

2.6	If the Purchaser and the Seller fail for any reason to resolve all matters in dispute either:

2.6.1	if the Purchaser chooses not to submit a Purchaser Dispute Response, within fifteen (15) calendar days of receipt by the Purchaser of the Disputed Details; or

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

2.6.2	if the Purchaser chooses to submit a Purchaser Dispute Response, within fifteen (15) calendar days of receipt by the Seller of the Purchaser Dispute Response, the matters in dispute shall be referred for resolution on the application of either the Purchaser or the Seller to an independent accountant being a partner in an independent firm of internationally recognised chartered or public accountants which the Parties will agree upon within ten (10) Business Days to act as the independent accountant or failing agreement on the identity of the independent accountant within such period, an independent accountant appointed on the application of either the Seller or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert Accountant"). In giving his decision, the Expert Accountant shall state what adjustments (if any) are necessary to the draft Completion Balance Sheet and draft Post-Completion Statement in order for them to have been prepared in accordance with this Agreement. Such draft Completion Balance Sheet and draft Post-Completion Statement shall, subject to and following any such adjustments, comprise the Completion Balance Sheet and Post-Completion Statement for the purposes of this Agreement.

2.7	If there is a referral to an Expert Accountant, the following provisions shall apply:

2.7.1
the Purchaser (or the Purchaser's Accountants) and the Seller (or the Seller's Accountants) shall each prepare a written statement on the matters in dispute which, together with any relevant documents, shall be submitted to the Expert Accountant and to the other Party;

2.7.2	each of the Purchaser and the Seller may submit one set of written comments on the other Party's written statement to the Expert Accountant;

2.7.3	the Expert Accountant shall be entitled:

(A)
to stipulate the time periods within which the Parties shall prepare and submit the written statement and written comments referred to in this paragraph 2.7 (such time periods to be at least fourteen (14) calendar days) and to disregard any written statement or comments not delivered to the Expert Accountant within the time periods so stipulated;

(B)
to require the Purchaser and the Seller and their respective accountants to attend one or more meetings (provided that representatives of both the Seller and the Purchaser are invited to attend) and to raise enquiries of them about any matters which the Expert Accountant considers relevant;

(C)	in the absence of agreement between the Purchaser and the Seller, to determine the procedure to be followed in undertaking the expert determination, insofar as the procedure is not set out herein; and

(D)	to appoint advisers (including legal advisers) if required.

2.7.4
The Purchaser and the Seller shall use reasonable endeavours to procure that the Expert Accountant is given all such assistance and access to documents and other information as he may reasonably require in order to make his decision.

2.7.5
The Expert Accountant shall be requested to give his decision on matters in dispute arising out of the Disputed Details (and the Purchaser Dispute Response, if any), with written reasons for his decision, within sixty (60) calendar days of the date of his appointment or as soon thereafter as practicable. The resolution of the Expert Accountant shall be based upon and within the range of the amounts set forth in the written statements submitted to the Expert Accountant pursuant to paragraph 2.7.1. Save as expressly permitted by paragraph 2.7.3(B) above, no ex parte conferences, oral testimony, depositions, or other form of oral evidence gathering or hearings shall be conducted or allowed.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

2.7.6
The costs of the Purchaser's Accountants pursuant to the provisions of this Schedule 4 shall be borne by the Purchaser. The costs of the Seller's Accountants shall be borne by the Seller. Each of the Purchaser and the Seller shall bear its own legal costs in connection with the procedure before the Expert Accountant.

2.7.7
The costs of the Expert Accountant (including the cost for his appointment, his expenses and the costs of any advisers to the Expert Accountant) shall be borne by the Purchaser and the Seller in such proportions as the Expert Accountant shall determine provided that such determination shall be in the proportion that the aggregate amount of the relevant Party's claims submitted under this paragraph 2.7 are sustained or rejected by the Expert Accountant.

2.7.8
Save in the case of fraud or manifest error the decision by the Expert Accountant shall be final and binding on all concerned and shall be given by the Expert Accountant acting as an expert and not as an arbitrator. If any arbitration is brought by either the Seller or the Purchaser in order to enforce payment of any sum due (or any adjustment required) as a result of the Expert Accountant's determination or in respect of a dispute as to the correctness or validity of the Expert Accountant's determination, such arbitration shall be conducted in accordance with Clause 19 of this Agreement, except that there shall be only a single arbitrator appointed by the LCIA Court in accordance with the LCIA Rules and the hearing shall be held within two months of the appointment of the arbitrator or as soon thereafter as practicable. No joinder or consolidation shall be allowed with respect to such arbitration.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Form of Completion Balance Sheet

See separate document.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 5
COMPLETION OBLIGATIONS

Part 1
SELLER'S OBLIGATIONS
At Completion:

1.
The Seller shall: (i) in respect of such of the Shares as are held electronically, transfer such Shares to the Share Escrow Account, and deliver to the Escrow Agent its duly executed delivery instruction forms transferring such Shares from the Share Escrow Account to the securities account designated by the Purchaser and/or the Purchaser's nominees in India: (ii) in respect of such of the Shares as are not held electronically, deliver to the Escrow Agent the share transfer form(s) duly executed by the Seller in favour of the Purchaser, together with definitive share certificate(s) showing the Seller as the registered holder, transferring such Shares to the Purchaser and/or the Purchaser’s nominees in India; and (iii) in respect of all the Shares (whether or not held electronically), provide all instructions required to be given to the Escrow Agent (including, without limitation, any joint notifications and/or release instructions along with the Purchaser), all in accordance with terms of the Closing Escrow Agreement.

2.	The Seller shall deliver or cause to be delivered to the Purchaser or the Purchaser's Solicitors:

2.1
a copy of a board resolution or extracts from the minutes of a meeting of the directors of the Seller (certified to be a true copy or extract by a director or company secretary of the Seller) (i) authorising the execution and performance of this Agreement and the Transaction Documents (to which it is a party) and (ii) approving the transfer of the Shares from the Seller to the Purchaser in accordance with this Agreement and approving the execution of the share transfer form(s) in respect of such of the Shares as are not held electronically;

2.2	any power of attorney or other authority under which this Agreement is executed on behalf of the Seller, if required;

2.3
to the extent not in the possession of a Group Company, where they have been issued, share certificates showing the name of the Company as registered holder in respect of all the shares in the Subsidiary or in the case of a subsidiary without share certificates, other evidence, in form reasonably acceptable to the Purchaser, demonstrating the ownership by the Company of all the interests in the Subsidiary;

2.4	a counterpart of the Tax Deed, duly executed by or on behalf of the Seller;

2.5	a copy of the Completion Disclosure Letter;

2.6	a copy of the Brand License Agreement, duly executed by the Seller and any of its Affiliates which are parties thereto;

2.7	a copy of the Senior Manager Escrow Agreement, duly executed by the Seller;

2.8	a copy of the Closing Escrow Agreement, duly executed by the Seller;

2.9	a copy of the R&D Facility Agreement, duly executed by the Seller;

2.10
to the extent not in the possession of a Group Company, such title deeds, leases, licences and other documents as may be in the possession of the Group Companies relating to each of the Real Properties;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

2.11	unless otherwise notified ten (10) Business Days before Completion, the written resignations of the directors and secretary of the Company and the Subsidiary in the agreed form;

2.12	a copy of the Payoff Letter, duly executed by the Seller and the relevant banks and copies of the Release Confirmation Letters and Release Letters duly executed by the relevant Banks;

2.13
evidence to the reasonable satisfaction of the Purchaser that all security affecting any asset or shares of Group Companies relating to borrowings of any member of the Seller's Group has been or will be fully and unconditionally discharged;

2.14	evidence to the reasonable satisfaction of the Purchaser that the Restructuring Steps have been completed;

2.15	a copy of each amendment or consent obtained pursuant to Appendix 15 and Appendix 16;

2.16	evidence of termination of each of the Terminating RPTs;

2.17
to the extent not in the possession of a Group Company, the cheque books, certificates of incorporation, common seals and all statutory and minute books (which shall be written up to, but not including, the date of Completion) of each Group Company together with all unused share certificate forms;

2.18	a certificate signed by or on behalf of the Seller to the effect of paragraphs 2.1 through 2.3 (inclusive) of Schedule 2;

2.19
the Seller shall procure that the following matters are resolved and passed by a directors' resolution of the Company and each Subsidiary or transacted at a meeting of the directors of the Company and each Subsidiary:

2.19.1
in respect of the Company only, the directors of the Company shall authorise the transfer of such of the Shares as are not held electronically from the Seller to the Purchaser (subject to the share transfer form(s) being duly executed) and/or note the transfer of such of the Shares as are held electronically from the Seller to the Purchaser;

2.19.2
in respect of the Company only, subject to the stamping of the share transfer form(s) (if applicable) in respect of Shares as are not held electronically, the directors of the Company shall approve the entry of the Purchaser into the register of members of the Company as the holder of the Shares in respect of Shares as are not held electronically;

2.19.3
the directors of the Company and the Subsidiary shall accept or note the written resignations of the respective directors and the secretary of the Company and the Subsidiary referred to in paragraph 1.14 above;

2.19.4
all existing mandates for the operation of the bank accounts of the Company and each Subsidiary shall be revoked and new mandates issued giving authority to Persons nominated in writing by the Purchaser;

2.19.5	the accounting reference date of the Company and each Subsidiary shall be changed to a date as may be directed by the Purchaser; and

2.19.6
at the request of the Purchaser, the persons nominated by the Purchaser shall be appointed as directors and/or secretary of the Company and each Subsidiary, in each case subject to such Person having consented to act;

2.20	evidence that the 200,000 Preference Shares of INR 100 each held by the Seller in the Company have been redeemed for INR 200,000,000;

2.21	documents evidencing conversion of the Shares from certificated form to electronic form, as may be required, prior to Completion;

2.22
copies of the *** Real Estate Documents (other than the lease deed for *** which is in agreed form and such agreed version shall be duly identified on the Completion Date), duly executed by all parties other than the Group Companies; and

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

2.23	copies of the Renewed Agreements, duly executed by all parties thereto.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Part 2
PURCHASER'S OBLIGATIONS
At Completion:

1.	the Purchaser shall deliver, or shall cause to be delivered to the Seller or the Seller's Solicitors:

1.2
a copy of or extracts from the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement and the Transaction Documents as certified by a director or the secretary of the Purchaser;

1.3	intentionally blank;

1.4	a counterpart of the Tax Deed, duly executed by or on behalf of the Purchaser;

1.5	a copy of the Senior Manager Escrow Agreement, duly executed by the Purchaser;

1.6	a copy of the Closing Escrow Agreement, duly executed by the Purchaser;

1.7	a copy of the Brand License Agreement, duly executed by Mylan Inc.;

1.8	a copy of the R&D Facility Agreement, duly executed by the Company; and

2.
the Purchaser shall: (i) pay by electronic transfer to the Cash Escrow Account the aggregate of the Completion Payment, the aggregate of the Payoff Amounts, the Senior Manager Transaction Proceeds and the Regulatory Deposit Amount; and (ii) deliver all instructions required to be given to the Escrow Agent (including, without limitation, any joint notifications and/or release instructions along with the Seller), all in accordance with terms of the Escrow Agreement. in accordance with terms of the Closing Escrow Agreement.

Schedule 6
GUARANTEES AND INDEMNITIES

1.1
The Guarantor unconditionally and irrevocably guarantees to the Seller the punctual discharge by the Purchaser, which for purposes of this Schedule 6 shall be deemed to include any assignee of Purchaser of its obligations of whatever nature under this Agreement or other Transaction Documents (including its liabilities to pay damages, agreed or otherwise under this Agreement or other Transaction Documents (the "Guaranteed Obligations") and promises to pay on demand each sum (together with interest on such sum accrued both before and after the date of demand until the date of payment) which the Purchaser is liable to pay under this Agreement or other Transaction Documents.

1.2
Without prejudice to the rights of the Seller against the Purchaser, the Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Agreement or other Transaction Documents and not a surety.

1.3	The Seller may make any number of demands of the Guarantor.

1.4
The Guarantor's obligations under this guarantee shall be in addition to any rights the Seller may have under any other agreement or security in relation to this Agreement or the Guaranteed Obligations. The Seller may enforce its rights against the Guarantor without first having recourse to any other such agreement or security or exercising any rights or remedies against the Purchaser.

1.5	The Guarantor's liability to the Seller shall not be discharged, impaired or affected by:

1.5.1	any legal limitation, disability or incapacity or other circumstances relating to the Purchaser or any change in the members or status of the Purchaser or any other person;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

1.5.2	any variation of any of the terms of this Agreement or other Transaction Documents or of any of the Guaranteed Obligations;

1.5.3	any time, waiver or consent granted to or composition with the Purchaser or any other person; any defect in the obligations of the Seller or the Purchaser;

1.5.4
the bankruptcy, liquidation or dissolution of the Purchaser or the appointment of a receiver, administrative receiver or administrator of the Purchaser's assets or any other insolvency proceeding relating to the Purchaser or any change of control of the Purchaser or any other matter affecting the obligation of the Purchaser to perform any Guaranteed Obligation;

1.5.5	any unenforceability, illegality or invalidity of any obligation of any person (other than the Seller) under this Agreement or other Transaction Documents; or

1.5.6	any other matter which, but for this paragraph, would reduce, vitiate or affect the obligations of the Guarantor in respect of the Guaranteed Obligations.

1.6
The Guarantor undertakes to fully and effectively indemnify on an after-Tax basis, keep indemnified and hold harmless the Seller from and against all Actions and all Costs which the Seller or any member of the Seller's Group may suffer or incur or which may be brought against the Seller or any member of the Seller's Group in any jurisdiction arising, directly or indirectly out of, in respect of or in connection with any default by the Purchaser in performing any Guaranteed Obligation or by the Guarantor in performing its obligations under this Guarantee.

1.7	Until all of the Guaranteed Obligations have been unconditionally and irrevocably discharged, the Guarantor agrees that:

1.7.1	it will not make demand for the payment of any sum from the Purchaser connected with or in relation to the sum demanded by the Seller or claim any set-off or counterclaim against the Purchaser;

1.7.2	if the Purchaser is bankrupt, insolvent or in liquidation, the Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with the Seller; and

1.7.3
any security taken by the Guarantor from the Purchaser in consideration of this guarantee and any money received by the Guarantor by proving in the bankruptcy, insolvency or liquidation of the Purchaser, shall be held in trust absolutely for the Seller, in respect of the obligations of the Guarantor under this Schedule 6.

1.8	The Guarantor agrees that:

1.8.1
if any payment received by the Seller from the Purchaser in relation to the Guaranteed Obligations is avoided or set aside on the subsequent bankruptcy, insolvency or liquidation of the Purchaser any amount received by the Seller and subsequently repaid, shall not discharge or diminish the liability of the Guarantor for the Guaranteed Obligations and this Schedule 6 shall apply as if such payment had at all times remained owing by the Purchaser; and

1.8.2
after a demand has been made by the Seller under this Schedule 6 and until the amount demanded has been paid in full, the Seller may take such action as they think fit against the Purchaser to recover all sums due and payable to it under this Agreement or other Transaction Documents, without affecting the obligations of the Guarantor under this Schedule 6.

1.9
The Guarantor shall pay the reasonable charges (including legal and other costs on a full indemnity basis) incurred by the Seller in relation to the enforcement by the Seller of the obligations of the Guarantor in this Schedule 6.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 7
POST COMPLETION OBLIGATIONS
Part 1
POST COMPLETION OBLIGATIONS OF THE PURCHASER

1.	***

2.	***

3.	***

4.	***

5.	***

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Part 2
POST COMPLETION OBLIGATIONS OF THE SELLER

1.
The Seller undertakes that, after Completion, it shall *** to obtain as soon as reasonably practicable after Completion a full release of the Group Companies (as applicable) from any guarantee or indemnity given for the benefit of the Promoters or any member of the Seller's Group where such release has not already been procured at Completion. Without limiting the foregoing, the Seller shall procure the release of all the security provided by, or on behalf of, the Group Companies in connection with the *** of *** obtained by the Seller from *** no later than ***from Completion. The Seller undertakes that prior to obtaining any such release, it shall indemnify and hold harmless the Group Companies and the Purchaser from any and all costs, claims and liabilities arising under any guarantee or indemnity given by such Person for the benefit of the Promoters or the Seller's Group. The Seller agrees that the Group Companies shall be able to enforce this provision against the Seller for the purposes of Clause 16.9.

2.
If at any time *** of Completion, the Purchaser discovers that any member of the Group transferred any asset or right to the Seller's Group prior to Completion, in connection with the restructuring of the Agila Business, which relates to the Agila Business or the business conducted by the Agila Group as at Completion, the Seller shall, on reasonable request in writing from the Purchaser, use all reasonable endeavours to retransfer any such asset or right to the Group for US$1, provided that the Seller shall on demand indemnify and hold harmless the Group Companies and the Purchaser on an after-Tax basis from and against any and all costs (including professional advisers' fees), claims, losses and liabilities (whether in respect of Tax or otherwise) arising in connection with such retransfer.

3.
If at any time *** of Completion, the Purchaser, discovers that any contract or agreement, other than a Transferring Contract, which relates to the Agila Business or the business conducted by the Agila Group as at Completion has not been transferred, assigned or novated to a Group Company, the Seller shall, on reasonable request in writing from the Purchaser, use its best endeavours to effect the transfer, assignment or novation of that contract or agreement to the relevant Group Company specified by the Purchaser in such written request. From the date of such written request until the date on which such transfer, assignment or novation has been effected, the Seller shall hold the benefit of that contract or agreement on trust for the Purchaser and shall account for and pay or deliver to the Purchaser any monies, goods or other rights or benefits received by the Seller and/or any members of the Seller's Group in relation thereto as soon as practicable after such receipt.

4.
The Seller undertakes that it shall execute, and/or procure the execution of, the *** Existing Lease Termination Documents, the *** New Lease Documents, the Bilekahalli Easement Document and the R&D Facility Agreement by all parties other than the Company, and render *** to the Purchaser to duly register such documents with the relevant property registries (if required by Applicable Law), all such actions to be completed within *** of Completion.

5.	The Seller undertakes to execute termination agreements in respect of the lease deeds entered into with respect to the Seller Leases.

6.	The Seller undertakes that it shall extend all reasonable endeavours to assist as may be reasonably required for shifting the registered offices of the Group Companies from ***.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Part 3
TRANSFERRING CONTRACTS

1.	CONTRACTS
Save as provided in paragraphs 2 to 6 (inclusive) herein and subject to and with effect from the Completion Date, the Purchaser shall assume responsibility as from the Completion Date for the due performance of all obligations under the Transferring Contracts and all liabilities arising or falling due for performance after the Completion Date under the Transferring Contracts (other than those unrelated to the Agila Business).

2.	ASSIGNMENT
This Agreement constitutes, subject to and with effect from the Completion Date, an assignment by the Seller to the Purchaser of the Transferring Contracts if and to the extent the benefit of each such Transferring Contract can be assigned by the Seller or any member of the Seller's Group (as applicable) to the Purchaser or the Group without Third Party Consent or in respect of which any required Third Party Consent has been obtained by the Seller before Completion.

3.	CO-OPERATION

3.1	Insofar as the Transferring Contracts comprise the benefit and burden of contracts which cannot be effectively assigned except by novation or with Third Party Consent:

3.1.1
this Agreement shall not constitute or operate or be construed as an assignment or attempted assignment of the relevant Transferring Contract where such conduct would constitute a breach of such Transferring Contract;

3.1.2	any fee, charge, cost

or financial penalty levied by a third party pursuant to the terms of such Transferring Contract in respect of the granting of any Third Party Consent or the termination of any Transferring Contract shall be exclusively borne by the Seller without any right of indemnification against the Purchaser; and

3.1.3
the Seller and the Purchaser shall co-operate and do anything which may *** Transferring Contracts are novated or the necessary Third Party Consent or other agreement is obtained, in each case on terms reasonably satisfactory to the Purchaser as soon as possible after Completion.

4.	EXCLUSION OF CONTRACTS

4.1
The Seller shall ***, to novate the Transferring Contracts or to obtain all necessary Third Party Consents on or before the Completion Date. The Purchaser shall not be obliged to enter into any agreement in relation to a Third Party Consent which would make the rights or obligations of the Purchaser in respect of the relevant Transferring Contract materially less favourable or more onerous in any respect than the rights or obligations of the relevant Group Company or Seller Group Company in relation thereto.

4.2
If any Transferring Contract cannot be assigned or novated to the Purchaser without a Third Party Consent and such Third Party Consent has not been obtained by the Completion Date, the Seller and the Purchaser shall *** to obtain such Third Party Consent as soon as practicable after Completion.

4.3
If any requisite novation or Third Party Consent is refused or not obtained on or before the date being *** after Completion (or such longer period as may be agreed by the Seller and the Purchaser in writing) in respect of any Transferring Contract, the relevant Transferring

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Contract(s) shall be deemed to have been excluded from the sale and purchase under this Agreement and the Purchaser and its Affiliates and the Group Companies shall immediately cease to have any further liability whatsoever in respect of such excluded Transferring Contract(s). Upon such deemed exclusion of the relevant Transferring Contract(s), the Seller may take any and all steps necessary either to terminate or to effect the continued discharge of all or any such contracts.

4.4
If such Transferring Contract(s) are deemed excluded, the parties shall meet and discuss in good faith appropriate remedies, which may include a purchase price refund due from the Seller to the Purchaser for such excluded contracts.

5.	THE SELLER AS TRUSTEE

5.1	After the Completion Date and until receipt of any requisite novation or Third Party Consent in respect of a relevant Transferring Contract:

5.1.1
the Seller shall, and shall procure that any member of the Seller's Group shall (as applicable), hold the benefit of that Transferring Contract on trust for the Purchaser and shall account for and pay or deliver to the Purchaser any monies, goods or other rights or benefits received by the Seller and/or any members of the Seller's Group in relation thereto as soon as practicable after such receipt and the Purchaser shall be entitled to the use and enjoyment of such Transferring Contracts to the extent the Seller (or any member(s) of the Seller's Group) is not constrained by operation of Applicable Law from paying or delivering such monies, goods or other rights or benefits to the Purchaser; and

5.1.2
the Purchaser shall (if sub-contracting or agency is permissible under the relevant Transferring Contract) as the Seller's sub-contractor or agent perform on behalf of the Seller or any member of the Seller's Group (but at the Purchaser's expense) all the obligations of the Seller or any member of the Seller's Group arising after the Completion Date, but provided that if, in the circumstances described in paragraph 4 above, any Contract does not permit sub-contracting or agency, the Parties shall make such other arrangements between themselves as may be permissible to implement so far as possible the effective transfer of the benefit and burden of such Transferring Contract to the Purchaser.

6.	PURCHASER INDEMNITY AGAINST SELLER'S GROUP LOSSES
The Purchaser shall (on an after-Tax basis) indemnify and keep indemnified the Seller and any member of the Seller's Group against all losses (including, but not limited to, liabilities, costs, charges, expenses, claims, demands and damages (whether directly or indirectly arising) and including consequential loss) which may be suffered or incurred by the Seller and/or any member of the Seller's Group as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any obligation of the Purchaser under this Schedule 7 relating to the Transferring Contracts arising on or after the Completion Date.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 8
SELLER AND PROMOTER WARRANTIES
Part 1
GENERAL WARRANTIES

1.	TITLE

1.1	Entire issued share capital
The Shares constitute the entire issued share capital of the Company.

1.2	Title to Shares
The Seller is the legal and beneficial owner of, and will at Completion be entitled to transfer the legal and beneficial title to, the Shares, free and clear from any Encumbrances.

1.3	Share capital of the Subsidiary
The share capital of the Subsidiary is legally and beneficially owned as shown in Part 2 of Schedule 1, free from any Encumbrances.

1.4	Issued shares
All the issued shares of each Group Company are fully paid up and no Group Company has exercised or purported to exercise or has a claim on or any lien over any of their shares. There are no obligations of the Seller whatsoever to pay in any additional capital or to provide any other contribution such as a contribution in kind.

1.5	Rights of third parties
No Person has the right to call for the issue of any share or loan capital of any Group Company by reason of any conversion rights or under any option or other agreement.

2.	SELLER AND GROUP COMPANY CAPACITY

2.1	Incorporation
The Seller and each Group Company is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power and authority to own, lease and operate its properties and assets and to conduct its business as conducted at the date of this Agreement.

2.2	Corporate power and authority

2.2.1
The Seller has the necessary corporate power, authority and capacity to enter into and perform this Agreement and the other Transaction Documents to which it is a party and the provisions of this Agreement and such Transaction Documents, shall constitute legal, valid and binding obligations on the Seller and are enforceable against the Seller, in accordance with their respective terms.

2.2.2
The Seller and each Group Company is duly qualified or registered (or local legal equivalent, if any) and is permitted to carry on business in the jurisdictions in which the ownership of its properties in connection with the Agila Business or the conduct of the Agila Business requires such qualification or registration.

2.3	Due authorisation, execution and delivery
The Seller has duly authorised, executed and delivered this Agreement and the other Transaction Documents to which it is a party and no other corporate actions of the Seller are required for the Agreement to be binding and enforceable in accordance with its terms.

2.4	No breach

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and the Transaction Documents to which it is party will neither:

2.4.1	result in a breach of any provision of its or any of the Group Company's memorandum or articles of association or any of its or any of the Group Company's other constitutional documentation; nor

2.4.2
violate, conflict with or result in a breach of any Applicable Law or loss of rights under any material Governmental Authorisations which are material to the Agila Business or to which it or any Group Company is subject or by which any of their respective property or assets is bound or affected; nor

2.4.3
result in a material breach of, or constitute a material default under, any instrument (including without limitation any agreement) to which it or any Group Company is a party or by which it or any Group Company is bound.

2.5	Consents
All material consents, permissions, authorisations, approvals and agreements of third parties and all material authorisations, registrations, declarations, filings, approvals and clearances with any Governmental Authority having jurisdiction over the Seller which are necessary (i) for the Seller to obtain in order to enter into and perform this Agreement, and any Transaction Document to which it is party, (ii) for the consummation of the Restructuring and (iii) for the consummation of the transactions contemplated by the JV Interest Purchase Agreements, in each case, have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

2.6	Proceedings
There are no:

2.6.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

2.6.2
litigation, arbitration, prosecution or other legal Proceedings, claims or actions (whether criminal or civil) in progress, outstanding, pending or, so far as the Seller is aware, threatened against or affecting the Seller; and

2.6.3	investigations by any governmental or regulatory body which are pending or, so far as the Seller is aware, threatened against the Seller, and which, in each case, has or could have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any Transaction Document to which it is a party.

2.7	Solvency

2.7.1
No order has been made or notice provided and, so far as the Seller is aware, no petition presented or meeting convened for the winding up of the Seller or any Group Company, nor, so far as the Seller is aware, any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and, so far as the Seller is aware, there are no Proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction.

2.7.2	No Group Company is insolvent and no Group Company is unable to pay or has stopped paying its debts as they fall due, nor has aggregate Liabilities which exceed the aggregate value of its assets.

3.	PROMOTER CAPACITY

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

3.1	Power and Authority
Each Promoter has the necessary authority and capacity to enter into and perform this Agreement and the other Transaction Documents to which it is a party and the provisions of this Agreement and such other Transaction Documents, shall constitute legal, valid and binding obligations on each Promoter and are enforceable against each Promoter, in accordance with their respective terms.

3.2	Due authorisation, execution and delivery
Each Promoter has duly authorised, executed and delivered this Agreement and the other Transaction Documents to which such Promoter is a party.

3.3	No breach
The execution and delivery by each Promoter of, and the performance by each Promoter of its obligations under, this Agreement and the other Transaction Documents to which it is party will neither:

3.3.1	result in a breach of any Applicable Law; nor

3.3.2	result in a material breach of, or constitute a material default under, any instrument to which it is a party.

4.	ACCOUNTS

4.1	General

4.1.1
The Draft Limited Review Accounts have been prepared in accordance with the accounting policies stated in them and have been properly prepared and are accurate in all material respects and not misleading.

4.1.2
The Final Limited Review Accounts will be prepared in accordance with the accounting policies stated in them and will be properly prepared and will be accurate in all material respects and not misleading.

4.1.3
The Historical Limited Review Accounts have been prepared in accordance with the accounting policies stated in them and have been properly prepared and are accurate in all material respects and not misleading.

4.1.4	The Draft Individual Accounts have been prepared in accordance with the accounting policies stated in them and have been properly prepared and are accurate in all material respects and not misleading.

4.1.5	The Final Individual Accounts will:

(A)	be prepared in accordance with the accounting policies stated in them; and

(B)
show a true and fair view of the state of affairs of the relevant Group Company as at the date of the relevant Final Individual Accounts and of its profit or loss for the accounting reference period ended on that date.

4.2	Position since Accounts Date
Since the Accounts Date:

4.2.1	apart from the dividends provided for or disclosed in the Accounts, no dividend or other distribution has been declared, paid or made by any Group Company to a party other than a Group Company;

4.2.2	the business of all Group Companies has been carried on in the Ordinary Course of Business and so as to maintain them as a going concern;

4.2.3	no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the Ordinary Course of Business; and

4.2.4	there has not occurred any Material Adverse Effect.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

4.3	No Undisclosed Liabilities
No Group Company has incurred or assumed any material Liabilities except for Liabilities: (i) reflected or reserved against in the Draft Limited Review Accounts or which will be reflected or reserved in the Final Limited Review Accounts; or (ii) incurred in the Ordinary Course of Business, since the Accounts Date.
No Group Company, which has prepared Draft Individual Accounts, has incurred or assumed any material Liabilities except for Liabilities: (i) reflected or reserved against in the Draft Individual Accounts or which will be reflected or reserved in the Final Individual Accounts; or (ii) incurred in the Ordinary Course of Business, since the Accounts Date.

4.4	Bank Accounts

4.4.1	Appendix 19 lists each bank account maintained by or for the benefit of the Company or its Subsidiary at any bank or other financial institution.

4.4.2
All existing accounts receivable of the Company and its Subsidiary represents valid obligations of customers of the Company or its Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business other than for doubtful accounts receivable for which the Company has made reserves in the Limited Review Accounts. Appendix 20 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of 30 September 2012. Prior to Completion, the Seller shall update Appendix 20 to include an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Subsidiary as of 30 September 2012.

4.5	Inventory

4.5.1
The inventories of the Group Companies as referenced in the Draft Individual Accounts and the Draft Limited Review Accounts with respect to the Agila Business are of a saleable quality and condition and usable (taking into account shelf life) in the Ordinary Course of Business for their intended purposes other than for doubtful inventories for which the relevant Group Company has made reserves in the Draft Individual Accounts and the Draft Limited Review Accounts. All inventories, raw materials and work-in-process have been manufactured and stored in compliance with, and meet, all applicable product specifications and the requirements of the applicable Product Registrations.

4.5.2
Since 31 December 2010, the Seller has not, and the Group Companies as referred in the Draft Individual Accounts and the Draft Limited Review Accounts have not, with respect to the Agila Business: (i) made any change in the selling, distribution, advertising, terms of sale or collection practices from those planned or budgeted that is materially inconsistent with past practices in the Ordinary Course of Business and would be material to the Agila Business, (ii) entered into any material business practices, programs or long-term allowances not previously used in the Ordinary Course of Business or (iii) engaged in the practice of "channel stuffing" or any program, activity or other action (including any rebate, discount, chargeback, refund policy or practice), in the case of this clause (iii), that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice of the Agila Business during the twelve (12) month period prior to the date of this Agreement.

5.	ASSETS

5.1
The assets included in the Draft Limited Review Accounts and the Draft Individual Accounts or acquired by any Group Company since the Accounts Date in the Ordinary Course of Business (other than assets disposed of since that date) which are of material significance to the business of the Group are the property of a Group Company free from any material Encumbrance and such Group Company has full legal and beneficial ownership of and title to such assets.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

5.2	The assets described in paragraph 5.1 constitute all of the assets (excluding the Real Properties) that are currently necessary to operate and conduct the Agila Business on a going concern basis.

5.3
The tangible assets described in paragraph 5.1 are in good operating condition and repair, ordinary wear and tear excepted and are suitable for the purposes for which they are being used for the purposes of the Agila Business and have been maintained in accordance with normal industry practices where they are located.

5.4	No Group Company has, within the period of 24 months prior to the date of this Agreement, acquired any asset from any third party or any other Group Company on terms which were not at arm's length.

5.5	No Group Company is owed any money from a third party or any other Group Company other than debts incurred in the Ordinary Course of Business.

6.	BORROWINGS, GRANTS AND LOANS TO DIRECTORS

6.1	Borrowings

6.1.1	No Group Company has outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(A)	monies borrowed;

(B)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(C)	moneys raised under any bond, loan note or similar instrument;

(D)	hire purchase agreements; or

(E)	any guarantee provided to a third party (which is not a Group Company) in respect of any obligation for the payment or repayment of money described in paragraphs (A) to (D) above.
any such obligation being referred to below as a "Borrowing".

6.1.2
No Borrowing of any Group Company is payable before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by any Group Company.

6.1.3
No event or circumstance has occurred such as to entitle any Person (which entitlement is subsisting at the date of this Agreement) to require the payment or repayment of any Borrowing from a Group Company before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of any Group Company under an agreement relating to Borrowing.

6.1.4	Any outstanding amount in respect of any Specified Transactions will be paid off within a period of 60 (sixty) days from the date hereof.

6.2	Grants and subsidies
So far as the Seller is aware, no Group Company has done or agreed to do anything as a result of which:

6.2.3	any investment grant or other grant or any subsidy received by any Group Company is or may be liable to be refunded; or

6.2.4	any application made by any Group Company for such a grant or subsidy shall or may be refused; and

6.2.5	neither the signature nor the performance of the Agreement shall have any such result.

6.3	Loans to directors and connected persons
There is not outstanding:

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

6.3.3	any loan made by any Group Company to, or debt owing to any Group Company by, any director of any Group Company or any Person connected with any of them; or

6.3.4
other than employment agreements, any agreement or arrangement to which any Group Company is a party and in which any director of any Group Company or any Person connected with any of them has a material interest.

7.	REAL ESTATE

7.1	Interests
The Owned Real Properties comprise all the land and buildings owned by the Group or used or occupied by the Group or in which any Group Company has any other interest, right or liability.

7.2	Owned Real Property
In the case of each of the Owned Real Property:

7.2.1	the information contained in Schedule 11 as to tenure and the principal terms of the interests held by the Group Company is true and accurate in all respects;

7.2.2
there are no mortgages, charges, legal or equitable, specific or floating or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid seller or otherwise), annuities or trusts (whether for securing money or otherwise) affecting such Owned Real Property or the proceeds of its sale;

7.2.3	there are no agreements for sale or lease, estate contracts, options, rights of pre-emption or similar matters affecting it, the provisions of which remain to be observed or performed;

7.2.4
no Group Company by its use or occupation of such Owned Real Property contravenes any requirement or restriction having the force of law and each Group Company has, so far as the Seller is aware, complied with all covenants, conditions, restrictions, limitations and other matters binding on it, none of which is of an unusual or onerous nature or prejudicially affects the Group's use, occupation or powers of disposal or development of such Owned Real Property or materially adversely affects its value;

7.2.5
the relevant Group Company is in actual occupation of those parts of it as are not the subject of the tenancies on an exclusive basis (all such tenancies being described in Schedule 11) and, except by virtue of such tenancies, no Person other than the relevant Group Company has any right (actual or contingent) to possession, occupation or use of or interest in it;

7.2.6
no action, claim, Proceeding, demand, dispute, complaint or liability (contingent or otherwise) in respect of any of the Owned Real Property is outstanding or, so far as the Seller is aware, anticipated;

7.2.7	no development at any of the Owned Real Property has been carried out in breach of Planning Law or applicable construction laws;

7.2.8	the relevant Group Company has good title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances; and

7.2.9
the Improvements are in reasonably good condition and repair in all material respects and sufficient for the current operation of the business conducted therein, subject to reasonable wear and tear. There are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation in the normal course of business.

7.3	Leasehold Real Properties
In relation to each of the Leased Real Properties:

7.3.1
each such Leased Real Property is held under the terms of the lease which is summarised in Schedule 11, is on an arms-length basis, and no licences or collateral assurances, undertakings or concessions or variation or waiver of terms have been made by any party to the lease;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

7.3.2
the Group Company that is identified in Schedule 11 as being the lessee of any parcel of Leased Real Property has a valid and enforceable leasehold interest under the lease for such Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and has not assigned its interest in such lease or sublet any portion of the Leased Real Property to a third party;

7.3.3
true, correct and complete copies of the leases (in all material respects) for the Leased Real Property have been delivered to Purchaser prior to the date hereof and such have not been amended or modified following such delivery;

7.3.4
the relevant Group Company has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and each lease is valid and in full force;

7.3.5	no notices have been served by the landlord in respect of the forfeiture of any lease terminating or in respect of any breach or default by the lessee under each lease; and

7.3.6
other than as set forth in Appendix 1 and other than Third Party Consents required to charge the Real Properties, no Third Party Consents are required under the leases for the Leased Real Property in connection with the consummation of the transactions contemplated herein.

7.4	Tenancies
In relation to each of the Owned Real Properties which is subject to any lease, underlease, tenancy, licence or other agreement or arrangement giving rise to rights of occupation and enjoyment ("tenancy") each tenancy is summarised in Schedule 11, and contains no unusual or onerous provisions.

7.5	Other involvement in relation to property
So far as the Seller is aware, no Group Company has at any time during the last two years:

7.5.1
had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Owned Real Property and Leased Real Property; and

7.5.2
given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property in respect of which any actual, contingent or potential liability remains with any Group Company.

8.	ENVIRONMENTAL AND HEALTH AND SAFETY

8.1	Each Group Company complies, and has *** complied, with all applicable Environmental Laws in all material respects.

8.2
Each Group Company has obtained all Environmental Licences (all of which are valid and subsisting) and complies in all material respects with the terms and conditions of all its Environmental Licences. No Group Company has received any written notice from any Regulatory Authority threatening a suspension, revocation, modification or cancellation of any such Environmental License and ***, no event or has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action.

8.3	There are no unresolved, pending or, ***, threatened Environmental Proceedings involving the Seller (with respect to the Agila Business) or any Group Company.

8.4
***, there is no contamination of the Environment at any of the Real Properties or at any properties adjacent to the Real Properties that is reasonably likely to subject any Group Company to any material liability or require any material expenditure for investigation, monitoring, remediation, or corrective action under any Environmental Law and neither Seller nor any Group Company has received a written notice from any Regulatory Authority regarding the potential existence of such contamination or requiring Seller or any Group Company to conduct an evaluation with respect to the potential presence of such contamination (excluding

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

any such notices or requirements that have been fully resolved with no further exposure, liability or obligation on the part of Seller or any Group Company).

8.5
None of the Real Properties nor, so far as Seller is aware, any property, facility or location utilized by any Group Company for the treatment, storage or disposal of Dangerous Substances generated at any of the Real Properties or with respect to the operation of the Agila Business is listed on any federal, state or local compilation of contaminated sites or is undergoing or, so far as Seller is aware is, proposed or required to undergo investigation, remediation, monitoring or corrective actions with respect to Dangerous Substances.

8.6
During the past ***, no environmental reports, investigations or audits relating to environmental or occupational safety and health matters with respect to the Agila Business were obtained from, requested by, or conducted by or on behalf of the Seller (with respect to the Agila Business) or any Group Company at the request of any Regulatory Authority.

8.7	None of the Group Companies nor the Seller (with respect to the Agila Business) is currently subject to any outstanding order, decree or judgment pursuant to Environmental Law.

8.8
In connection with the sale of any real property or business ***, none of the Group Companies has entered into any agreement pursuant to which it has retained liabilities arising pursuant to Environmental Law, or agreed to indemnify the purchaser of the property or business with respect to such liabilities, excluding agreements relating to such liabilities that have expired by the terms of such agreements.

9.	INTELLECTUAL PROPERTY

9.1	Title

9.1.2
Accurate details of all Agila IP registrations and applications ("Registered Agila IP"), are set out in Appendix 6 and all such rights are owned legally and beneficially by the member of the Group identified in Appendix 6 as the proprietor.

9.1.3
All rights to Agila IP are exclusively, legally and beneficially owned by one or more members of the Group, and the sole registered proprietor (where relevant) of all Intellectual Property registrations and applications is as set out in Appendix 6.

9.1.4	None of the Agila IP is subject to any Encumbrance.

9.1.5
The Group owns or has a valid right to use in accordance with the terms of any licence, all material Intellectual Property (excluding any rights in software and computer programs, (whether in source code, object code or other form), algorithms, databases, compilations and data, and supporting technology)necessary to continue the Agila Business in the manner currently carried on.

9.1.6
Other than as disclosed in the Disclosure Letter, all fees owed by the Seller or its Affiliates in the applicable national or jurisdictional offices to maintain rights to the Registered Agila IP in such offices have been paid up to and including Completion, and there are no actions that must be taken within 4 months of Completion, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, or renewing any rights in such Registered Agila IP.

9.1.7
No current or former Affiliate of the Seller (except the Group), partner, director, stockholder, officer, or employee of the Seller or its Affiliate (except the Group) will, after Completion, own or retain any proprietary rights in any of the Agila IP owned, used, or held for use (including for defensive purposes) by the Seller in the conduct of the Agila Business.

9.1.8	The ownership rights of the Seller in respect of and in and to the Registered Agila IP are subsisting on the respective applicable registries as at the date of this Agreement.

9.1.9
So far as the Seller is aware and other than as disclosed in the Disclosure Letter no legal Proceeding has commenced, nor judgment been delivered nor contract entered into, that prohibits or restricts the Seller from transferring or assigning any of the Agila IP to the Purchaser.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

9.2	Product Registrations
The information in Appendix 4 was true and accurate in respects of the Product Registrations held by the Agila Business as at 31 December 2012.

9.3	Licences

9.3.1
Details of all material written licences and agreements of rights in Intellectual Property (excluding any rights in software and computer programs (whether in source code, object code or other form) algorithms, databases, compilations and data and supporting technology) granted to or by a member of the Group are set out in the Data Room.

9.3.2
No member of the Group has within the 24 months prior to the date of this Agreement received or issued a written notice in respect of any material breach or termination in respect of any of the licences, agreements or arrangements disclosed pursuant to paragraph 9.3.1.

9.4	Infringement

9.4.1
There have been no claims asserted or threatened in respect of infringement a third party's Intellectual Property Rights in the past three years against the Seller or, so far as the Seller is aware, any other Person other than as disclosed in the Disclosure Letter.

9.4.2
So far as the Seller is aware, no Person is infringing, misappropriating or otherwise violating any Intellectual Property (excluding any rights in software and computer programs (whether in source code, object code or other form) algorithms, databases, compilations, and data and supporting technology) owned, used or held for use by any member of the Group which is material to the Agila Business, and no such claim has been asserted or threatened against any Person by the Seller or, so far as the Seller is aware, by any other Person *** prior to the date of this Agreement.

9.5	Confidential information

9.5.1
So far as the Seller is aware, except in the Ordinary Course of Business, in dealings with a regulatory authority or under an obligation of confidence, no material confidential information or Know-how relating to the Agila Business has been disclosed, or permitted, undertaken or arranged to be disclosed to any Person.

9.5.2
So far as the Seller is aware, nothing done or omitted to be done by any of the members of the Group or the Seller's Group with respect to any Group Company and/or the Agila Business has breached, or is breaching, any right of any third party to confidence.

10.	DATA PROTECTION
Each Group Company has complied in all material respects with all applicable Data Protection Laws. No claims have been asserted or, so far as the Seller is aware, threatened against any Group Company alleging a violation of any Person's privacy or personal information or data rights and, so far as the Seller is aware, nothing has been done or omitted to be done and no circumstances exist which could give rise to any Proceeding, action or claim in connection with the applicable Data Protection Laws.

11.	INFORMATION TECHNOLOGY

11.1	Identification and Rights

11.1.1	Complete and accurate details (in all material respects) of all Information Technology Systems are contained in the Data Room.

11.1.2	All Information Technology Systems and Software are:

(A)	legally and beneficially owned by the Group or in relation to Software is owned by or licensed to the Group;

(B)	in the sole and exclusive possession and control of the Group; and

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(C)	free from any charge, mortgage or Encumbrance, and are not the subject of any agreement for lease, hire, hire purchase, sale on deferred terms or any other similar arrangement.

11.1.3
The source code and relevant data sets for all Software, other than Shrinkwrap Software, is either held by the Group or in escrow on behalf of the Group. The source code includes all documents and other materials necessary to allow a reasonably skilled programmer to make modifications to or enhancements of the Software.

11.1.4	Each Group Company holds all the rights necessary to use the Information Technology Systems in the manner in which they are used by that Group Company.

11.2	Information Technology Agreements

11.2.1
Complete and accurate details (in all material respects) of all material subsisting agreements relating to the Information Technology Systems, including all material insurance policies, licence, lease, development, maintenance, support, escrow, security, disaster recovery, website hosting, outsourcing, facilities management, utilisation, bureau, on line services and service agreements (the "Information Technology Agreements") are contained in the Data Room.

11.2.2
Neither the Seller nor, so far as the Seller is aware, any other party to an Information Technology Agreement is in material breach of such Information Technology Agreement and each Information Technology Agreement is valid, subsisting and legally enforceable against the parties to it.

11.3	Software
The Seller has taken reasonable steps at all times to ensure that all Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. The Software created by the Seller or any of its Affiliates does not contain any computer code or, so far as the Seller is aware, other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause the Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

11.4	Functionality
The Information Technology Systems:

11.4.1	are materially in satisfactory working order and fit for the purpose intended for the Agila Business;

11.4.2	have not suffered any material error, breakdown, failure or security breach in the last two years which has caused any material disruption or damage to the Agila Business of the Group;

11.4.3
of a regulated nature (cGxP) included with the Group are validated to a standard commensurate with the expectations of regulatory agencies such as the FDA. Software change control is current, and the required related documentation is current and either included with or in control of the Group; and

11.4.4
and data used to host relevant regulated, manufacturing and financial data that may be required to support an audit, recall or similar activity are included in the Group. This extends to any archived data sets for previous versions of relevant software.

12.	COMMERCIAL ARRANGEMENTS AND CONDUCT

12.1	List of material contracts
The Data Room contains copies of each of the following (each, a "Material Contract"):

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

12.1.1	material contract of guarantee or indemnity pursuant to which any Group Company guarantees or indemnifies the performance of any obligation by any Person other than another Group Company;

12.1.2	joint venture or partnership agreement or agreements for material acquisition or disposal of shares to which any Group Company is a party;

12.1.3	material agreement or arrangement between any Group Company and a major distributor, supplier or customer of the Group;

12.1.4
sale or purchase option or similar agreement or arrangement affecting any material assets owned or used by any Group Company or by which it is bound, except for sales of product inventory in the Ordinary Course of Business;

12.1.5
material contract by and among any Group Company, on the one hand, and the Seller, any Affiliate of the Seller, or any officer or director of any Group Company, the Seller, or any Affiliate of the Seller, on the other hand;

12.1.6
agreement or arrangement of any Group Company containing any covenant limiting the right of the Company or a Subsidiary to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any of the Relevant Products, granting any "most favored nation" or similar rights, containing any right of first offer or right of first negotiation, or otherwise prohibiting or limiting the right of the Company or a Subsidiary to make, sell or distribute any Relevant Products;

12.1.7
settlement agreement with respect to any pending or threatened Proceeding entered into by any Group Company or Seller or a member of the Seller's Group (relating to the Agila Business) within 24 months prior to the date of this Agreement to the extent there is a material obligation outstanding under such settlement agreement;

12.1.8	material written warranty, guarantee or other similar agreement with respect to contractual performance extended by any Group Company other than in the Ordinary Course of Business; and

12.1.9	material liability, obligation or commitment (other than those listed in paragraphs 12.1.1 to 12.1.8 above) on the part of any Group Company (including a capital commitment) which:

(A)	is incapable of performance within 12 months from the date of Agreement; or

(B)	has not been incurred in the Ordinary Course of Business; or

(C)	contains any onerous or unusual terms; or

(D)	is, or is likely to be, of major significance to the Group or the Agila Business.

12.2	Validity of Material Contracts
The Data Room contains an accurate and complete copy (in all material respects) of each Material Contract. With respect to each such Material Contract:

12.2.1
the Material Contract is legal, valid, binding, enforceable, duly registered (if applicable) and sufficiently stamped and in full force and effect except to the extent it has previously expired in accordance with its terms, and has been entered into on an arm's length basis;

12.2.2
neither the Seller, nor, so far as the Seller is aware, any other party to the Material Contract is in material breach or default under the Material Contract and, so far as the Seller is aware, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default by the Seller or the applicable Group Company or by any such other party; and

12.2.3
so far as the Seller is aware, no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, imposition of additional material obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on the assets of any Group Company under, or otherwise give rise to any right

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

on the part of any Person to exercise any remedy or obtain any relief under, the Material Contract, nor has the Seller given or received any written notice or other written communication alleging the same.

12.3	Effect of Agreement on Material Contracts
There is no Material Contract which shall or may be breached, rescinded, terminated or accelerated (whether after the giving of notice or the lapse of time or both) as a result of the execution and/or performance of this Agreement (or Completion) or of any other Transaction Document.

12.4	Capital expenditures
Save for the Permitted Capex, there are no agreements or arrangements of any Group Company for capital expenditures ***.

13.	LITIGATION, ETHICS AND INSURANCE

13.1	Legal proceedings
Apart from normal debt collection, no Group Company is engaged or proposing to engage in any litigation, arbitration, prosecution or other legal Proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened in writing, against any Group Company or the Seller (in respect of the Agila Business) or any assets or directors of any Group Company and, so far as the Seller is aware, there are no facts, matters or circumstances which are reasonably likely to give rise to Proceedings.

13.2	Unlawful acts by Company
No Group Company and, so far as the Seller is aware, none of their directors, officers or employees has by any act or default committed:

13.2.1	any criminal or unlawful act in connection with the business of the Group;

13.2.2	any breach of trust or fiduciary duty in relation to the business or affairs of the Group.

13.3	Official investigations
No governmental, regulatory or official investigation or inquiry concerning any Group Company is in progress or threatened and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

13.4	Ethics, bribery and corruption

13.4.1
No Group Company and, so far as the Seller is aware, none of their directors, officers or employees has, directly or indirectly, given, made, offered or received or agreed (either themselves or in agreement with others) to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage:

(D)	which would violate any Applicable Laws in relation to bribery or corruption; or

(E)
to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business with or direct business to any Person,

(a "Corrupt Act").

13.4.2
For the purposes of this paragraph 13.4, "Public Official" includes, without limitation, any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a government, department thereof, public agency or enterprise, public international organisation, or state owned enterprise, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

13.4.3	So far as the Seller is aware, no agent of any Group Company has committed a Corrupt Act in connection with the business of the Group Company.

13.4.4
No Group Company has been investigated (or is being investigated or is subject to a pending investigation) nor, so far as the Seller is aware, none of the directors, offices employees or agents of any Group Company has in relation to a Corrupt Act by any law enforcement, regulatory or other governmental agency, or has admitted to, or been found by a court in any jurisdiction to have engaged in, any Corrupt Act, or has been debarred from bidding for any contract or business in connection with the commission of any Corrupt Act, and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

13.4.5
Neither the Seller, nor any of its Affiliates nor any of their respective directors, agents, employees or any other Persons for whose acts it is vicariously liable has maintained or maintains secret accounts, off the books accounts, accounting ledgers or undisclosed cash (being accounts, accounting ledgers or cash which are not recorded in the company's books and records), in each case, with respect to the Agila Business.

13.4.6
No Group Company has conducted (or is conducting) an internal investigation in relation to any allegations in respect of a Corrupt Act and no employee has reported a violation in respect of any such matters. The Seller has put in place satisfactory procedures to prevent a Corrupt Act from taking place or being committed.

13.5	Insurance policies

13.5.1	All current policies of insurance taken out in connection with the Agila Business have been disclosed in the Data Room.

13.5.2
The insurances under such policies are in full force and effect and all premiums payable to date have been paid and, so far as the Seller is aware, there are no circumstances which might lead to the insurers avoiding any liability under them.

14.	CORPORATE ORGANISATION AND BUSINESS

14.1	Constitutional documents
The copies of the constitutional documents of the Group Companies delivered to the Purchaser are true and complete copies in all material respects.

14.2	Statutory books and registers
The statutory books and registers of each Group Company are accurate and up to date in all material respects in accordance with Applicable Laws.

14.3	Compliance with law

14.3.1
All legal and regulatory requirements under Applicable Laws have been complied with in all material respects in connection with the formation of each Group Company and with issues of their shares and other securities, and each Group Company and its officers have complied, in all material respects, with all legal requirements as to filings, Registrations, Governmental Authorisations and other formalities. The Seller and its Affiliates with respect to the Agila Business, and each Group Company have complied in all material respects with Applicable Law.

14.3.2
***, none of the Seller or any of its Affiliates has received with respect to the Agila Business or any of the Group Companies any written notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Applicable Laws, Judgment, Registration or Governmental Authorisation, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Registration or Governmental Authorisation, or any actual, alleged or potential obligation on the part of the Seller or any of its Affiliates to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or any actual or, so far as the Seller is aware, potential obligation on the part of the Seller or any of its Affiliates

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

to perform a sample collection, in each case which is material with respect to the Agila Business or any of the Group Companies.

15.	EMPLOYEES

15.1	General
References in this paragraph 15 to agreements, arrangements, or practices shall include any such agreements, arrangements, or practices whether oral or written, whether express or implied, and whether contractual, discretionary or customary.

15.2	Disclosure of material facts

15.2.1
The following facts and matters relating to the employment or termination of employment of the Employees have been disclosed in the Data Room, anonymised to the extent required by Applicable Law save in relation to directors (whose consent to disclosure shall have been obtained):

(E)
any entitlement of any Employee conditional on a change in the control (howsoever defined and to include a disposal of all or substantially all of the business and assets of the relevant company) of the employing company or of another company including without limitation any entitlement of any Employee to resign without notice or to treat himself as dismissed or released from any obligation or to receive any payment, additional period of notice or other benefit whatsoever;

(F)	all remuneration and benefits to which Employees of each Group Company are entitled, including but not limited to salary, pension, insured benefits or benefits in kind;

(G)
any bonus schemes, commission schemes, share incentive schemes, share option schemes or profit share schemes and entitlements under these schemes and any agreement, arrangement or practice under which any Employee may receive any shares, share options, payment or other benefit by reference to performance (whether individual or collective performance) or otherwise.

15.2.2
Copies of all service agreements and terms of appointment with directors and Senior Employees of each Group Company, together with all amendments, variations or supplements thereto, have been provided in the Data Room together with a schedule of all current rates of remuneration and entitlement to benefits of all such directors and Senior Employees.

15.2.3
Copies of all standard form contracts of employment applicable to any category of Employees, identified by category of Employees to which they apply, have been provided in the Data Room, together with a copy of all contracts of employment with Employees which are not in the standard form applicable to the relevant category of Employees. There are no material differences to such standard form contracts.

15.2.4
Copies of current versions of all staff handbooks, policies and procedures applicable to an Employee have been provided in the Data Room. Copies of all employee benefit plans, programs, agreements and arrangements covering an Employee, consultant or director of a Group Company (a "Group Company Benefit Plan"), as well as, with respect to each such item, its most recent annual and actuarial reports, summary plan description, trust and tax qualification letter.

15.2.5
No Senior Employee has given notice of the termination of their employment or engagement with any Group Company or is under notice of dismissal and, so far as the Seller is aware, no Senior Employee intends to terminate his or her employment whether in connection with the transactions contemplated by this Agreement or any other Transaction Document or otherwise.

15.2.6	There is no agreement in relation to the secondment of personnel from a third party to any Group Company or from any Group Company to a third party.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

15.2.7
So far as the Seller is aware, all Employees are employed or engaged by a Group Company and wholly or mainly dedicated to performing duties for or providing services to the Agila Business. There are no Employees who are employed by a Group Company who are not wholly or mainly dedicated to performing duties for or providing services to the Agila Business.

15.2.8
There is no agreement for the provision directly or indirectly to any Group Company in return for remuneration, of the services of any consultant, contractor, or other individual(s) other than an Employee of that Group Company.

15.2.9
No Senior Employee is on secondment, parental leave, long term sickness absence or other leave of absence and, so far as the Seller is aware, there is no former Employee who has, or may have, a statutory or contractual right to return to work for any Group Company.

15.2.10
All basic pay increases owed to the Employees have been implemented and all compensation, bonus and allowance payments due and payable for periods ending prior to the date hereof have been paid to the Employees and all equity, share incentive, share options, and profit share grants authorised prior to the date hereof, if any, have been granted to the Employees.

15.2.11
The Seller and all Group Companies are in compliance with all Applicable Laws relating to employment and employment practices, including but not limited to all laws regarding terms and conditions of employment, health and safety at work, wages, working time, child labour, immigration, equal opportunities and discrimination in employment, disability rights or benefits, plant closures and layoffs, affirmative action, remuneration, pension and benefits, workers compensation labour relations, employee absence and dismissal.

15.2.12
So far as the Seller is aware, no Employee is in any respect in violation of any term of any employment agreement, non-disclosure agreement, implied duty of confidentiality, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (a) to any Group Company or (b) to a former employer of the Employee relating to the right of such Employee to be employed or engaged by such Group Company or that might restrict such Employee's ability to perform his or her duties or provide his or her services to such Group Company.

15.2.13
The Seller is not nor has it been a party to or bound by any collective bargaining, works council, employee representative or other contract with any labour union, works council or representative of any employee group with respect to any Employees, nor is any such contract being negotiated by the Seller. So far as the Seller is aware, there has been no organisation of, election for or other activities made or threatened at any time within the past two years by or on behalf of any union, works council, employee representative or other labour organisation or group of employees with respect to any Employees. There is no union, works council, employee representative or other labour organisation, which, pursuant to Applicable Laws, must be notified, consulted or with which negotiations need to be conducted and consent obtained in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. There are no pending or, so far as the Seller is aware, threatened, or anticipated strikes, work stoppages, work slowdowns, or adverse work actions or material grievances involving any Group Company.

15.2.14
The Seller has complied with all labour and employment legislation and regulations, including without limitation, regarding registration of employees, payment of salary, benefits, pension, retirement, working hours, salary parity, collective bargaining, occupational health and safety, temporary job tenure, work-related accidents and illnesses, FGTS, or social security and other associated labor matters.

15.2.15
In respect of all operations in Brazil, there are no labour, employment, pension or benefit related lawsuits, charges, claims, or contingent liabilities, including without limitation, regarding labour standards infractions and/or Labour Prosecutions Services and/or successor liabilities other than the matters addressed in Labour Court and Regional Labour Appeal Court certificates produced by the Seller prior to Completion.

15.2.16
All material facts and matters (including all material particulars of any outstanding negotiations for such) relating to all collective and other agreements with any trade union, staff association, or works council, employee representatives or other body representing all or any of the

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Employees and all agreements concerning the provision of information directly to, and/or the seeking of views directly from, all or any of the Employees have been disclosed in the Data Room.

15.2.17
All material particulars of the extent to which anybody is recognised by each Group Company for the purposes of collective bargaining or, within the last two years, has claimed or sought such recognition or has been de-recognised, have been disclosed in writing to the Purchaser.

15.2.18
Each Employee has all work permits, immigration permits, visas or other authorizations, each as required by Applicable Law for such Employee. The consummation of the Transaction will not cause any such Employee to cease to hold work permits, immigration permits, visas or other authorizations required for such Employee to continue to be employed by the applicable Group Company.

15.2.19	Each Group Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law.

15.2.20	No Group Company Benefit Plan provides medical or similar benefits for periods extending beyond retirement or termination of service, other than coverage mandated by Applicable Law.

15.2.21
There are no pending or, so far as the Seller is aware, threatened or anticipated claims by or on behalf of any Group Company Benefit Plan, or by any participant or beneficiary covered thereunder, other than routine claims for benefits.

15.3	Agreements
No Group Company has entered into and there is not in effect:

15.3.1	any agreement in relation to making any payments (other than emoluments) to or on behalf of any of its directors, Employees or former Employees;

15.3.2
any contract of employment with any Employee which contains a notice period of more than three months or which entitles the employee to compensation exceeding the value of three months' gross remuneration if terminated without notice;

15.3.3
any agreement imposing an obligation on any Group Company to make any bonus or incentive payments (whether or not in cash form) or provide any benefits in kind or any payments under a profit sharing scheme to or on behalf of, any of its employees at any future date;

15.3.4
any agreement for the making of any payment or the provision of any benefit on or after the termination of employment or retirement of any Employee or former Employee (whether pursuant to any contract of employment, collective agreement, custom and practice, enhanced redundancy policy, occupational pension scheme or otherwise) beyond any obligation to make a statutory redundancy payment or other mandatory severance payment in accordance with Applicable Law; or

15.3.5	any payment which would be triggered by the transactions contemplated by this Agreement or any of the other Transaction Documents.

15.4	Disputes

15.4.1
No dispute has arisen within the last two years between any Group Company and any recognised trade union, staff association, or works council, employee representatives or other body representing or seeking to represent any Employee and, so far as the Seller is aware there are no circumstances which might give rise to such a dispute.

15.4.2
No Group Company is party to any Actions brought by or in relation to any Employee, no such Actions have been brought in the last two years and, so far as the Seller is aware there are no circumstances which might give rise to such a dispute or Action.

16.	INCENTIVES

16.1	There are no arrangements in place pursuant to which the Purchaser or any Group Company is or would be under any obligation to pay to the Seller or any member of the Seller's Group

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

any amounts in connection with the participation by an Employee in any Employees' Incentive Plan.

16.2
There are no disputes with any revenue authorities (wherever situate) regarding any compliance issue or outstanding Tax or social security issue in respect of the Employees' participation in the Employees' Incentive Plan.

17.	PENSIONS
There is no arrangement to which any Group Company contributes, is bound to contribute or could be required to contribute or make any payment to, either now or in the future under which benefits of any kind are payable to or in respect of any of the Employees or any former Employees of any Group Company or any dependant of any Employee or former Employee of such Group Company on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service nor has any proposal been announced (or any promise made) to establish any such agreement or arrangement and to the extent that any such agreement or arrangement existed in the past, no Group Company has any subsisting liability in respect of it. Without limiting the generality of the foregoing, no Group Company has or could have any liability under Title IV of ERISA.

18.	MATERIAL CUSTOMERS AND SUPPLIERS

18.1	Material Customers

18.1.2	Neither the Seller nor any Group Company has received any notice, and, so far as the Seller is aware, no Material Customer has:

(A)	ceased, or shall cease entirely, to buy the products of the Agila Business;

(B)	substantially reduced, or shall substantially reduce, the purchase of products of the Agila Business; or

(C)
sought, or is seeking, to reduce the price it shall pay for products of the Agila Business by a material amount, including in each case after the consummation of the transactions contemplated by this Agreement.

18.1.3	So far as Seller is aware, no Material Customer has threatened to take any action described in paragraph 18.1.1 as a result of the consummation of the transactions contemplated by this Agreement.

18.1.4	All sales made to Material Customers within the 12 month period ended the date hereof in respect to the Agila Business have been made in the Ordinary Course of Business.

18.1.5
For the purposes of this paragraph 18.1, "Material Customers" shall mean the top fifteen (15) customers of the Agila Business by reference to the revenues for the 12 month period ended 31 December 2012, and "Material Customer" shall be construed accordingly.

18.2	Material Suppliers

18.2.1
Neither the Seller nor any Group Company has received any notice from a Material Supplier of any material adverse changes in the price of ordered raw materials, supplies, merchandise or other goods or services related to the Agila Business within the period of 12 months ending on the date of this Agreement.

18.2.2
Neither the Seller nor any Group Company has received any notice nor has any reason to believe that a Material Supplier shall not sell raw materials, supplies, merchandise and other goods and services to the Purchaser immediately after the Completion on terms and conditions materially similar to those used in its current sales to the Seller or any Group Company, subject to fluctuations in prices affecting the pharmaceutical market generally.

18.2.3
So far as the Seller is aware, no Material Supplier has threatened to take any action described in paragraph 18.2.1 or 18.2.2 as a result of the consummation of the transactions contemplated by this Agreement.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

18.2.4
During the 24 month period prior to the date of this Agreement, there has not occurred any material shortage, or failure to supply, of any active pharmaceutical ingredient relating to a product of any Group Company or Seller or its Affiliates (that is or will be material to the Agila Business) or with respect to any Material Supplier.

18.2.5
For the purposes of this paragraph 18.2, "Material Suppliers" shall mean the top fifteen (15) suppliers of raw materials, supplies, merchandise to the Agila Business by reference to the aggregate purchase price for the 12 month period ended 31 December 2012, and "Material Supplier" shall be construed accordingly.

19.	SELLER BROKERS OR FINDERS
Neither the Seller nor any Person acting on behalf of the Seller or its Affiliates has incurred any Liability on behalf of any Group Company to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

20.	PROMOTER BROKERS OR FINDERS
No Promoter nor any Person acting on behalf of a Promoter has incurred any Liability on behalf of any Group Company to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

21.	INFORMATION AND DISCLOSURE
The Seller does not have any knowledge of any fact or circumstance that has specific application to the Seller or the Agila Business that has a Material Adverse Effect that has not been set out in this Agreement, the Transaction Documents or the Schedules.

22.	REGULATORY / PRODUCT LIABILITY

22.1
All of the Relevant Products are and have been developed, manufactured, tested, packaged, labelled, held, stored, distributed, marketed, imported, exported and sold, in all material respects in accordance with (i) the requirements, specifications and standards contained in the relevant Product Registration and (ii) all Applicable Laws.

22.2
The Seller has delivered to the Purchaser true and complete copies of all Product Registrations, Regulatory Information and any other data, documents, clinical studies, product dossiers, pre-clinical studies, or correspondence, in each case of a material nature, with Regulatory Agencies (including but not limited to all reports of inspection), complaints, and reports or notices of adverse events in the Seller's possession or control regarding or related to any of the Relevant Products or the Agila Business. The Seller or a Group Company has prepared, maintained and retained all Product Registrations that are required to be maintained or reported pursuant to and in accordance with Applicable Law, including but not limited to all Product Registrations required for the Relevant Products and all Product Registrations required for the conduct of the Agila Business, and all information contained in such Product Registrations is complete and accurate in all material respects.

22.3
(i) The Seller or a Group Company holds and has held all Product Registrations necessary for the Relevant Products and for the lawful operation of the Agila Business including all applicable authorisations, registrations and licences under any Applicable Regulatory Law, and any other authorisation required by any Regulatory Agency, and (ii) all such Product Registrations are and have been valid and in full force and effect Since 31 December 2010, there has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to any third party any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Product Registration. The Seller is and has been in compliance in all material respects with the terms of all Product Registrations, and no event has occurred that, so far as the Seller is aware, would reasonably be expected to result in a material penalty under or the revocation, cancellation, non-renewal

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

or adverse modification of any Product Registration. No proceeding is pending or, so far as the Seller is aware, threatened regarding the revocation, cancellation, non-renewal or adverse modification of any such Regulatory Approval, including but not limited to all Regulatory Approvals relating to any *** issued by or on behalf of the Agencia Nacional de Vigilancia Sanitaria (ANVISA) or any other Regulatory Authority in Brazil.

22.4
The Seller has completed and filed all reports, trials, studies, dossiers, documents, claims, permits, supplements, amendments and notices, including, without limitation, of all serious adverse events obtained or so far as the Seller is aware, otherwise received relating to the Relevant Products from any source, in the United States or outside the United States, required by any Regulatory Agency and Governmental Authority in order to maintain the Product Registrations. All such reports, documents, claims, permits, supplements, amendments and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). With respect to the Agila Business, neither the Seller nor so far as the Seller is aware, any officer, employee, agent or distributor of the Seller, has made an untrue statement of a material fact or a fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any Governmental Authority or any other Regulatory Agency to invoke any policy regarding fraud, improbity act, untrue statements of material facts or bribery.

22.5
With respect to the Agila Business, neither the Seller, nor so far as the Seller is aware, any officer, employee, agent or distributor of the Seller or any Group Company, nor either Promoter, has been convicted of any crime or engaged in any conduct for which debarment is mandated or permissible by any Applicable Regulatory Law, nor has the Seller or, so far as the Seller is aware, any such officer, employee, agent or distributor been debarred pursuant to any Applicable Regulatory Law.

22.6
With respect to the Agila Business, neither the Seller, nor so far as the Seller is aware, any officer, employee, agent or distributor of the Seller or any Group Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under any Applicable Regulatory Law or program, nor has the Seller or, so far as the Seller is aware, any such officer, employee, agent or distributor been so excluded under any Applicable Regulatory Law or program.

22.7
No Regulatory Agency or Governmental Authority has commenced or, so far as the Seller is aware, threatened to initiate any action alleging any violations of any payor "fraud and abuse," consumer protection and false claims statutes and regulations or any pricing or rebate reporting requirements or to seek exclusion, whether voluntary or otherwise, of the Seller, its employees, and/or the Seller's relevant Affiliates from participation in any program funded by a Governmental Authority and/or public bids. Neither the Seller nor, so far as the Seller is aware, any employee of any Seller Group Company or of any Group Company, has received any written notice to such effect.

22.8
Since 31 December 2010, neither the Seller, its Affiliates nor, as far as the Seller is aware, any of its key distribution partners has voluntarily or involuntarily initiated, conducted or issued, or, so far as the Seller is aware, caused to be initiated, conducted or issued, nor, so far as the Seller is aware, has any Regulatory Agency or other third party caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, warning, "dear doctor" letter, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Relevant Product. So far as the Seller is aware there are no facts which are reasonably likely to cause: (i) the recall, market withdrawal or replacement of any Relevant Product sold or intended to be sold by any Group Company; (ii) a change in the regulatory status, marketing classification or a material change in the labelling of any such Relevant Products; or (iii) a termination, revocation, non-renewal, adverse modification or suspension of the development, testing, manufacturing,

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

packaging, labelling, storage, distribution, import, export, sale, or marketing of such Relevant Products.

22.9
Since December 31, 2010, neither the Seller nor any Group Company has received any notice that any Regulatory Agency or Governmental Authority has: (i) commenced, threatened to initiate, or is likely to initiate any action to request the recall of any Relevant Product sold or intended to be sold by any Group Company; (ii) commenced, threatened to initiate, or is likely to initiate any action to enjoin manufacture or distribution of any Relevant Product sold or intended to be sold by any Group Company; or (iii) issued, threatened to issue, or is likely to issue any demand letter, finding of deficiency or non-compliance, adverse audit observations, or adverse inspection report in respect of any Relevant Product or the Agila Business.

22.10
Since December 31, 2010, neither the Seller nor any Group Company has received any warning letters or similar correspondence from any Regulatory Agency or Governmental Authority regarding inappropriate advertising, distribution, storage, manufacture or marketing of a Relevant Product or any written notice of any actual or potential violation of Applicable Law with respect to any Relevant Product, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Agila Business. The Seller has prepared, submitted and complied with complete (in all material respects) and timely responses and, as applicable, corrective action plans, required to be prepared and submitted in or complied with in response to all inspections, examinations, defects, complaints, adverse reactions, correspondence from any Regulatory Agency, and audits by any Regulatory Agency or customer.

22.11
Since December 31, 2010, there have been no audits, inspections, examinations or, so far as the Seller is aware, investigations by a Governmental Authority (other than in respect of Taxes or FDA, cGMP or other health authority inspections in the Ordinary Course of Business that have not resulted in significant findings or enforcement activity) relating to the Agila Business or its assets.

22.12
Neither the Seller nor any Group Company is enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third-party payment program or a party to any participation agreement for payment by any such governmental health care program or third-party payment program.

22.13
There are not currently any government rebate programs applicable to the sale of any Relevant Product, including but not limited to programs with respect to government claims for Relevant Products. Since December 31, 2010, the Seller has fulfilled all of its material obligations under the agreements and contracts executed with Governmental Authorities and so far the Seller is aware, there are no facts or circumstances which are reasonably likely to cause the Subsidiary to be prevented from participating in tenders for contracts with Governmental Authorities or be penalised in any material way under the agreements executed with public entities

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Part 2
TAX WARRANTIES

1.	ACCOUNTS

1.1
All material direct and indirect tax as imposed by the Applicable Laws relating to Taxation as applied in the jurisdiction in which the relevant Group Company is incorporated or is otherwise subject to Taxation in respect of:

1.1.1	income, profits or gains (as computed for Taxation purposes) of each Group Company arising or accruing or deemed for Taxation purposes to arise or accrue on or before 31 December 2011; and

1.1.2	any transactions of a Group Company effected, or deemed for Taxation purposes to be effected, on or before 31 December 2011, has either been paid or adequately provided for or disclosed in the relevant Individual Accounts.

1.2
The amount of the provision for deferred Taxation liabilities in respect of each Group Company in the Individual Accounts was, at 31 December 2011, adequate and in accordance with the accounting policies stated in them and commonly adopted in respect of companies carrying on a business similar to that carried on by any relevant Group Company.

1.3	Each Group Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purpose of computing any provision for Tax in the relevant Individual Accounts.

2.	EVENTS SINCE 31 DECEMBER 2011
Since 31 December 2011, no disposal has taken place or other event occurred which will or may have the effect of crystallising a material liability to Taxation in any Group Company which should have been included in the provision for deferred Taxation contained in the relevant Individual Accounts if such a disposal or other event had been planned or predicted at the date on which the relevant Individual Accounts were drawn up.

3.	DISPUTES, RECORDS, CLAIMS, CLEARANCES

3.1
For the six years prior to the date of this Agreement, each Group Company, has within the time limits prescribed by the relevant legislation, duly paid all material Tax, made (and where necessary submitted) all returns, computations, given all notices, claims, disclaimers and material information to any Tax Authority as are required in each case for the purposes of any legislation relating to Tax, and all such returns, computations, notices, claims, disclaimers and information were and remain complete and accurate in all material respects, were made on a proper basis and are not the subject of any material dispute with any Tax Authority.

3.2
No Group Company has been liable to pay any material penalty, interest, surcharge or fine in connection with any Tax nor, so far as the Seller is aware, are there any circumstances by reason of which a Group Company is likely to become liable to pay any such penalty, interest, surcharge or fine.

3.3
No Group Company is involved in any dispute with any Tax Authority concerning any matter which is likely to materially adversely affect any Group Company and, so far as the Seller is aware, there are no facts which are likely to cause such an investigation to be instituted or such a dispute to arise.

3.4
The Tax provision and the corresponding amounts recognised in the Individual Accounts in respect of the Tax provision for each Group Company does not depend in any way on any clearance, concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal (that is, an arrangement which is not based on, published extra-statutory concessions and published statements of practice) arrangement with or obtained from any Tax Authority.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

3.5
Each Group Company has prepared, kept and preserved complete, accurate and up-to-date records both as required by Applicable Law and to enable it to deliver correct and complete Tax returns (together with all attachments thereto as required by Applicable Law) and to calculate any present liabilities to Tax of the Group or any Group Company or the entitlement of the Group or any Group Company to claim any relief from Tax for periods that end on or before Completion.

3.6
Each Group Company has in its possession sufficient records and information relating to past events to calculate the liabilities to Tax which would arise on any disposal or on the realisation of any asset owned at the Accounts Date and no member of the Group has disposed of or acquired any material asset in circumstances such that a price other than the price actually paid for such asset may be substituted for Tax purposes.

4.	DEDUCTIONS OR WITHHOLDINGS

4.1
Each Group Company has duly complied in material respects with all statutory requirements to deduct or withhold Taxation from any payments it has made and has properly accounted to the relevant Tax Authority for any such Taxation which ought to have been accounted for prior to the date hereof.

4.2
The Disclosure Letter contains details of all sums payable under any obligation incurred by any Group Company prior to the date hereof and which will continue to bind the relevant Group Company after Completion from or in respect of which that Group Company is obliged to deduct, withhold or otherwise account for any amount in respect of or representing Tax.

5.	GROUPS AND EXIT CHARGES

5.1
No Group Company has entered into or agreed to enter into any arrangement or election with another Group Company or any other company in respect of any liability to Tax incurred or treated as incurred by another Group Company.

5.2	The execution of this Agreement or Completion will not result in any degrouping or other exit tax charge against any Group Company in respect of any assets held by a Group Company at Completion;

6.	TRANSFER PRICING
No transaction or arrangements involving any Group Company and connected or associated Persons have taken place or are in existence which included or include terms which are different to those which would have been agreed between independent parties transacting at arm's length and are not such that the prices charged or received by any Group Company pursuant to the transaction or arrangements have been or could be the subject of any dispute with any Tax Authority.

7.	STAMP TAXES AND TRANSFER TAXES
All documents of which a Group Company may be interested in enforcing in judicial, arbitral, regulatory, administrative or any similar Proceedings have been duly stamped and no stamp or other documentary or transaction duties or other transfer Taxes arise as a result of the execution or completion of this Agreement or any other Transaction Document.

8.	RESIDENCE

8.1
Each Group Company has at all times since its incorporation been resident for Taxation purposes in the country in which it was incorporated and nowhere else and will be so resident at Completion and does not have a branch, agency, permanent establishment in a jurisdiction other than the jurisdiction of its incorporation.

8.2
No Group Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a branch, agency or permanent establishment in that jurisdiction or other place of business in that jurisdiction, and is not liable for any Tax as the agent of any other

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Person or business and does not constitute a branch, agency or permanent establishment of any other Person, business or enterprise for any Tax purpose.

9.	TAX AVOIDANCE

9.1
No Group Company has been a party to nor otherwise involved in any transaction, scheme or arrangement the main purpose or object or one of the main purposes or objects of which was to avoid, reduce or defer a liability to Tax.

9.2
No Group Company has been involved in any transaction or series of transactions which, or any part of which, may for any Tax purpose need to be specifically disclosed to a Tax Authority other than as part of routine periodic compliance or which is at risk of being disregarded, recharacterised or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Tax.

9.3	So far as the Seller is aware, no Group Company has participated in any "reportable transaction" within the meaning of Sections 6011, 6662A and 6707A of the Code.

10.	TAX SHARING

10.1	No Group Company is bound by or party to (nor will it become bound by or party to) any Tax indemnity, Tax sharing or Tax allocation agreement in respect of which claims would not be time barred.

10.2
No Group Company has a liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which any Group Company has agreed to meet or pay a sum equivalent to or by reference to another Person's liability to Tax.

11.	SECONDARY LIABILITIES
No transaction, act, omission or event has occurred (including without limitation the execution or implementation of this Agreement or any other Transaction Document) in consequence of which any Group Company is or may be held liable for any Tax or may otherwise be held liable for or to indemnify any Person in respect of any Tax which is primarily or directly chargeable against or attributable to any Person other than another Group Company.

12.	EMPLOYEES
So far as the Seller is aware, each Group Company has properly withheld or deducted Tax on payments made to (or treated as being made to) individuals including any Employees, either as employees, ex-employees or under contractor agreements and has properly paid all Tax that it is required to withhold or deduct and/or account for and has complied with payroll Tax and contributions reporting requirements in each country in which it is subject to such requirements. Where a Group Company was obliged to report to any Tax Authority on the amount of income paid to such individuals, either as employees, ex-employees or under contractor agreements rather than withhold Tax on payments made, any and all such reports were made timely and completely.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 9
LIMITATIONS ON LIABILITY

1.	DISCLOSURE; PURCHASER'S KNOWLEDGE

1.2	Neither the Seller nor the Promoters shall be liable in respect of a Claim to the extent that:

1.2.1	the facts and circumstances giving rise to the Claim are fairly disclosed in the Disclosure Letter ***;

1.2.2	***

2.	TIME LIMITS

2.1	***

2.2	***

2.2.1	***

2.2.2	***

2.2.3	***

2.3	***

2.4	***

2.4.1	***

2.4.2	***

3.	MONETARY LIMITS

3.1
The aggregate amount of the liability of the Seller and the Promoters in respect of all claims and Tax Deed Claims under the Transaction Documents and the Tax Deed (as applicable) shall not exceed an amount equal ***.

3.2
The aggregate amount of the liability of the Seller and the Promoters in respect of all General Claims (other than Fundamental Seller Warranty Claims or Fundamental Promoter Warranty Claims) and Tax Claims and all claims for indemnity for Environmental Losses and pursuant to Clause 14.1.7 shall not exceed ***.

3.3	The aggregate amount of the liability of the Seller and the Promoters in respect of all Tax Deed Claims and all claims pursuant to Clause 14.1.8 shall not exceed ***.

3.4	***

3.5	***

3.6
For the purposes of this Schedule 9, a number of Claims arising directly from the same or similar facts, subject matter, circumstances or events shall be treated as one individual Claim rather than a series of individual Claims.

4.	PROVISION OF INFORMATION

4.1
Upon the Purchaser notifying the Seller and the Promoters of a claim under the Transaction Documents or a matter or event which may give rise to a claim the Purchaser shall and shall procure that each Group Company shall:

4.1.1
give the Seller and the Promoters and their advisers such access, as the Seller and the Promoters reasonably request, to the personnel, records and information of each Group Company together with the right to examine and copy or photograph such assets, documents, records and information as the Seller and the Promoters reasonably require; and

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

4.1.2
subject to the Seller and, as the case may be, the Promoters entering into such hold harmless letters in favour of the statutory auditors or accountants as may reasonably be required, procure that the appointed and any former auditors or accountants of the Group Companies and the Group make available to the Seller and the Promoters and their advisers, their audit or other working papers in respect of any audit of the Individual Accounts or accounts of the Group Company or their working papers in relation to the limited review exercise conducted in respect of the Limited Review Accounts, in each case if such papers may be relevant to the claim or potential claim.

12.1
The Purchaser shall use its reasonable efforts to and shall procure that each Group Company shall use its reasonable efforts to keep safe all information, books, records, documents (including information in electronic form) relating to the relevant Group Company and its business which are or may be relevant in connection with any matter which may give rise to a claim under the Transaction Documents for the period within which any claim may be brought under this Agreement and after that for as long as any claim or potential claim remains outstanding.

5.	PURCHASER'S ACTIONS

5.1
The Seller and the Promoters shall not be liable in respect of a claim under the Transaction Documents to the extent that the claim would not have arisen but for a breach of this Agreement by the Purchaser.

5.2
The Seller and the Promoters shall not be liable in respect of a claim under the Transaction Documents to the extent that the claim would not have arisen but for an act, omission or transaction occurring before Completion at the express written request or express written direction of the Purchaser.

6.	CHANGES IN LAW, REGULATION, ACCOUNTING POLICIES AND PRACTICE

6.1	The Seller and the Promoters shall not be liable in respect of a claim under the Transaction Documents to the extent that the claim arises or is increased only as a result of:

6.1.1	***

6.1.2	***

6.1.3	***

6.1.4	***

7.	INSURANCE
Where the Purchaser, or any Group Company (or any assignee or successor in title thereof) is or may be entitled to recover from its insurers any sum in respect of any matter or event which is likely to give rise to a claim under the Transaction Documents, the Purchaser shall or shall procure that the person so entitled shall use *** to recover that sum ***. The Purchaser shall keep the Seller and the Promoters reasonably and promptly informed of the conduct of such recovery. Any sum actually recovered by the Purchaser, or any Group Company from its insurers net of all costs incurred by the Purchaser or any Group Company in recovering such loss will reduce the amount of the claim by an equivalent amount. Notwithstanding the foregoing, the Purchaser shall not be obligated to seek recovery from its insurers in respect of a claim under the Transaction Documents prior to seeking recovery from the Seller and the Promoters for such claim.

8.	MATTERS INCLUDED IN THE ACCOUNTS
***

9.	SUMS RECOVERABLE FROM THIRD PARTIES

9.1	Where the Purchaser, or any Group Company (or any assignee or successor in title thereof) is or may be entitled to recover from any third party any sum in respect of any matter or event

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

which is likely to give rise to a claim under the Transaction Documents, the Purchaser shall or shall procure that the person so entitled shall use its commercially reasonable endeavours to recover that sum (it being understood that the Purchaser may determine (acting reasonably) that it may not be commercially reasonable to pursue such recovery). The Purchaser shall keep the Seller and the Promoters reasonably and promptly informed of the conduct of such recovery. Any sum actually recovered by the Purchaser, or any Group Company (less any reasonable out of pocket expenses incurred by the Purchaser or any Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) from any third party will reduce the amount of the claim by an equivalent amount. Notwithstanding the foregoing, the Purchaser shall not be obligated to seek recovery from a third party in respect of a claim prior to seeking recovery from the Seller or, as the case may be, the Promoters for such claim.

9.2
The Purchaser shall (subject to the remaining provisions of this paragraph) repay to the Seller and the Promoters any amount later recovered from third parties in respect of a claim already satisfied by the Seller, (less any reasonable out of pocket expenses incurred by the Purchaser or any Group Company in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of all claims satisfied by the Seller and the Promoters, the Purchaser shall be entitled to retain the excess.

10.	ACTIONS BY THIRD PARTIES

10.1
If the Purchaser becomes aware of any claim, action or demand made against it or any Group Company by a third party which may give rise to a claim under the Transaction Documents (a "Third Party Claim"), subject to the Purchaser and each member of the Purchaser Group and each Group Company being indemnified and secured to the Purchaser's reasonable satisfaction by the Seller against all costs and expenses, including those of its professional advisers, which may be incurred or suffered in respect of such Third Party Claim, the Purchaser shall:

10.1.1	as soon as reasonably practicable, notify the Seller and the Promoters giving reasonably available details of the relevant facts and circumstances relating to the Third Party Claim;

10.1.2
procure that the relevant Group Company shall keep the Seller and the Promoters reasonably informed of all material developments in relation to the Third Party Claim and not settle or make any admission of liability, agreement or compromise any claim or matter relating to the Third Party Claim without written consent of the Seller and the Promoters, such consent not to be unreasonably withheld or delayed or conditioned; and

10.1.3
procure that the relevant Group Company shall (subject to the Purchaser and its relevant Affiliates being entitled to employ its own professional advisers) consult with and take all such action as the Seller and the Promoters may reasonably request in relation to the Third Party Claim, including commencing conducting, defending, resisting, settling, compromising or appealing against any Proceedings.

11.	MITIGATION
Nothing in this Schedule 9 restricts or limits any general obligation under Applicable Law of the Purchaser and the Group Companies to mitigate any loss or damage which they may suffer or incur as a consequence of any breach of any Seller Warranty or Promoter Warranty. In relation to any other matter, event or circumstance which gives rise to a claim under the Transaction Documents the Purchaser further agrees to take such reasonable steps (at the cost of the Seller and the Promoters) as the Seller and the Promoters shall request, to mitigate any loss or damage.

12.	NO LIABILITY TO THIRD PARTIES
No Person other than the Purchaser or the Purchaser Indemnitees or its permitted assignee(s) is entitled to make any claim against the Seller or the Promoters under the Transaction Documents.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

13.	NO DOUBLE RECOVERY
The Purchaser agrees that it shall not be entitled to recover the same damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss in respect of any one shortfall, damage, or deficiency, which give rise to one or more claims under the Transaction Documents. For this purpose, recovery by the relevant Group Company shall be deemed to be recovery by the Purchaser.

14.	INDIRECT, CONSEQUENTIAL AND PUNITIVE LOSS

14.1	***

14.1.1	***

14.1.2	***

14.1.3	***

15.	MISCELLANEOUS

15.1
None of the limitations of liability contained in this Schedule 9 shall apply to any liability for any Claim to the extent that the same (or the delay in discovery of it) is attributable to or the consequence of (or is increased as a consequence of) fraud or fraudulent misrepresentation, on the part of the Seller, the Promoters or any member of the Seller's Group or any of their respective Affiliates, directors, officers or employees.

15.2
Any failure by the Purchaser or any member of the Purchaser's Group to comply with their obligations in this Schedule 9 (other than pursuant to paragraphs 2.2 and 2.4), shall not absolve or release the Seller, the Promoters or any member of the Seller's Group from liability, but shall entitle the Seller and the Promoters to claim a deduction from their liability to pay any Claim to the extent they are financially prejudiced by such failure, and provided that the Seller and the Promoters shall have taken all reasonable steps to mitigate such financial prejudice.

15.3
Nothing in this Schedule 9 shall require the Purchaser to disclose or cause to be disclosed any material or information which (i) as between the Purchaser and/or the Group Companies and/or any other member of the Purchaser's Group and any other person is of a legally privileged nature unless the material or information can reasonably be disclosed without violating any such privilege; or (ii) would or would be reasonably likely to breach any Applicable Law or any agreement which is legally binding on the Purchaser and/or any of the Group Companies.

16.	CURRENCY CONVERSION
For the purposes of determining any amount set forth in this Schedule 9 , amounts in currencies other than US$ shall be converted into US$ at the end of day closing price London time, as reported on Bloomberg page WCV, on the date of such determination.

17.	TAX DEED
Save where express reference is made in this Schedule 9 or specific provision is made in the Tax Deed, the limitations in this Schedule 9 shall not apply to the Tax Deed and, for the purposes of this Schedule 9 , a reference to Transaction Documents shall not be taken to include a reference to the Tax Deed and the provisions of the Tax Deed shall further operate to limit the liability of the Seller in respect of any Tax Claim.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 10A
PURCHASER WARRANTIES

1.	INCORPORATION
The Purchaser is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.	CORPORATE POWER AND AUTHORITY
The Purchaser has the necessary corporate power and authority to enter into and perform each of the Transaction Documents and any agreement entered into pursuant to the terms of the Transaction Documents and such documents constitute valid and binding obligations on the Purchaser and are enforceable against the Purchaser, in accordance with their respective terms.

3.	DUE AUTHORISATION, EXECUTION AND DELIVERY
The Purchaser has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

4.	NO BREACH

4.1
The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement, a Transaction Document and any agreement entered into pursuant to the terms of a Transaction Document will not:

4.1.1	result in a breach of or conflict with any provision of its constitutional documents;

4.1.2	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.1.3	result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

5.	CONSENTS
All material consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser which are necessary or desirable for the Purchaser to obtain in order to enter into and perform a Transaction Document to which it is party and any agreement entered into pursuant to the terms of a Transaction Document to which it is party in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

6.	PROCEEDINGS

6.1	There are no:

6.1.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Purchaser or any of its Affiliates;

6.1.2	lawsuits, actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser; or

6.1.3	investigations by any governmental or regulatory body which are pending or threatened against the Purchaser, so far as the Purchaser is aware,

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

which, in each case, has or could have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement.

7.	SOLVENCY
No order has been made, petition presented or meeting convened for the winding up of the Purchaser, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no Proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such Proceedings.
SCHEDULE 10B
GUARANTOR WARRANTIES

1.	INCORPORATION
The Guarantor is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.	CORPORATE POWER AND AUTHORITY
The Guarantor has the necessary corporate power and authority to enter into and perform this Agreement and each of the Transaction Documents and any agreement entered into pursuant to the terms of the Transaction Documents in each case to which it is a party, and such documents constitute valid and binding obligations on the Guarantor and are enforceable against the Guarantor, in accordance with its respective terms.

3.	DUE AUTHORISATION, EXECUTION AND DELIVERY
The Guarantor has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

4.	NO BREACH

4.1
The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, this Agreement, any Transaction Document and any agreement entered into pursuant to the terms of a Transaction Document will not:

4.1.1	result in a breach of or conflict with any provision of its constitutional documents;

4.1.2	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.1.3	result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

5.	CONSENTS
All material consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Guarantor which are necessary or desirable for the Guarantor to obtain in order to enter into and perform a Transaction Document to which it is party and any agreement entered into pursuant to the

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

terms of a Transaction Document to which it is party in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

6.	PROCEEDINGS

6.1	There are no:

6.1.1	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Guarantor or any of its Affiliates;

6.1.2	lawsuits, actions or Proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor; or

6.1.3	investigations by any governmental or regulatory body which are pending or threatened against the Guarantor, so far as the Guarantor is aware, which, in each case, has or could have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement.

7.	SOLVENCY
No order has been made, petition presented or meeting convened for the winding up of the Guarantor, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no Proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such Proceedings.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 11
REAL ESTATE PROPERTIES
***

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

Schedule 12
DEFINITIONS AND INTERPRETATION

1.	In this Agreement each of the following words and expressions shall have the following meanings:

"Accounting Policies" has the meaning set out in Schedule 4;
"Accounts" means the Individual Accounts and the Limited Review Accounts;
"Accounts Date" means 31 December 2012;
"Actions" means claims, actions, Proceedings, damages, demands, judgments, sums payable, liabilities and losses (which for the avoidance of doubt includes but is not limited to, any diminution in the value of the Shares, or the shares in the Subsidiary or the assets of the Company or the Subsidiary) (in each case, whether or not successful, compromised, settled, withdrawn or which shall become unenforceable by the lapse of time or otherwise);
"Affiliate" means in relation to any Person, any other Person directly or indirectly Controlled by, or Controlling of, or under common Control with, that Person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust;
"Agila Business" means the business conducted by the Group Companies, comprising the development, manufacturing, distribution, marketing and sale of Relevant Products;
"Agila Group" means the Group and Agila Specialties Pvt Limited and its subsidiaries;
"Agila IP" means Intellectual Property (excluding any rights in software and computer programs, (whether in source code, object code or other form), algorithms, databases, compilations and data, and supporting technology) owned by the Group and used in the conduct of the Agila Business;
***
***
"Amended Agreement" means the agreement executed on 5 April 2013, effective from 27 February 2013 made between the Parties for the sale and purchase of the entire issued share capital of the Company, as amended further on 29 July 2013, and then assigned to the Purchaser on 26 September 2013 pursuant to the Assignment Agreement, and then further amended on 4 October 2013;
***
"Applicable Law" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction and all codes of practice having force of law, all judgments, orders, notices, instructions, decisions and awards of any court or Governmental Authority of competent jurisdiction and with standing in the jurisdictions in which the Agila Business operates;
"Applicable Regulatory Law" means all Applicable Laws relating to the research, development, manufacturing, import, export, distribution, marketing, promotion, advertising, sale, monitoring of adverse events or reactions, or reimbursement of pharmaceutical products;
"Approved Capital Expenditure Budget" means the capital expenditure program set out at Appendix 7 and any amendments to such program as may be agreed in writing between the Seller and the Purchaser;
"Assignee" has the meaning set out in Clause 16.7;
"Assets" means in relation to any Person, means the real property, Intellectual Property, rights, assets and legal relationships of such Person (including contracts and products under development);
"Bank Debt" has the meaning set out in Schedule 4;
***

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

***
***
***
***
***
"Biotech" means Strides’ biotech listed business vertical operating through Agila Biotech (which name shall be changed within three (3) weeks from the date of Completion to not include the word Agila);
***
“BLD Facility” means the facility described in serial number 3 of Schedule 11;
***
"Brand License Agreement" means the brand license agreement to be entered into between the parties thereto on or before the Completion Date, on terms consistent with the Brand License Agreement Term Sheet;
"Brand License Agreement Term Sheet" means the Brand License Agreement Term Sheet in the agreed form;
"Business Day" means a day (not being a Saturday or Sunday) on which banks are open for general banking business in London, Singapore, Bangalore and New York;
"Business Plan" means the financial model relating to the Agila Business as contained in 1.A.2.1 (Basil Model Neem) of the Data Room;
"Cash" has the meaning given in Schedule 4;
“Cash Escrow Account” means the cash escrow account to be opened with the Escrow Agent pursuant to the provisions of the Closing Escrow Agreement;
“CEPHA Facility” means the facility described in serial number 4 of Schedule 11;
***
"Claim" means a General Claim and a Tax Claim;
“Closing Escrow Agreement” shall mean means the agreement to be entered into between the Seller, the Purchaser, the Escrow Agent, the Company and the Subsidiary dealing with the escrow mechanism in connection with Completion;
"Code" means the U.S. Internal Revenue Code of 1986;
"Combination Transaction" has the meaning set out in Clause 13.8;
"Commitment" has the meaning set out in Clause 4.4.3;
"Company" means Agila Specialties Private Limited, a limited private company incorporated in India whose registered office is at "Strides House", Bilekahalli, Bannerghatta Road, Bangalore – 560076, Karnataka;
"Competing Business" has the meaning set out in Clause 13.1.1;
"Competing Division" has the meaning set out in Clause 13.8;
"Competition Approval" refers to the approvals required pursuant to paragraphs 3.1 and 3.2 of Schedule 2;
"Competition Authorities" has the meaning set out in Clause 4.8;
"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 6;
"Completion Balance Sheet" has the meaning given in Schedule 4;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Completion Date" means the date on which Completion takes place in accordance with the terms of this Agreement;
"Completion Deed" means the deed between the Purchaser, the Seller and others relating to Completion and other matters, effective as of the date hereof;
"Completion Disclosure Letter" means the letter provided immediately before Completion from the Seller to the Purchaser in relation to the Seller Warranties repeated immediately before Completion.
"Completion Payment" has the meaning set out at Clause 3.2.1;
"Conditions" means the conditions set out in Schedule 2;
"Conduct Period" has the meaning set out in Clause 3.13.3;
"Consent" means any license, permission, approval, clearance, permit, notice, consent, authorisation, waiver, grant, concession, agreement, certificate, exemption, order or registration from any Governmental Authority or any other Person;
"Consolidation Order" means an order by a Tribunal that a First-filed Dispute and a Later Dispute be resolved in the same arbitral proceedings;
"Control" means the power of a Person to secure, directly or indirectly, (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another Person or otherwise) that the affairs of such other Person are conducted in accordance with his or its wishes or the possession, directly or indirectly, of power of a Person to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such other Person, and "Controlled" and "Controlling" shall be construed accordingly;
***
***
"Cost of Goods Sold or COGS" means:

(a)	with respect to any product purchased from a third party, the actual cost of acquisition (without mark-up);

(b)
with respect to any product manufactured internally by a party, the actual direct material costs, labour costs, and other direct costs as well as fixed and variable overheads to the extent allocable to products.

For clarity, such costs shall exclude general administrative or corporate overhead, sales and marketing expenses, research and development costs, interest expenses and any other costs not directly attributable or allocable to products. However, in the case of both (a) and (b), costs will include other costs (without mark-up) actually incurred and allowable to products, for example costs of quality assurance, transportation and storage.
"Costs" means costs, charges and expenses (including those suffered or incurred in establishing or enforcing a right to be indemnified under this Agreement);
"CTA 2010" means the Corporation Tax Act 2010;
"Dangerous Substance" means any natural or artificial substance (whether in a solid, liquid, gas, vapour or other form) that is (i) capable (alone or in combination) of causing significant harm to man or any other living organism or of significantly damaging the Environment or public health (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, or radioactive materials) or (ii) is listed or subject to regulation pursuant to any Environmental Law;
"Data Protection Laws" means all Applicable Laws in connection with privacy and the processing, collection, use and protection of personal data in any jurisdiction;
"Data Room" means the documents, materials and information (including correspondence) contained in the online data room which is operated by Merrill Datasite and made available to the Purchaser (including the Purchaser's agents and advisers) details of which are contained in the index annexed

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

to the Disclosure Letter and the contents of which were provided by Merrill Datasite to the Parties on an external hard drive;
"Debt" has the meaning given in Schedule 4;
"Deloitte Review Report" means the Review Report by Deloitte Haskins & Sells issued to the Board of Directors of SAL related to the pro forma combined financial statements of the Specialty Entities in accordance with the procedure mentioned in the Standard on Review Engagement (SRE) 2410 issued by the Institute of Chartered Accountants in India;
***
"Disclosure Letter" shall mean the Signing Disclosure Letter in respect of the Seller Warranties and Promoter Warranties given at the date of this Agreement and the Completion Disclosure Letter in respect of the Seller Warranties given immediately before Completion;
"Dispute" has the meaning given in Clause 19.1;
"Disputed Details" has the meaning given in paragraph 2.3 of Schedule 4;
"Draft Individual Accounts" means the individual unaudited balance sheet, profit and loss account, cash flow statement (if applicable) and the notes thereto for the 12 month period ended 31 December 2012 in relation to certain of the Specialty Entities as detailed in the definition of Individual Accounts;
"Draft Limited Review Accounts" means the PCFS at 31 December 2012, where the accompanying Deloitte Review Report is unsigned;
"Employee" means any individual who has entered into or works under a contract of employment or any other contract with a Group Company whereby the individual undertakes to do or perform personally any work or services (save where the relevant Group Company's status by virtue of that contract is that of a client or customer of any profession or business undertaking carried on by an individual), and "Employees" shall be construed accordingly;
"Employees Incentive Plan" means any deferred compensation, incentive compensation, phantom share plan, cash bonus plan, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement operated by the Group or the Seller;
"Encumbrance" means any claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, easement, right to acquire, right of pre-emption, right of first refusal, title retention or any other security interest or any agreement or arrangement having a similar effect or any agreement to create any of the foregoing;
"English Courts" has the meaning given in Clause 19.8;
"Enterprise Value" means ***;
"Environment" means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;
"Environmental Law" means any and all laws, statutes, secondary and subordinate legislation, regulations, directives, circulars, guidance, common law, notices under legislation, judgments, orders and decisions, interpretations of any laws by any Regulatory Authority and international and EU treaties concerning the protection of the Environment, human health and safety (including worker health and safety) or the generation, transportation, storage, treatment or disposal of any Dangerous Substance or waste;
"Environmental Licence" means any permit, licence, authorisation, permission, accreditation, registration, consent, exemption or other approval required under or in relation to any applicable Environmental Law in order to carry on the Agila Business;
"Environmental Losses" has the meaning given in Clause 14.1.1;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Environmental Proceedings" means any Proceeding commenced and/or taken by a Regulatory Authority or third party under Environmental Law;
"Environmental Requirements" means any obligations or requirements arising pursuant to applicable Environmental Law and any final notices, judgments, orders or decrees pursuant to Environmental Law;
"ERISA" means the Employee Retirement Income Security Act of 1974;
"Escrow Agent" means ***.
"Estimated Cash" has the meaning given in Schedule 4;
"Estimated Completion Balance Sheet" has the meaning given in Schedule 4;
"Estimated Debt" has the meaning given in Schedule 4;
"Existing Dispute" means any Dispute and/or Related Agreement Dispute;
"Expert Accountant" has the meaning given in paragraph 2.6 of Schedule 4;
"Fair Value" means the fair value of the Shares at Completion, determined by a Seller appointed chartered accountant as per the discounted free cash flow method for purposes of compliance with RBI exchange control regulations;
"FDI Master Circular" has the meaning given to it in paragraph 6.1 of Schedule 2.
"Final Individual Accounts" means the individual audited balance sheet, profit and loss account, cash flow statement (if applicable) and the notes thereto for the 12 month period ended 31 December 2012 in relation to certain of the Specialty Entities as detailed in the definition of Individual Accounts;
"Final Limited Review Accounts" means the PCFS at 31 December 2012, where the accompanying Deloitte Review Report is signed;
"Financial Vendor Due Diligence Report" the report dated 8 November 2012 (volume I) and 24 December 2012 (Volume III) prepared by Ernst & Young LLP in connection with the Group Companies;
"Financing" has the meaning set out in Clause 8.5;
"First-filed Dispute" means any Dispute and/or Related Agreement Dispute where a Request for Arbitration has been served before a Request for Arbitration has been served in relation to a Later Dispute;
"Fundamental Promoter Warranties" means the Promoter Warranty contained in paragraph 3 (Capacity) of Schedule 8;
"Fundamental Seller Warranties" means the Seller Warranties contained in paragraphs 1 (Title), 2.1, 2.2, 2.3 and 2.4 (Seller and Group Company Capacity) of Schedule 8;
"Fundamental Seller Warranty Claim" means any claim arising out of, or in connection with, any of the Fundamental Seller Warranties;
"General Claim" means a claim in respect of any of the General Warranties;
"General Warranties" means the warranties contained in Part 1 of Schedule 8;
"Governmental Authorisation" means other than Registrations, all filings with any Governmental Authority, Consents (to the extent required from a Governmental Authority), licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, declarations and filings pertaining to the aforesaid issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to any Applicable Laws;
"Governmental Authority" shall mean any multinational, national, federal, state, regional, community, provincial, county, municipal or local government, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, commission, tribunal, arbitral body, court or other similar body exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, including any authority or quasi-governmental entity established to perform any of these functions;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Gross Profit" means Net Sales less COGS. Such amounts shall be calculated in a manner consistent with a party's internal accounting practices, consistently applied. As it relates to the Purchaser, such amounts shall also be in accordance with generally accepted accounting principles in the United State of America and as it relates to the Group such amounts shall also be in accordance with Indian GAAP;
"Group" means the Company and the Subsidiary;
"Group Auditors" means Deloitte or Deloitte Haskins & Sells or any other member firm;
"Group Companies" means the Company and the Subsidiary and "Group Company" shall be construed accordingly;
"Group Company Benefit Plan" has the meaning given in paragraph 15.2.4 of Schedule 8;
"Guarantor Warranties" means the warranties contained in Part B of Schedule 10;
"Hire Purchase Leases" has the meaning given in Schedule 4;
"Historical Limited Review Accounts" means the PCFS and related Deloitte Review Report for the Specialty Entities for the 12 month period ended 31 December 2011, the 6 month period ended 30 June 2012 and the 9 month period ended 30 September 2012;
***
"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder;
***
***
***
***
"Improvements" means the material buildings, structures, fixtures, building systems and equipment included on the Owned Real Property;
"Indian GAAP" means the generally accepted accounting principles in India, in effect from time to time;
"Individual Accounts" means the individual unaudited balance sheet, profit and loss account, cash flow statement (if applicable) and the notes thereto for the 12 month period ended 31 December 2011 in relation to Company and OTL;
"Information" means books and records, documents, information, data and financial affairs (including the statutory books, minute books, contracts, customer lists, supplier lists and leases);
"Information Technology Agreements" has the meaning given in paragraph 11.2.1 of Schedule 8;
"Information Technology Systems" means all communications systems and computer systems used by a Group Company including all hardware, software and websites but excluding networks generally available to the public;
"Initial Longstop Date" means 31 December 2013;
"Intellectual Property" means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, in each case whether registered or unregistered, and including any applications for registration of any of the following, including (i) inventions (whether patentable or not), patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, registered designs, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (v) all Know-how, confidential information, trade secrets, ideas, proprietary processes, formulae,

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

models and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, and (viii) any rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world;
"INR" shall mean Indian Rupees;
"IT Center" means the portion of area in the ***;
"Joinder" means the joining of a party to this Agreement or a Related Agreement to an Existing Dispute;
"Joinder Order" means an order by a Tribunal that a party to this Agreement or a Related Agreement be joined to an Existing Dispute;
"Judgment" shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any court or other tribunal or arbitrator;
"Key Contracts" means those contracts listed in Part 1 of Appendix 15;
"Key Restrictions" has the meaning set forth in Appendix 15;
"Key Terminating Contracts" has the meaning set forth in Appendix 26;
"Know-how" means all know how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, margins, future business strategy, tenders, price sensitive information, market research reports, information relating to research and development and business development and planning reports and any information derived from any of them;
"Later Dispute" means any Dispute or Related Agreement Dispute where a Request for Arbitration is served after a Request for Arbitration has been served in respect of a First-filed Dispute;
"Leased Real Property" means the Real Property which is leased by the Company and the Subsidiary as listed in Schedule 11 and marked 'Leasehold';
"Legal Vendor Due Diligence Report" means the report dated 6 November 2012 prepared by the Seller's Solicitors and other legal advisers in connection with the Agila Business and the Group Companies;
"Liability" means with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with Indian GAAP;
"Limited Review Accounts" means the Draft Limited Review Accounts and the Final Limited Review Accounts;
"Longstop Date" means the Initial Longstop Date or such later date as determined by Clause 4.11;
"Material Adverse Effect" means any change, event, effect, fact, circumstance or occurrence that, individually or in the aggregate, has resulted in or would, based on an objective determination, reasonably be expected to result in a material and adverse effect on: (x) the business, results of operation or financial condition of the Agila Business taken as a whole, or (y) the ability of the Seller to perform its material obligations under or consummate the transaction contemplated by this Agreement and the Transaction Documents, provided that Material Adverse Effect shall not include changes, events, effects, facts, circumstances or occurrences, individually or in the aggregate, resulting from: (a) conditions generally affecting companies engaged in the pharmaceutical business, except to the extent any Group Company is disproportionately affected relative to such companies, (b) changes in national or international, economic or political conditions or any currency exchange

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

rates or controls, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (c) conditions with respect to financial, banking or securities markets including any disruption thereof and any decline in the price of any security of any market index, (d) the launch of a product by any entity not being a Group Company that competes with any of the Relevant Products, provided that no Group Company has granted rights to such entity in respect of such product, (e) acts of war, terrorism natural disaster, extremity of weather or any national or international calamity, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (f) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to the Agila Business, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (g) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, except to the extent any Group Company is disproportionately affected relative to other companies engaged in the pharmaceutical business, (h) failure of the Group to meet financial projections, forecasts or revenue or earnings predictions for any period (provided that the underlying cause(s) for any such failure shall not be excluded by this clause (h)), (i) the public announcement of the transactions expressly contemplated by this Agreement, or (j) actions expressly required by any of the Transaction Documents, or undertaken by the Seller or any Group Company in respect of the Agila Business with the express written consent of the Purchaser;
"Material Contract" has the meaning given in paragraph 12 of Schedule 8;
"Negative Conditions" those Conditions in paragraphs 1, 2.1 to 2.3 (inclusive) and 2.6 of Schedule 2;
"Net Sales" means the gross amount invoiced by or on behalf of a party, less the following deductions to the extent actually paid, granted or accrued or otherwise directly incurred by a party with respect to the sale of products:
(a)    rebates, chargebacks, returns, quantity and cash discounts and other usual and customary discounts or allowances to customers or government programs;
(b)    actual freight and insurance costs of transportation; and
(c)    any Service Taxes, duties, customs and any other governmental charges to the extent included in the invoice.
***
"Novations" means the novation of the Transferring Contracts from members of the Seller's Group to members of the Group;
"Ordinary Course of Business" shall mean the usual, regular and ordinary course of business of the Agila Business, consistent with the manner in which the Business has been conducted during the twelve months prior to the date of this Agreement;
"Original Agreement" means the agreement dated 27 February 2013 made between the Parties for the sale and purchase of the entire issued share capital of the Company;
"Owned Real Property" means the Real Property which is owned by the Company and the Subsidiary as listed in Schedule 11;
"Paragraph IV Challenges" means challenges to any paragraph IV certifications filed by the Group pursuant to the US Drug Price Competition and Patent Term Restoration Act 1984 (as may be amended from time to time);
"Party" or "Parties" means a party or the parties to this Agreement;
"Payoff Amount" means an amount in US$ or INR (as applicable) equal to the aggregate amount of all Bank Debt, as at the Completion Date;
"Payoff Letter" means a letter from the Seller and the relevant banks to the Purchaser specifying the Payoff Amount;
"Permitted Capex" means capital expenditure incurred in accordance with the Approved Capital Expenditure Budget between the date of this Agreement and the Completion Date (inclusive);

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Permitted Encumbrances" means each of the following: ***;
"Person" shall mean and include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a joint stock company or other entity or organization, including a government or political sub-division, or agency or instrumentality thereof and/or any other legal entity;
"Planning Law" means all Applicable Laws which apply or relate to town and country planning;
"Positive Conditions" those Conditions in paragraphs 2.4, 2.5, 2.7, 2.8, 3, 5 and 6.2 of Schedule 2;
"Post Completion Payment Date" means two (2) Business Days after the date on which the Cash and Debt are agreed between the Purchaser and the Seller or otherwise determined in accordance with Schedule 4;
"Proceeding" shall mean any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;
"Product Registrations" means all authorizations, approvals, registrations, clearances, consents, licences, qualifications and other rights from, and all declarations, notices and filings with, the Regulatory Agencies that are necessary to develop, test, manufacture, package, label, storemarket, import, distribute and/or sell any of the Relevant Products;
"Pro Forma Combined Financial Statements of the Specialties Business" or "PCFS" has the meaning given in Schedule 4;
"Promoter Warranties" means the warranties contained in paragraphs 3 (Promoter Capacity) and 20 (Promoter Brokers and Finders) of Schedule 8;
"Promoters" means Mr Arun Kumar and Pronomz Ventures LLP;
"Prudent Environmental Action" means an action taken by a Purchaser Indemnittee with consistent with good commercial practice, which action would otherwise still be taken by a Purchaser Indemnitee without regard to the existence of an indemnity, to mitigate or avoid potential liability with respect to liability under Environmental Law, Environmental Proceedings or Environmental Requirements, whether or not there is an Environmental Proceeding or Environmental Requirement to take such actions;
"Purchaser" has the meaning given in the Preamble;
"Purchaser Dispute Response" has the meaning given in paragraph 2.4 of Schedule 4;
"Purchase Price" has the meaning given in Clause 3.1;
"Purchaser Conditions" means the Purchaser's conditions set out in paragraph 2 of Schedule 2;
"Purchaser Indemnitees" has the meaning given in Clause 14.1;
"Purchaser Obligation" means any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Deed) given by the Purchaser to the Seller and/or the Promoters under this Agreement;
"Purchaser's Accountants" has the meaning given in Schedule 4;
"Purchaser's Group" the group of companies comprising the Purchaser, any holding company from time to time of the Purchaser and any subsidiary of the Purchaser;
"Purchaser's Solicitors" means Skadden, Arps, Slate, Meagher & Flom, LLP, Four Times Square, New York 10036-6522; and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS;
"Purchaser's Tax Group" has the meaning given to it in the Tax Deed;
"Purchaser Warranties" means the warranties contained in Part A of Schedule 10;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"R&D Facility Agreement Term Sheet" means the R&D Facility Agreement Term Sheet in the agreed form;
"R&D Facility Agreement" means the research and development facility agreement to be entered into between the parties thereto on or before the Completion Date;
"Real Properties" means the leasehold and freehold properties owned or held in perpetual usufruct by the Company and the Subsidiary as listed in Schedule 11;
"Registrations" means the authorisations, approvals, licenses, permits, certificates, or exemptions issued by a Governmental Authority held by the Seller or any Group Company immediately prior to Completion that are required for the Agila Business;
"Regulatory Agency" means a Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, development, packaging, labelling, storage, testing, manufacturing, sale, distribution, marketing, import or export, as applicable, of each of the Relevant Products;
"Regulatory Authority" means any authority, agency, department (including any governmental department or agency) or other Person having authority under, or jurisdiction in respect of, any Environmental Law;
“Regulatory Deposit Account” means the retention account bearing account number *** opened by the Company with ***;
“Regulatory Deposit Amount” equals ***.
"Regulatory Information" means copies of the Product Registrations, together with copies of related correspondence between any Seller Group Company or Group Company and the applicable Governmental Authority, current approved packaging and any other existing files and dossiers, in each case relating to the Product Registrations and/or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product;
“Release Confirmation Letters” means the letters from the Existing Lenders to the Company and/or the Subsidiary;
“Release Letters” means the letters from the Existing Lenders to the Company and/or the Subsidiary, as relevant, in the formats annexed to the corresponding Release Confirmation Letters;
"Related Agreement" has the meaning given in Clause 19.15;
"Related Party Loans" has the meaning given in Schedule 4;
"Relevant Products" means ***;
"Related Party Transactions" means agreements or arrangements between a Group Company and a member of the Seller's Group or a Promoter, including Related Party Loans excluding; (i) those related party transactions identified by the Seller and the Purchaser in Appendix 9 to not be terminated prior to Completion; and (ii) the Seller Leases;
"Relevant Law" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction and all codes of practice having force of law, all judgments, orders, notices, instructions, decisions and awards of any court or Government Authority of competent jurisdiction and with standing in any of the following territories: India, Brazil, the USA, Singapore, Canada, New Zealand, Poland and Australia;
"Relevant Time" has the meaning set out in Schedule 4;
"Related Agreement Dispute" means any dispute, claim or difference including any question regarding its existence, validity or termination arising out of or in connection with a Related Agreement and any dispute relating to any non-contractual obligations arising out of it;
"Renewed Agreements" shall mean the renewal of the lease deeds for the *** mentioned in Schedule 11 up to ***, respectively;
"Representatives" means, in relation to a person, its directors, officers, employees, agents and advisers;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Restrictive Covenant Agreement" means the agreement between the Seller, the Purchaser and others, effective as of the date hereof, containing certain non-compete and non-solicitation provisions;
"Restructuring" means the restructuring of the Agila Business undertaken by the Seller's Group prior to Completion (but including for the purposes of this definition, for the avoidance of doubt, the Group Companies);
"Restructuring Steps" the Novations and the steps required to complete the reorganisation of the Group Companies and certain assets used in connection with the Agila Business as set out in Appendix 2 ;
"Rules" has the meaning given in Clause 19.1;
"RBI" means the Reserve Bank of India;
"SAL" means Strides Arcolab Ltd;
"Seller" has the meaning given in the Preamble;
"Seller's Accountants" has the meaning given in Schedule 4;
"Seller's Group" means the group of companies comprising the Seller, any holding company from time to time of the Seller and any subsidiary of the Seller or any such holding company but excluding any Group Company or member of the Agila Group and "member of the Seller's Group" or "Seller Group Company" shall be construed accordingly;
"Seller Information" has the meaning given in Clause 12.3;
"Seller Leases" means ***;
"Seller Obligation" any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Deed) given by the Seller to the Purchaser under this Agreement;
"Seller Related Withholding Tax" means any liability to Taxation imposed on the Purchaser, or a member of the Purchaser’s Tax Group, which arises as a result of the disposal of the Shares by the Seller to the Purchaser and is levied by reference to or on account of the sum paid or treated as paid for such Shares and recognised or deemed to be recognised by the Seller on such disposal, where such Taxation is required to be accounted for or paid (in whole or in part) by the Purchaser, or a member of the Purchaser’s Tax Group, by way of withholding or deduction at source, other than:

(a)
any stamp duties, real estate transfer taxes, registration fees and registration taxes and capital duties whenever and wherever imposed and any other Tax of a similar nature, together with all penalties, surcharges, charges, costs and interest relating to such stamp duties, real estate transfer taxes, registration fees and registration taxes and capital duties;

(b)	any Tax payable or suffered by a member of the Purchaser's Tax Group or any Group Company by reference to the net profits, income or gains of that member or that Group Company;

(c)
any Tax assessed on or payable or suffered by any member of the Purchaser's Tax Group by reference to any consideration given or deemed to be given to any member of the Purchaser's Tax Group pursuant to the Transitional Services Agreement and/or any other transitional arrangements; or

(d)
any liability to Taxation imposed by the United States which arises as a result of the Purchaser's residence there or, in the event Purchaser assigns its rights and obligations under the Agreement to an affiliate incorporated or formed under the laws of the European Union, Singapore, Australia, Mauritius or Japan, any tax imposed by such jurisdiction as a result of the Purchaser's assignee being resident there;

"Seller's Solicitors" means Herbert Smith Freehills LLP, Exchange House, Primrose Street, London EC2A 2EG;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"Seller Warranties" means together the General Warranties, the Fundamental Seller Warranties and the Tax Warranties;
"Senior Employee" means any Person employed or engaged by any Group Company earning more than ***;
"Senior Manager Escrow Agent" means the person nominated by the Seller and the Purchaser to act as escrow agent in connection with the Senior Manager Transaction Proceeds in accordance with the Senior Management Escrow Agreement;
"Senior Managers" means those persons whose names are set out in the letter agreement re: Senior Management, dated February 27, 2013, by and between Purchaser and Agila Specialties Asia Pte Ltd.;
"Senior Management Contracts" means the management and/or consultancy contracts to be entered into between each of the Senior Managers and the relevant Group Companies in a form to be agreed between the Seller and the Purchaser (and on terms no less favourable than currently exist for each Senior Manager, subject to internal human resources policies of the Purchaser);
"Senior Management Escrow Agreement" means the agreement between the Seller and the Purchaser pursuant to which the Escrow Agent will hold and release, as applicable, the Senior Manager Transaction Proceeds in accordance with the terms thereof;
"Senior Manager Transaction Proceeds" means the Senior Manager Transaction Proceeds set forth in the letter agreement re: Senior Management, dated February 27, 2013, by and between Purchaser and Agila Specialties Asia Pte Ltd.;
"Service Tax" means any value added tax, service tax, sales tax or any other similar consumption related tax;
"Share Escrow Account" means the share escrow account to be opened with the Escrow Agent pursuant to the provisions of the Closing Escrow Agreement;
"Shares" means the 18,316,783 equity shares of INR 10/- each in the share capital of the Company;
"Shrinkwrap Software" means third party software sold in a standard configuration and readily available to the public on standard terms and conditions;
"Signing Disclosure Letter" means the letter dated the same date as this Agreement from the Seller to the Purchaser in relation to the Seller Warranties;
"Software" means all software used in connection with the business of a Group Company as is currently conducted or contemplated to be conducted, including Shrinkwrap Software and firmware that relates to or is comprised in hardware, together with all supporting documentation, user manuals, training materials and other materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware;
***
Specified Transaction" shall mean (i) purchase of shares by the Company in the Subsidiary from the Seller on December 16, 2011; (ii) investments made by the Company in Inbiopro Solutions Private Limited; (iii) purchase of the Specialty business by the Company from the Seller through a business transfer agreement dated November 11, 2009; and (iv) investments made by the Company in Agila Specialties (Malaysia) SDN BHD or Malaysian Bio-XCell SDN BHD;
"Specialty Entities" has the same meaning as in Schedule 4;
***
***
***
***
***
"Strides Group" means SAL and its subsidiaries;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

“Sub Lease Deeds” means the lease deeds entered into between the Company and the Seller for ***;
"Subsidiary" the undertaking, details of which are set out in Part 2 of Schedule 1;
"Taxation" or "Tax" means taxation or tax as defined in the Tax Deed;
"Tax Authority" has the meaning set out in the Tax Deed;
"Tax Claim" means any claim in contract or otherwise in respect of the Tax Warranties but for the avoidance of doubt, a claim made under the Tax Deed shall not be considered to be a claim in respect of the Tax Warranties and, therefore, is not a Tax Claim;
"Tax Counsel" has the meaning set out in the Tax Deed;
"Tax Deed" means the deed in relation to Tax entered into pursuant to this Agreement in the agreed terms;
"Tax Deed Claim" means any claim in contract or otherwise pursuant to the terms of the Tax Deed;
"Tax Warranties" means the warranties contained in Part 2 of Schedule 8;
"Tenders" means tenders pursuant to which a Group Company offers to supply Relevant Products to hospitals or Governmental Authorities;
"Terminating RPTs" has the meaning set out in Clause 5.9;
"Third Party Claim" has the meaning given to it in paragraph 10 of Schedule 9;
"Third Party Consent" means any consent, approval, agreement or waiver required from a third party for the transfer of any rights to or the assumption by the Purchaser or the Group of any obligations under any of the Transferring Contracts;
"Third Party Terminating Contracts" has the meaning set out in Appendix 26;
"Trade Payables" has the meaning given in Schedule 4;
"Transaction" means the transaction contemplated by this Agreement;
"Transaction Documents" means this Agreement, the Tax Deed, the Senior Manager Escrow Agreement, the Closing Escrow Agreement, the Transitional Services Agreement, the Brand License Agreement Term Sheet, the Brand License Agreement, the Senior Management Contracts, the Restrictive Covenant Agreement, the R&D Facility Agreement, the Completion Deed, the Disclosure Letter, and any other document designated in writing by the Seller and the Purchaser as a Transaction Document;
"Transferring Contracts" means ***;
"Transitional Services Agreement" means the transitional services agreement between the parties thereto dated the date of this Agreement;
"Unpaid Company Restructuring Expenses" means any costs, fees, expenses, losses or damages incurred or suffered by any Group Company or any payment due from any Group Company in connection with the (i) implementing the Restructuring or (ii) effecting the Novations , in each case, that remain unpaid as of the Relevant Time less any Service Tax chargeable in respect of the matters giving rise to such amounts which is recoverable (whether by way of credit or refund and whether by a Group Company or by any member of its fiscal group) but only to the extent such amounts are actually recovered;
"Unpaid Company Transaction Expenses" means any professional services fees, costs or expenses incurred or suffered by any Group Company in connection with the consideration, review, pursuit, negotiation, execution and/or performance of this Agreement and the transactions contemplated by this Agreement, in each case, that remain unpaid as of the Relevant Time less any Service Tax chargeable in respect of the matters giving rise to such amounts which is recoverable (whether by way of credit or refund and whether by a Group Company or by any member of its fiscal group) but only to the extent such amounts are actually recovered;
"US$" or "US Dollars" United States Dollars, the lawful currency of the United States of America;

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

"US GAAP Audit" means an audit performed under generally accepted auditing standards in the United States of America, in accordance with generally accepted accounting principles in the United States of America, of the PCFS for a period or periods reasonably in advance of Completion; and updated to the date of Completion; and
"Withholding Instruction" has the meaning set out in Clause 3.13.

2.	In this Agreement, except where the context otherwise requires:

2.1	any reference to this Agreement includes the Schedules and Appendices to it each of which forms part of this Agreement for all purposes;

2.2
a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

2.3	words in the singular shall include the plural and vice versa;

2.4	references to one gender include other genders;

2.5	a reference to a Person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual's executors or administrators;

2.6
a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) or Appendix shall be a reference to a Clause, paragraph, Schedule or Appendix (as the case may be) of or to this Agreement;

2.7	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

2.8
references to any English legal term for any action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

2.9	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

2.10	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

2.11	a reference to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

2.12
references to documents "in the agreed terms ", "in the agreed form" or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Seller and the Purchaser;

2.13	the headings in this Agreement are for convenience only and shall not affect its interpretation;

2.14	references to this Agreement include this Agreement as amended, varied, modified or supplemented in accordance with its terms;

2.15
any indemnity or covenant to pay (the "Payment Obligation") being given on an "after-Tax basis" means that the amount payable pursuant to such Payment Obligation (the "Payment") shall be calculated in such a manner as will ensure that, after taking into account:

(A)	any Tax to be deducted or withheld from the Payment;

(B)	the amount of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment's being subject to Tax in the hands of the recipient of the Payment; and

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

(C)
the amount of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefits is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment,

(D)	the recipient of the Payment is in the same position as that in which it would have been if there had been no such deduction, withholding, additional Tax payable or Tax benefit; and

2.16
(i) all references herein to "the date of this Agreement" or "the date hereof" or other similar phrases shall be interpreted and construed as references to its effective date of February 27, 2013; and (ii) all references to the date of this Agreement in any other Transaction Document shall be interpreted and construed as references to such effective date.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED ON 4 DECEMBER 2013
WITH AN EFFECTIVE DATE OF 27 FEBRUARY 2013

SELLER
SIGNED by	)	BADREE KOMANDOR
)
duly authorised for and on behalf	)
of STRIDES ARCOLABS LIMITED	)
	)	/s/ Badree Komandor (K. Badree)
in the presence of:	)	(Authorised Signatory)

Signature of Witness		/s/ Rashmi. B.V

Name of Witness (in BLOCK CAPITALS)		RASHMI. B.V

Address of Witness		Strides House
Bilekahalli, BG Road
Bangalore – T6

PURCHASER
SIGNED by	)
)
duly authorised for and on behalf	)
of MYLAN LABORATORIES LIMITED	)
	)	/s/ B. Hari Babu
in the presence of:	)	(Authorised Signatory)

Signature of Witness		/s/ B. Nagaraj Goud

Name of Witness (in BLOCK CAPITALS)		B. NAGARAJ GOUD

Address of Witness		Company Secretary
Mylan Laboratories Limited
Hyderabad, INDIA

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

PROMOTERS
SIGNED by	)
)
ARUN KUMAR	)	/s/ Arun Kumar
in the presence of:	)	(Promoter)

Signature of Witness		/s/ Vinod Kumar

Name of Witness (in BLOCK CAPITALS)		VINOD KUMAR

Address of Witness		Strides House, opp. IIM-B
Bilekahalli, Bannerghatta Road
Bangalore 560076

SIGNED by ARUN KUMAR	)
)
duly authorised for and on behalf	)
of PRONOMZ VENTURES LLP	)	/s/ Arun Kumar
in the presence of:	)	(Partner)

Signature of Witness		/s/ Vinod Kumar

Name of Witness (in BLOCK CAPITALS)		VINOD KUMAR

Address of Witness		Strides House, opp. IIM-B
Bilekahalli, Bannerghatta Road
Bangalore 560076

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED ON 4 DECEMBER 2013
WITH AN EFFECTIVE DATE OF 27 FEBRUARY 2013

PROMOTERS
SIGNED by	)
)
ARUN KUMAR	)	/s/ Arun Kumar
in the presence of:	)	(Promoter)

Signature of Witness		/s/ Vinod Kumar

Name of Witness (in BLOCK CAPITALS)		VINOD KUMAR

Address of Witness		Strides House, opp. IIM-B
Bilekahalli, Bannerghatta Road
Bangalore 560076

SIGNED by ARUN KUMAR	)
)
duly authorised for and on behalf	)
of PRONOMZ VENTURES LLP	)	/s/ Arun Kumar
in the presence of:	)	(Partner)

Signature of Witness		/s/ Vinod Kumar

Name of Witness (in BLOCK CAPITALS)		VINOD KUMAR

Address of Witness		Strides House, opp. IIM-B
Bilekahalli, Bannerghatta Road
Bangalore 560076

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

GUARANTOR

SIGNED by Brian Byala	)
)
duly authorised for and on behalf	)
of MYLAN INC.	)	/s/ Brian Byala
in the presence of:	)	Senior Vice President and Treasurer

Signature of Witness		/s/ C. Don Clay Jr

Name of Witness (in BLOCK CAPITALS)		C. DON CLAY JR

Address of Witness		4 Times Square
New York, NY 10036
U.S.A.

*** Denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission.